Exhibit 2.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. THE REDACTED TERMS HAVE BEEN MARKED WITH THE FOLLOWING MARKING: [Redacted.]

MEMBERSHIP UNIT PURCHASE AGREEMENT

BY AND AMONG

NOVABAY PHARMACEUTICALS, INC.,

DERMADOCTOR, LLC, THE FOUNDERS AND

THE SELLERS

EFFECTIVE SEPTEMBER 27, 2021

- i -

TABLE OF CONTENTS

(continued)

- ii -

TABLE OF CONTENTS

(continued)

Exhibit A — Definitions

Exhibit B-1 — Form of Employment Agreement (Jeff Kunin)

Exhibit B-2 — Form of Employment Agreement (Audrey Kunin)

Exhibit C — Form of Escrow Agreement

Exhibit D — Form of IP Assignment Agreement

Exhibit E — Form of Earn Out Stock Election Notice

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MEMBERSHIP UNIT PURCHASE AGREEMENT

THIS MEMBERSHIP UNIT PURCHASE AGREEMENT (this “Agreement”) is dated September 27, 2021 (the “Effective Date”), by and among (i) NovaBay Pharmaceuticals, Inc., a Delaware corporation (“NovaBay”); (ii) DERMAdoctor, LLC, a Missouri limited liability company (“DERMAdoctor”); (iii) Jeff Kunin and Audrey Kunin, individuals residing in the State of Kansas (the “Founders”); (iv) Papillon Partners, Inc., a Missouri corporation (f/k/a DERMAdoctor, Inc. f/k/a DERMADOCTOR.COM, Inc.) (“Papillon”); and (v) Midwest Growth Partners, L.L.L.P., an Iowa limited liability limited partnership (“MGP” and together with Papillon, the “Sellers”).

WHEREAS, the Founders organized and have been responsible for the operations of DERMAdoctor since its founding, with Jeff Kunin serving as the Chief Executive Officer of DERMAdoctor and Audrey Kunin serving as the Chief Creative Officer of DERMAdoctor;

WHEREAS, the Sellers own 100% of the membership units (collectively, the “Membership Units”) of DERMAdoctor of which 82.238% of the Membership Units are owned by the Founders through their sole ownership of Papillon and 17.762% of the Membership Units are owned by MGP; and

WHEREAS, NovaBay desires to purchase all of the Membership Units such that it will become the sole equity owner of DERMAdoctor, and the Founders, the Sellers and DERMAdoctor desire the same, upon the terms and subject to the conditions of this Agreement.

NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, NovaBay, DERMAdoctor, the Founders and the Sellers agree as follows:

Article 1
Definitions

1.1      Definitions. Capitalized terms used in this Agreement have the meaning ascribed to them in Exhibit A to this Agreement as interpreted by the rules of construction provided in Section 11.16.

Article 2
Membership Units to be Purchased

2.1     On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Sellers shall sell, transfer, convey, or assign and deliver to NovaBay, and NovaBay shall purchase, acquire and accept from the Sellers, all of the Sellers’ right, title and interest in, to and under all of the Membership Units, free and clear of any and all Liens, and the Sellers shall thereafter cease to have any rights as members or as holders of the Membership Units (or any other form of ownership) of DERMAdoctor.

Article 3
Closing; Purchase Price; Closing Deliverables; Adjustments; Earn Out

3.1      Closing. The closing of the Contemplated Transactions (the “Closing”) shall take place remotely pursuant to the electronic exchange of documents and signature pages and transfer of funds no later than three (3) Business Days after the last of the conditions to the Closing set forth in Article 8 (other than those conditions that are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) has been satisfied or waived, or on such other date as NovaBay and the Founders, on behalf of the Sellers, may mutually agree and jointly designate (the date on which the Closing actually occurs being referred to in this Agreement as the “Closing Date”). For all purposes under this Agreement and each of the other Transaction Documents, all matters at Closing will be considered to take place simultaneously, no delivery of any document will be deemed complete until all transactions and deliveries of documents are completed and the Closing will be deemed to have occurred as of 12:01 a.m. Central Time on the Closing Date irrespective of the actual occurrence of the Closing at any particular time on the Closing Date.

3.2     Purchase Price. Upon the terms and subject to the conditions of this Agreement, in consideration of the aforesaid sale, transfer, conveyance, assignment, transfer and delivery of all the Membership Units, NovaBay shall pay to the Sellers an aggregate amount equal to (a) the Cash Consideration; minus (b) the Closing Indebtedness Amount (as adjusted in accordance with Section 3.5(a)) minus (c) the Closing Transaction Expenses Amount (as adjusted in accordance with Section 3.5(b)) plus (d) the Closing Cash Amount (as adjusted in accordance with Section 3.5(c)) plus (e) the Earn Out Payments, if any, in accordance with Section 3.6 (collectively, the “Purchase Price”). Each Seller shall be entitled to receive its respective portion of the Purchase Price equal to such Seller’s Pro Rata Portion as contemplated herein.

3.3      Closing Payments.

(a)    Estimated Closing Statement. At least five (5) Business Days before the Closing, the Sellers shall prepare and deliver to NovaBay a statement (the “Estimated Closing Statement”) setting forth in reasonable detail the Sellers’ good faith calculation of the Closing Cash Payment, including the Estimated Closing Indebtedness Amount, the Estimated Closing Transaction Expenses Amount and the Estimated Closing Cash Amount. The Estimated Closing Statement will be prepared in good faith and in a form reasonably satisfactory to the Sellers and NovaBay. The Estimated Closing Statement shall be prepared in accordance with GAAP using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Full Year Financial Statements for the most recent fiscal year end. During the period after the delivery of the Estimated Closing Statement and prior to the Closing Date, NovaBay shall have an opportunity to review the Estimated Closing Statement and the Sellers and NovaBay shall cooperate in good faith to mutually agree upon the Estimated Closing Statement in the event NovaBay, in good faith, disputes any item included in the Estimated Closing Statement; provided, that, if Sellers and NovaBay are not able to reach mutual agreement prior to the Closing Date, the Estimated Closing Statement provided by Sellers to NovaBay shall be binding for purposes of this Section 3.3, but shall be subject to adjustment after the Closing pursuant to Section 3.5.

(b)    Closing Cash Payment. At the Closing, NovaBay shall pay to each Seller its respective Pro Rata Portion of an amount equal to (i) the Cash Consideration; minus (ii) the Estimated Closing Indebtedness Amount; minus (iii) the Estimated Closing Transaction Expenses Amount; minus (iv) the Escrow Amount; plus (v) the Estimated Closing Cash Amount (collectively, the “Closing Cash Payment”) by immediately available funds to the bank account of each Seller that has been designated in writing to NovaBay at least three (3) Business Days prior to the Closing Date, as follows:

(i)    NovaBay shall pay, on behalf of DERMAdoctor, the estimated Closing Indebtedness Amount to each lender or holder in order to repay and retire in full any such Indebtedness owed to such lender or holder (“Estimated Closing Indebtedness Amount”), including such Indebtedness as set forth in the applicable payoff letter received from such lender or holder, by immediately available funds to an account designated in writing by the applicable payees thereof at least three (3) Business Days prior to the Closing Date;

(ii)    NovaBay shall pay, on behalf of DERMAdoctor, to each Person entitled payment of Transaction Expenses, an amount as is necessary to repay and retire in full any such Transaction Expenses owed to such Person (such amount, the “Estimated Closing Transaction Expenses Amount”), by immediately available funds to an account designated in writing by the applicable payees thereof; provided, that Transaction Expenses that constitute wages, bonuses, severance payments, or other compensation payable to any employee of DERMAdoctor shall be deposited (together with the employer portion of any payroll or employment Taxes attributable to the payment of such amounts and any related matching contributions required to be made under any applicable retirement plans by DERMAdoctor in respect thereof) with the payroll provider and paid to the recipient through the payroll of DERMAdoctor; and

(iii)    NovaBay shall deliver the Escrow Amount to U.S. Bank (the “Escrow Agent”) by wire transfer in immediately available funds, which amount shall be held in escrow by the Escrow Agent pursuant to the terms of the Escrow Agreement.

3.4      Closing Deliveries.

(a)    DERMAdoctor’s, the Sellers’ and the Founders’ Deliveries. At the Closing, the Sellers and the Founders, as applicable, shall have delivered or cause to be delivered to NovaBay the following:

(i)    an instrument of assignment or other instrument of transfer, duly executed as necessary by the Sellers for the transfer of all of the Membership Units to NovaBay as provided in Section 2.1 hereof;

(ii)    a counterpart signature page to the Escrow Agreement duly executed by each of the Sellers;

(iii)    the Employment Agreement for each of Jeff Kunin and Audrey Kunin, in form and substance attached hereto as Exhibit B-1 and Exhibit B-2, respectively (collectively, the “Employment Agreements”), duly executed by each of the Founders;

(iv)    a counterpart signature page to the Side Letter duly executed by Audrey Kunin;

(v)    the IP Assignment Agreement, duly executed by DERMAdoctor, Papillon and Audrey Kunin;

(vi)    a certificate dated as of the Closing Date of DERMAdoctor, attesting to, and attaching thereto: (A) the articles of organization, including all amendments, of DERMAdoctor as in effect at the time of Closing; (B) the operating agreement, including all amendments, of DERMAdoctor as in effect at the time of Closing; (C) the incumbency of DERMAdoctor’s officers executing this Agreement and the other Transaction Documents; (D) duly executed resolutions adopted by the managers of DERMAdoctor and the Sellers authorizing, adopting and approving the Agreement and the Contemplated Transactions, and stating that such resolutions have not been amended, modified, revoked or rescinded; and (E) a good standing certificate with respect to DERMAdoctor dated no more than five (5) days prior to the Closing Date;

(vii)    a certificate dated as of the Closing Date from each of the Sellers, attesting to, and attaching thereto: (A) the organizational documents, including all amendments, of such Seller in effect at the time of Closing; (B) the incumbency of such Seller’s officers or authorized manager executing this Agreement and the other Transaction Documents; (C) duly executed resolutions adopted by the Seller authorizing, adopting and approving the sale of the Membership Units, this Agreement and the other Contemplated Transactions, and stating that such resolutions have not been amended, modified, revoked or rescinded; and (D) a good standing certificate with respect to such Seller dated no more than five (5) days prior to the Closing Date;

(viii)     a written acknowledgement of the Flow of Funds Memo, duly executed by DERMAdoctor, the Sellers and the Founders;

(ix)    a non-foreign Person affidavit or statement from each Seller to avoid withholding under Sections 1445 and 1446(f) of the Code; and

(x)    such other documents or instruments that NovaBay reasonably requests prior to the Closing Date to effect the Contemplated Transactions.

(b)    NovaBay Deliveries. At the Closing, NovaBay shall have delivered or caused to be delivered to the Sellers and the Founders the following:

(i)    cash in an amount equal to the Closing Cash Payment as provided in Section 3.3(b);

(ii)    cash in an amount equal to the Estimated Closing Indebtedness Amount and the Estimated Closing Transaction Expenses Amount to the applicable payees as provided in Section 3.3(b)(i)-(ii);

(iii)    cash in an amount equal to the Escrow Amount by wire transfer in immediately available funds to an account designated at least three (3) Business Days prior to the Closing Date by the Escrow Agent in written notice to NovaBay in accordance with the Escrow Agreement and Sections 3.3(b)(iii) and 3.4(c);

(iv)    a counterpart signature page to the Escrow Agreement, duly executed by NovaBay and the Escrow Agent;

(v)    the Employment Agreements with each Founder duly executed by NovaBay;

(vi)    a counterpart signature page to the Side Letter duly executed by NovaBay;

(vii)    a certificate dated as of the Closing Date of an authorized officer of NovaBay attesting to, and attaching thereto, (A) duly executed resolutions adopted by NovaBay’s Board of Directors authorizing the Contemplated Transactions, and stating that such resolutions have not been amended, modified, revoked or rescinded, (B) the incumbency of NovaBay’s officers executing this Agreement and the other Transaction Documents; and (C) a good standing certificate with respect to NovaBay dated no more than five (5) days prior to the Closing Date;

(viii)    the Flow of Funds Memo; and

(ix)    such other documents or instruments that the Sellers reasonably request prior to the Closing Date to effect the Contemplated Transactions.

(c)    Escrow. At the Closing, NovaBay and the Sellers shall enter into an Escrow Agreement with the Escrow Agent, substantially in the form attached hereto as Exhibit C (the “Escrow Agreement”) and NovaBay shall deliver the Escrow Amount to the Escrow Agent. The Escrow Agent shall hold the Escrow Amount pursuant to the Escrow Agreement, which shall provide, among other terms, for the release of the Escrow Amount in accordance with Section 10.4.

(d)    Assignment of Intellectual Property. At the Closing, DERMAdoctor, Papillon and Audrey Kunin will enter into and deliver an Intellectual Property Assignment, substantially in the form attached hereto as Exhibit D (the “IP Assignment Agreement”).

(e)    Side Letter. At the Closing, NovaBay and Audrey Kunin will enter into and deliver the Side Letter.

3.5      Adjustments.

(a)    Closing Indebtedness Amount Adjustment. The Purchase Price will be subject to a dollar-for-dollar post-Closing downward or upward adjustment if and to the extent that the Adjustment Statement, as finally determined in accordance with Section 3.5(d), provides that the Closing Indebtedness Amount exceeds or is less than the Estimated Closing Indebtedness Amount. To the extent the Closing Indebtedness Amount exceeds the Estimated Indebtedness Amount, the Purchase Price shall be adjusted downward. To the extent the Closing Indebtedness Amount is less than the Estimated Closing Indebtedness Amount, the Purchase Price shall be adjusted upward.

(b)    Closing Transaction Expenses Amount Adjustment. The Purchase Price will be subject to a dollar-for-dollar post-Closing downward or upward adjustment if and to the extent that the Adjustment Statement, as finally determined in accordance with Section 3.5(d), provides that the Closing Transaction Expenses Amount exceeds or is less than the Estimated Closing Transaction Expenses Amount. To the extent the Closing Transaction Expenses Amount exceeds the Estimated Transaction Expenses Amount, the Purchase Price shall be adjusted downward. To the extent the Closing Transaction Expenses Amount is less than the Estimated Closing Transaction Expenses Amount, the Purchase Price shall be adjusted upward.

(c)    Closing Cash Amount Adjustment. The Purchase Price will be subject to a dollar-for-dollar post-Closing downward or upward adjustment if and to the extent that the Adjustment Statement, as finally determined in accordance with Section 3.5(d), provides that the Closing Cash Amount exceeds or is less than the Estimated Closing Cash Amount. To the extent the Closing Cash Amount exceeds the Estimated Closing Cash Amount, the Purchase Price shall be adjusted downward. To the extent the Closing Cash Amount is less than the Estimated Closing Cash Amount, the Purchase Price shall be adjusted upward.

(d)    Adjustment Statement.

(i)    Within one hundred twenty (120) days after the Closing Date, NovaBay shall prepare and deliver to the Sellers a written statement (the “Adjustment Statement”) setting forth its good faith calculation of: (A) the Closing Indebtedness Amount; (B) the Closing Transaction Expenses Amount; and (C) the Closing Cash Amount, which statement shall include a worksheet setting forth in reasonable detail how each amount was calculated. The Adjustment Statement shall be unaudited and prepared in good faith and in accordance with GAAP using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Full Year Financial Statements for the most recent fiscal year end. The parties agree that the purpose of determining the Closing Indebtedness Amount, the Closing Transaction Expenses Amount, the Closing Cash Amount and the related adjustments contemplated by this Section 3.5 is to measure the accurate amount of the Closing Indebtedness Amount, the Closing Transaction Expenses Amount, and the Closing Cash Amount as provided herein, and such processes are not intended to introduce different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of determining the Closing Indebtedness Amount, the Closing Transaction Expenses Amount, the Closing Cash Amount and that each shall be prepared or determined, as applicable, in accordance with the terms of this Agreement.

(ii)    The Adjustment Statement, including the amounts set forth therein, shall be deemed final, binding, and conclusive for purposes of this Agreement upon the parties on the thirtieth (30th) day following receipt thereof by the Sellers, unless the Founders, on behalf of the Sellers, provide a written notice of disagreement (a “Notice of Disagreement”) that is received by NovaBay by the end of such thirty (30) day period. Any Notice of Disagreement shall specify (A) in reasonable detail the nature and amount of any disagreement so asserted, including each disputed item or amount and the basis for such disagreement; and (B) the amount that the Founders reasonably believe is the correct (1) Closing Indebtedness Amount; (2) Closing Transaction Expenses Amount; and (3) Closing Cash Amount. For the avoidance of doubt, MGP has no right to independently submit a Notice of Disagreement, and the Adjustment Statement as finally determined in accordance with this Section 3.5(d) will be binding on any adjustment due to, or owed by, MGP, in accordance with Section 7.12.

(iii)    During the thirty (30) day period immediately following NovaBay’s receipt of a Notice of Disagreement (or such longer period as may be agreed by NovaBay and the Founders) (the “Negotiation Period”), the Founders, on behalf of the Sellers, and NovaBay shall seek in good faith and use commercially reasonable efforts to resolve in writing any differences they may have with respect to any matter specified in the Notice of Disagreement in order to determine the Closing Indebtedness Amount, the Closing Transaction Expenses Amount and/or the Closing Cash Amount. If, during the Negotiation Period, the Founders and NovaBay agree as to the Closing Indebtedness Amount, the Closing Transaction Expenses Amount and/or the Closing Cash Amount, then such agreed upon amounts, and the Adjustment Statement, as modified by such resolution in writing, shall be deemed final, binding and conclusive on the parties for purposes of this Agreement. If, during such period, the Founders and NovaBay are unable to reach agreement on all or any such items or amounts that were set forth in the Notice of Disagreement, then the items or amounts that remain in dispute as were set forth in the Notice of Disagreement (and only those matters) shall be resolved by the Accounting Firm, which the parties shall engage within five (5) Business Days after the end of such period with such engagement being limited to the scope as set forth herein, and the Founders and NovaBay shall execute an acknowledgement specifying the items and matters that are no longer in dispute.

(iv)    Within ten (10) days after the retention of the Accounting Firm, the Founders and NovaBay shall submit for review and resolution by the Accounting Firm any and all matters that were included in the Notice of Disagreement and remain in dispute, and the Accounting Firm shall resolve and make a final determination of the values set forth on the Adjustment Statement, which determination shall be binding on the parties; provided, however, the scope of such determination by the Accounting Firm shall be limited to: (A) those matters that remain in dispute and that were included in the Notice of Disagreement; (B) whether such calculation was prepared in accordance with this Section 3.5(d) (including related definitions of defined terms used herein); and (C) whether there were mathematical errors in the Adjustment Statement. The Accounting Firm is not authorized or permitted to make any other determination. The parties shall instruct the Accounting Firm to determine the remaining disputed items as provided above such that they are no less than the lowest amount claimed by either the Founders or NovaBay, and no greater than the highest amount claimed by either the Founders or NovaBay. Without limiting the generality of the foregoing, the Accounting Firm shall act as an expert in accounting, and not as arbitrator, and is not authorized or permitted to make any determination as to the accuracy of any representation or warranty in this Agreement or as to compliance with any of the covenants in this Agreement (other than this Section 3.5(d)). The determinations of the Accounting Firm with respect to those matters that remained in dispute relating to the Closing Indebtedness Amount, the Closing Transaction Expenses Amount and/or the Closing Cash Amount and the Adjustment Statement, as modified by the Accounting Firm’s determinations, shall be final, binding, and conclusive for purposes of this Agreement, absent Fraud, bad faith or manifest error. The fees and expenses of the Accounting Firm pursuant to this Section 3.5(d) shall be paid by the Sellers (based on each Seller’s Pro Rata Portion), on the one hand, and by NovaBay, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Sellers or NovaBay, respectively, bears to the aggregate amount actually contested by the Founders on behalf of the Sellers and NovaBay. For example, if the Founders challenge the Adjustment Statement by an amount of Ten Thousand Dollars ($10,000), but the Accounting Firm determines that the Sellers have a valid claim for only Six Thousand Dollars ($6,000), the Sellers shall bear forty percent (40%) of the fees and expenses of the Accounting Firm and NovaBay shall bear the other sixty percent (60%) of such fees and expenses.

(e)    Payments. Payments required to be made by the Sellers, on the one hand, or NovaBay, on the other hand, pursuant to this Section 3.5 are due within five (5) Business Days of the final determination of the Adjustment Statement pursuant to this Section 3.5 and shall be paid in immediately available funds by wire transfer to a bank account or accounts to be designated by the party to receive the payments hereunder. If one or both of the Sellers fail to make any payment pursuant to this Section 3.5, NovaBay may, at its option, satisfy such payment due from the Escrow Amount by providing written notice to the Sellers and the Founders, and the Founders shall promptly following receipt of such notice execute such joint written instruction as provided under the Escrow Agreement in order to disburse such funds to NovaBay.

(f)    Effect of Adjustments. Any payments made pursuant to this Section 3.5 shall be treated as an adjustment by the parties to the Purchase Price as determined for Tax purposes, unless otherwise required by Law.

3.6      Earn Out.

(a)    Earn Out Payment. Subject to Section 3.6(c)(iv) and NovaBay’s right of setoff under Section 3.6(e), NovaBay shall pay additional contingent consideration to the Sellers to the extent earned after the Closing as set forth below (the “Earn Out”). The amount of each Earn Out payable by NovaBay for each Earn Out Period (each, an “Earn Out Payment”), if at all, shall be determined as follows:

(i)    Year 1 Earn Out. The Sellers shall be entitled to their respective Pro Rata Portion of the Earn Out Payment for the Year 1 Earn Out Period, provided that the Contribution Margin Threshold is equal to or exceeded, and subject to a maximum aggregate Earn Out Payment of One Million Five Hundred Thousand Dollars ($1,500,000) (the “Maximum Earn Out Payment”) in the Year 1 Earn Out Period. The Earn Out Payment for the Year 1 Earn Out Period shall be determined by taking (A) the Contribution Margin achieved during the Year 1 Earn Out Period divided by the FY2022 Target Contribution Margin (the “FY2022 Contribution Margin Percentage”) multiplied by (B) the amount of the Maximum Earn Out Payment. The Sellers shall not be entitled to any Earn Out Payment in the applicable Year 1 Earn Out Period if the FY2022 Contribution Margin Percentage is below the Contribution Margin Threshold.

An example of an Earn Out Payment calculation for the Year 1 Earn Out Period is as follows: If DERMAdoctor achieves a Contribution Margin of [Redacted.] in the Year 1 Earn Out Period, then the Sellers shall be entitled to their respective Pro Rata Portion of the following aggregate amount:

[Redacted.] X $1,500,000 = [Redacted.]

(ii)    Year 2 Earn Out. The Sellers shall be entitled to their respective Pro Rata Portion of the Earn Out Payment for the Year 2 Earn Out Period provided that the Contribution Margin Threshold is equal to or exceeded, and subject to the Maximum Earn Out Payment in the Year 2 Earn Out Period. The Earn Out Payment for the Year 2 Earn Out Period shall be determined by taking (A) the sum of the Excess FY2022 Contribution Margin (provided, however, if the Excess FY2022 Contribution Margin is a negative number, the Excess FY2022 Contribution shall be equal to zero (0) for purposes of calculating the FY2023 Contribution Margin Percentage) and the Contribution Margin earned during the Year 2 Earn Out Period divided by the FY2023 Target Contribution Margin (the “FY2023 Contribution Margin Percentage”) multiplied by (B) the amount of the Maximum Earn Out Payment. The Sellers shall not be entitled to any Earn Out Payment in the applicable Year 2 Earn Out Period if the FY2023 Contribution Margin Percentage is below the Contribution Margin Threshold.

An example of an Earn Out Payment calculation for the Year 2 Earn Out Period is as follows: If DERMAdoctor achieves an Excess FY2022 Contribution Margin of [Redacted.] and a Contribution Margin of [Redacted.] in the Year 2 Earn Out Period, then the Sellers shall be entitled to their respective Pro Rata Portion of the following aggregate amount:

[Redacted.] X $1,500,000 = [Redacted.]

Neither the FY2022 Contribution Margin Percentage nor the FY 2023 Contribution Margin Percentage shall exceed 100%.

(b)    Procedures Applicable to the Determination of an Earn Out Payment.

(i)    Within thirty (30) days following the completion of and receipt by NovaBay of its annual audited consolidated financial statements, which shall include the statement of operations of DERMAdoctor for the applicable Earn Out Period or such other date as may be mutually agreed upon by the Founders, on behalf of the Sellers, and NovaBay, NovaBay shall prepare in good faith and deliver to the Founders a written statement (each, an “Earn Out Calculation Statement”) setting forth in reasonable detail its determination of the Contribution Margin for the applicable Earn Out Period and its calculation of the resulting Earn Out Payment, if any, for such applicable Earn Out Period (the “Earn Out Calculation”).

(ii)    The Founders, on behalf of the Sellers, shall have thirty (30) days after receipt of an Earn Out Calculation Statement (each, a “Review Period”) to review the Earn Out Calculation Statement and the Earn Out Calculation set forth therein. During the Review Period, the Founders shall have the right to access the applicable financial books and records of DERMAdoctor that relate to the Contribution Margin and the Earn Out Calculation during normal business hours, upon reasonable prior notice and solely for purposes reasonably related to the determinations of the Contribution Margin for the applicable Earn Out Period and the resulting Earn Out Payment. Prior to the expiration of the Review Period, the Founders, on behalf of the Sellers, may object to the Earn Out Calculation set forth in an Earn Out Calculation Statement for an Earn Out Period by delivering a written notice of objection to NovaBay, describing in reasonable detail the reasons for objection (an “Earn Out Calculation Objection Notice”). If the Founders fail to deliver an Earn Out Calculation Objection Notice to NovaBay prior to the expiration of a Review Period, then the Earn Out Calculation set forth in the Earn Out Calculation Statement on behalf of the Sellers shall be final and binding on the parties. If the Founders timely deliver an Earn Out Calculation Objection Notice, NovaBay and the Founders shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of the Contribution Margin for the applicable Earn Out Period and the Earn Out Payment for the applicable Earn Out Period. If NovaBay and the Founders are unable to reach agreement within thirty (30) days after such an Earn Out Calculation Objection Notice has been given, all unresolved disputed items shall be promptly referred to the Accounting Firm, which shall be engaged within not more than five (5) Business Days of the end of such thirty (30) day period. The parties shall instruct the Accounting Firm to determine the remaining disputed items as provided above such that they are no less than the lowest amount claimed by either the Founders or NovaBay, and no greater than the highest amount claimed by either the Founders or NovaBay. The Accounting Firm shall be directed to render a written report on the unresolved disputed items with respect to the Earn Out Calculation as promptly as practicable, but in no event greater than thirty (30) days after such submission to the Accounting Firm, and to resolve only those unresolved disputed items set forth in the Earn Out Calculation Objection Notice. If unresolved disputed items are submitted to the Accounting Firm, NovaBay and the Founders shall each furnish to the Accounting Firm such work papers, schedules and other documents and information relating to the unresolved disputed items as the Accounting Firm may reasonably request. The Accounting Firm shall resolve the disputed items based solely on the applicable terms in this Agreement and the presentations by NovaBay and the Founders, and not by independent review. The resolution of the dispute by the Accounting Firm shall be final and binding on the parties. For the avoidance of doubt, MGP has no right to independently submit a Earn Out Calculation Objection Notice, and any Earn Out Calculation Statement as finally determined in accordance with this Section 3.6(b)(ii) will be binding on MGP as a Seller, in accordance with Section 7.12. The fees and expenses of the Accounting Firm pursuant to this Section 3.6(b)(ii) shall be paid by the Sellers (based on each Seller’s Pro Rata Portion), on the one hand, and by NovaBay, on the other hand, in the same manner as provided in Section 3.5(d)(iv).

(c)    Timing of Earn Out Payment; Employment of the Founders.

(i)    Subject to NovaBay’s right of setoff under Section 3.6(e), in the event that an Earn Out Payment is due hereunder, then at each Seller’s option, which the Sellers shall provide to NovaBay in writing no later than three (3) Business Days following the date upon which the determination of the Contribution Margin for the applicable Earn Out Period becomes final and binding upon the parties as provided in Section 3.6(b) (including any final resolution of any dispute raised by the Founders in an Earn Out Calculation Objection Notice), such Seller may elect for its Pro Rata Portion of any such Earn Out Payment that is payable hereunder to be made to such Seller either all in cash or all in unregistered shares of NovaBay’s common stock or any combination thereof; provided, that NovaBay shall only be obligated to issue such unregistered shares of its common stock if such issuance is: (A) in compliance with all securities Laws; (B) limited to less than twenty percent (20%) of NovaBay’s outstanding common stock on the Effective Date, when aggregated with all other securities issued in connection with the Contemplated Transaction, and does not otherwise require a stockholder vote under applicable securities Laws or stock exchange requirements; and (C) made after a Seller that elects to receive NovaBay common stock provides NovaBay with an executed Earn Out Stock Election Notice, in the form attached as Exhibit E, as may be reasonably updated by NovaBay to ensure compliance with securities Laws (“Earn Out Stock Election Notice”). In the absence of NovaBay receiving an Earn Out Stock Election Notice, then NovaBay shall make such Earn Out Payment to the Sellers all in cash.

(ii)    Subject to NovaBay’s right of setoff under Section 3.6(e), any Earn Out Payment that NovaBay is required to pay to the Seller(s) in cash pursuant to Section 3.6(a) and Section 3.6(c) hereof shall be paid to the Seller(s) no later than five (5) Business Days following the date upon which the determination of the Contribution Margin for the applicable Earn Out Period becomes final and binding upon the parties as provided in Section 3.6(b) (including any final resolution of any dispute raised by the Founders in an Earn Out Calculation Objection Notice). NovaBay shall pay or cause to be paid to the Seller(s)’ account the applicable portion of the Earn Out Payment by wire transfer of immediately available funds.

(iii)    Subject to NovaBay’s right of setoff under Section 3.6(e), any Earn Out Payment that NovaBay is required hereunder to pay to the Seller(s) through the issuance of unregistered shares of NovaBay’s common stock pursuant to Section 3.6(a) and Section 3.6(c) hereof shall be duly authorized, issued and delivered to such Seller(s) no later than fifteen (15) Business Days following the date upon which the determination of Contribution Margin for the applicable Earn Out Period becomes final and binding upon the parties as provided in Section 3.6(b) (including any final resolution of any dispute raised by the Founders on behalf of the Sellers in an Earn Out Calculation Objection Notice). The number of unregistered shares of NovaBay’s common stock that shall be issued shall be the number of shares equal to the applicable Earn Out Payment divided by the average closing stock price of NovaBay’s common stock on the prior ten (10) trading days before the date on which the Earn Out Calculation Statement is finally determined in accordance with Section 3.6(b).

(iv)    Notwithstanding the above or anything else in this Section 3.6, it shall be a condition to the Sellers receiving their Pro Rata Portion of any Earn Out Payments payable for each Earn Out Period that both of the Founders must be employees of NovaBay, DERMAdoctor or their Affiliates throughout the entirety of each applicable Earn Out Period, or the Sellers automatically forfeit any applicable Earn Out Payment that may be payable to the Sellers for the applicable Earn Out Period; provided, however, to the extent the Earn Out Payment is earned in accordance with Section 3.6(a), if either of the Founders are terminated by NovaBay, DERMAdoctor or their Affiliates (A) pursuant to a Termination Without Cause (as defined in the Employment Agreement with such Founder) or (B) as a result of death or Disability (as defined in the Employment Agreement with such Founder) of either Founder, then the amount of the applicable Earn Out Payment for the applicable Earn Out Period shall become due and payable in accordance with Section 3.6(c) hereof.

(d)    Post-Closing Operation of DERMAdoctor.

(i)    There can be no assurance that any Earn Out Payment will become payable hereunder. Subject in all cases to Sections 3.6(d)(ii) and 3.6(d)(iii): (A) NovaBay will assume control of, and have absolute discretion to operate, DERMAdoctor and the Business as it sees fit following the Closing; (B) NovaBay will have and reserves the exclusive authority, power and right at all times to control all aspects of the Business and operations of DERMAdoctor following the Closing and NovaBay; and (C) nothing herein shall be deemed to create or imply any restriction or limitation on the ability of NovaBay to pursue any activities or operations of any kind or nature, to enter into, terminate, modify, dispose of or otherwise make any change thereto, or sell any assets or properties of NovaBay.

(ii)    During the Earn Out Period, (A) NovaBay shall, and shall cause DERMAdoctor to: (1) operate DERMAdoctor and the Business in good faith and in an economically rational manner consistent with NovaBay’s reasonable business practices and not take any actions (or series of related actions), nor omit to take any actions (or series of related actions), with the intent or purpose of preventing, delaying, reducing or frustrating an Earn Out Payment for either Earn Out Period from becoming due hereunder; (2) maintain DERMAdoctor as a separate legal entity and account for it as a stand-alone business for purposes of determining the Contribution Margin for the applicable Earn Out Period; and (3) report DERMAdoctor financials as a part of the consolidated NovaBay financials in accordance with GAAP using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of NovaBay’s financial statements and consistent with NovaBay practices; and (B) NovaBay shall not, and shall cause DERMAdoctor not to relocate any Founder or other key employee of DERMAdoctor to any location more than twenty-five (25) miles from his or her employment location as of the Effective Date.

(iii)    If after the Closing Date there occurs a sale, license or other disposition of all or substantially all of the assets of DERMAdoctor, or a merger, consolidation, recapitalization or other transaction in which any Person (other than NovaBay or its wholly owned Subsidiaries) becomes the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the combined voting power of all interests in DERMAdoctor which values DERMAdoctor at or above $15,000,000, the Founders may, in their sole discretion, upon written notice to NovaBay, elect to be paid the applicable Earn Out Payment for any Earn Out Period that has not ended.

(e)    Right of Setoff. NovaBay shall have the right to withhold and setoff against any amount otherwise due to be paid pursuant to this Section 3.6 by the amount of any Losses to which it has been determined by NovaBay that it is entitled under Article 10 (but in all cases subject to the limitations contained in Article 10).

(f)    No Security. The parties understand and agree that (i) the contingent rights to receive any Earn Out Payment shall not be represented by any form of certificate or other instrument, are not transferable, and do not constitute an equity or ownership interest in NovaBay or DERMAdoctor; (ii) the Sellers shall not have any rights as a securityholder of NovaBay or member/manager of DERMAdoctor as a result of the contingent right to receive any Earn Out Payment hereunder until if and when the Sellers earned an Earn Out Payment and receive unregistered NovaBay common stock as payment pursuant to Section 3.6(c); and (iii) no interest is or shall be payable with respect to any Earn Out Payment.

3.7     Withholding Taxes. NovaBay shall be entitled to deduct and withhold from any payments made to the Sellers pursuant to the Contemplated Transactions, all Taxes that NovaBay is required to deduct and withhold under any provision of applicable Law. All such withheld amounts shall be treated for purposes of this Agreement as having been paid and delivered to the Sellers hereunder.

Article 4
Representations and Warranties of DERMAdoctor

As a material inducement to NovaBay to enter into this Agreement and except as set forth in the Disclosure Schedules, DERMAdoctor represents and warrants to NovaBay the following statements in this Article 4:

4.1     Organization and Power. DERMAdoctor (a) is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Missouri; (b) has full power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party and to consummate the Contemplated Transactions; and (c) has all requisite limited liability company power and authority to own or lease and to operate its properties and carry out the Business, including any future products and service offerings that are in research and development. DERMAdoctor is duly qualified or licensed to do business as a foreign business entity in good standing in every jurisdiction where its ownership or lease of property, or the conduct of the Business, requires such qualification and is in good standing in each jurisdiction. Schedule 4.1 of the Disclosure Schedules lists each of the jurisdictions in which DERMAdoctor is qualified or licensed to do business as a foreign limited liability company. DERMAdoctor is in good standing in each jurisdiction listed on Schedule 4.1 of the Disclosure Schedules.

4.2     Authorization and Enforceability. DERMAdoctor has the requisite limited liability company power and authority and has taken all limited liability company and other action necessary to execute and deliver this Agreement and all other Transaction Documents, to perform its obligations hereunder and to consummate the Contemplated Transactions. This Agreement has been, and each of the other Transaction Documents will be, duly authorized, executed and delivered by DERMAdoctor and constitute a valid and legally binding agreement of DERMAdoctor enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.3      No Violation. Except as set forth on Schedule 4.3 of the Disclosure Schedules, none of the execution, delivery or performance of this Agreement or the other Transaction Documents by DERMAdoctor and the consummation of the Contemplated Transactions by it will:

(a)    conflict with or violate any provision of the organizational documents of DERMAdoctor;

(b)    result in the creation of, or require the creation of, any Lien upon any (i) Membership Units or (ii) assets of DERMAdoctor;

(c)    conflict with or result in a breach of, or constitute a default under or result in the termination, cancellation, modification, amendment, violation, or renegotiation of any Real Property Interest or other Contract to which DERMAdoctor is a party, or the acceleration or forfeiture of any term of payment thereunder;

(d)    give any Person the right to (i) terminate, cancel, modify, amend, vary, or renegotiate any Real Property Interest or Contract to which DERMAdoctor is a party, or (ii) accelerate or forfeit any term of payment under any Real Property Interest or other Contract; or

(e)    violate any Law or Order applicable to DERMAdoctor or by which any of its properties or assets are bound or affected.

4.4      Compliance with Laws.

(a)    General Compliance. DERMAdoctor has been and is in compliance with each Law or Order that is or was applicable to it or the conduct or operation of the Business and any business previously conducted by DERMAdoctor or the ownership or use of any of its properties or assets, in all material respects.

(b)    International Trade Laws.

(i)    Except as identified in Schedule 4.4(b)(i) of the Disclosure Schedules, DERMAdoctor is and has been in compliance, in all material respects, with all applicable International Trade Laws. Further, without limiting the preceding sentence, to the Knowledge of DERMAdoctor, DERMAdoctor has, in accordance with International Trade Laws: (A) determined the export classification of the products and technology that DERMAdoctor has exported, including exports through release of technology (such as know-how production) in the United States to foreign Persons; (B) confirmed and obtained, as required, the export authority for all exports; and (C) had a process to screen parties to any export transaction to verify whether any party was on a restricted party list administered by any applicable Governmental Authority of International Trade Laws to ensure compliance with International Trade Laws.

(ii)    Schedule 4.4(b)(ii) of the Disclosure Schedules identifies (A) every directed or voluntary disclosure made by DERMAdoctor to a Governmental Authority with regard to International Trade Laws; (B) all correspondence between DERMAdoctor and a Governmental Authority with regard to any matters related to International Trade Laws, including any claims, complaints, charges, or investigations; and (C) all written pending commodity jurisdiction or commodity classification requests submitted by DERMAdoctor to a Governmental Authority pursuant to International Trade Laws.

(iii)    DERMAdoctor has not and to the Knowledge of DERMAdoctor, its officers, members, managers or other employees or independent contractors or, other Persons acting on their behalf have not (A) violated any applicable Anti-Corruption Law, including the Foreign Corrupt Practices Act of 1977, as amended; (B) been targeted by any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department; (C) paid, or offered, promised or authorized payment of, money or any other thing of value to any Government Official in violation of applicable Law for the purpose of influencing, directly or indirectly through another Person, any act, omission or decision of such Person so that DERMAdoctor might secure any advantage, obtain or retain business or direct business to any Person; or (D) accepted or received any contributions, payments, gifts or expenditures that was unlawful. DERMAdoctor and its predecessors have complied in all material respects with the applicable provisions of the U.S. Bank Secrecy Act and PATRIOT Act, and other applicable anti money laundering Laws. DERMAdoctor utilizes controls procedures and an internal accounting controls system sufficient to provide reasonable assurances that violations of applicable Anti-Corruption Law or anti money laundering Laws will be prevented and detected.

4.5      Consents. Except as set forth on Schedule 4.5 of the Disclosure Schedules, none of the execution, delivery or performance of this Agreement or any other Transaction Documents by DERMAdoctor, nor the consummation of the Contemplated Transactions will require (a) the notice, consent or approval under any Contract or (b) DERMAdoctor to provide notice or obtain the authorization, approval, registration or consent of, or make any declaration, filing or registration with, any Governmental Authority.

4.6     Financial Statements. Schedule 4.6 of the Disclosure Schedules contains complete copies of the following financial statements of DERMAdoctor and the Business: (a) audited balance sheets for the years ended December 31, 2020 and 2019 and the related statements of income, members’ deficiency and cash flow for the same fiscal years then ended (collectively, the “Full Year Financial Statements”); and (b) the unaudited balance sheet as of July 31, 2021 and the related statements of income, members’ deficiency, and cash flow for the seven (7) month period ended July 31, 2021 (the “Interim Financial Statements” and together with the Full Year Financial Statements, the “Financial Statements”). The Financial Statements present fairly the financial condition and results of operations of DERMAdoctor and the Business as of the date thereof or for the periods covered thereby (subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of full footnote disclosure) and have been prepared in accordance with GAAP as applied on a consistent basis for the periods involved. The Financial Statements have been prepared in accordance with the books of account and other records of DERMAdoctor and the Business.

4.7      Relationships with Affiliates. Except as disclosed on Schedule 4.7 of the Disclosure Schedules, neither DERMAdoctor nor any of its respective officers, members, managers or employees (a) has any material interest in any property (real, personal, or mixed and whether tangible or intangible), used in the operation of the Business; (b) owns an equity interest or any other financial or a profit interest in, a Person that at the same time: (i) is a party to any transaction or Contract (other than in such Person’s capacity as an officer, director or employee of DERMAdoctor) or has a material financial interest in any transaction with DERMAdoctor; or (ii) engages in competition with DERMAdoctor with respect to any line of the prior or current products or services (including those in development) of DERMAdoctor or the Business.

4.8      Indebtedness. Schedule 4.8 of the Disclosure Schedules sets forth, as of the date hereof, all Indebtedness of DERMAdoctor. Except as disclosed on Schedule 4.8 of the Disclosure Schedules, DERMAdoctor is not indebted, directly or indirectly, to any Person who immediately prior to the Closing is a Seller, a Founder, member, manager, officer or employee of DERMAdoctor in any amount whatsoever, other than for compensation for services rendered or reimbursable business expenses. No members, managers, officers, or employees of DERMAdoctor nor any of their Affiliates is indebted to DERMAdoctor, except for advances made to employees of DERMAdoctor in the ordinary course of business to meet reimbursable business expenses anticipated to be incurred by such obligor. In relation to both Payment Protection Program loans received by DERMAdoctor, such loan proceeds were used for permissible purposes and the applications to forgive such loans (including any certifications made in such forgiveness applications) were accurate in all material respects.

4.9    No Material Adverse Effect. Except as set forth on Schedule 4.9 of the Disclosure Schedules, since December 31, 2020, the Business has been conducted in accordance with the ordinary course of business consistent with past practices and there has not been, with respect to DERMAdoctor:

(a)    an event, occurrence, or development that has had a Material Adverse Effect;

(b)    any material amendment of the organizational or governing documents of DERMAdoctor;

(c)    any material change in cash management practices and policies, practices and policies with respect to accounts receivable, inventory control, payment of expenses or trade accounts payable, any method of accounting or accounting practice of DERMAdoctor, except as required by GAAP or applicable Law or as disclosed in the notes to the Full Year Financial Statements;

(d)    any sale or other disposition of any material portion of the assets shown or reflected on the Full Year Financial Statements, except in the ordinary course of business;

(e)    any material increase in the compensation of the employees or services providers, other than as provided for in the ordinary course of business;

(f)    any acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(g)    any adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(h)    any material changes in the right, title, value or enforceability of the Business Intellectual Property Rights, including any transfer, assignment or grant of any license or sublicense of any material rights with respect to Business Intellectual Property Rights or any products or services with respect to the Business (except the transfer of title of the Business Intellectual Property Rights pursuant to the IP Assignment Agreement);

(i)    any material changes with respect to the Approvals or Registrations;

(j)    any change to the Tax elections, Tax filing positions or the Tax treatment (including a change in the form of entity or its status as a “pass-through” for Tax-purposes or a change with respect to the Tax basis of the assets) of DERMAdoctor;

(k)    (i) any settlement or compromise of any Tax Liability, (ii) filed any amended Tax Return, (iii) entered into, cancelled or modified any agreement with a Tax authority, or (iv) surrendered any right to a claim of a Tax refund;

(l)    cancellation or termination of any insurance policy naming DERMAdoctor as the beneficiary or the loss payable payee without obtaining substantially identical or greater substitute coverage;

(m)    to the extent not included in Closing Indebtedness Amount, (i) any loan or investment (other than loans or investments to non-Affiliated parties), in each case, in an amount in excess of Ten Thousand Dollars ($10,000) in the aggregate or (ii) any event whereby DERMAdoctor became subject to any security interest or other Lien other than Liens arising or incurred in the ordinary course of business or that are not yet delinquent or that are being contested in good faith;

(n)    any filing or settlement of any Proceeding or other material dispute;

(o)    any material damage, destruction or Loss, or any material interruption in use, of any of its assets or properties, whether or not covered by insurance; or

(p)    any Contract to do any of the foregoing, or authorized, committed or agreed to take any of the foregoing actions.

4.10    Structure.

(a)    Capitalization. Papillon and MGP are the sole owners of all issued and outstanding Membership Units of DERMAdoctor, holding 822,383.88 Membership Units and 177,616.12 Membership Units, respectively. Other than the Membership Units of DERMAdoctor owned by Papillon and MGP, there are no Membership Units or other membership interests or equity or equity equivalents of DERMAdoctor authorized, issued and outstanding or otherwise obligated by Contract or otherwise to be issued. All Membership Units of DERMAdoctor are duly authorized, have been validly issued and are fully paid without any further obligation to make payments or contributions to DERMAdoctor, owned beneficially and of record by the Sellers, free and clear of any Lien, and were issued in compliance with applicable Law. None of the Membership Units have been issued in violation of the organizational documents of DERMAdoctor, any Contract to which DERMAdoctor is a party or by which it is bound, the preemptive rights of any third Person or in violation of any securities Law or any other applicable Law or Order. There are no outstanding subscriptions, options, warrants, commitments, rights, preemptive rights, deferred compensation rights, equity appreciation rights, “phantom” equity rights, calls, puts, profits interests, equity-based performance units, rights to subscribe, Contracts, or commitments of any kind to which DERMAdoctor is a party relating to the sale or issuance of, or outstanding securities convertible into or exercisable or exchangeable for, any Membership Units or other equity securities of DERMAdoctor or which restrict the transfer of any such Membership Units or other equity securities. There are no outstanding restrictions on voting of the Membership Units or other equity securities of DERMAdoctor. There are no outstanding Contracts (contingent or otherwise) to repurchase, redeem or otherwise acquire any Membership Units or other equity securities of DERMAdoctor.

(b)    Subsidiaries. DERMAdoctor has no Subsidiaries.

4.11    Title to Membership Units. Upon completion of the Closing, NovaBay will own all of the issued and outstanding Membership Units of DERMAdoctor, free and clear of any Liens (other than Liens that may be created by NovaBay as a result of its ownership of the Membership Units as of the Closing).

4.12    Organizational Documents, Operating Agreement and Corporate Records. Copies of the minute book of DERMAdoctor (a) have been provided or made available to NovaBay prior to the execution of this Agreement, and (b) are complete and correct in all material respects. Such minute book contains a true and complete record of all material actions taken at all meetings and by all written consents in lieu of meetings of the members and managers of DERMAdoctor from its date of formation through the Effective Date. DERMAdoctor has, prior to the execution of this Agreement, made available to NovaBay true and complete copies of the articles of organization and operating agreement of DERMAdoctor, as amended through the Effective Date. DERMAdoctor is not in violation of any provisions of its articles of organization or operating agreement.

4.13    Assets – In General. After giving effect to the Contemplated Transactions, the assets and rights of DERMAdoctor include (a) all of the assets, property and rights of every type and description, whether real or personal, tangible or intangible, of DERMAdoctor that are used in or necessary for the conduct of the Business as conducted on the Effective Date and on at least substantially the same economic basis and (b) all assets necessary for the conduct of the Business reflected in the Full Year Financial Statements, subject to such changes as have occurred in the ordinary course of business since December 31, 2020. DERMAdoctor has good and marketable title to all of its assets, free and clear of any Lien other than Permitted Encumbrances. Except as set forth on Schedule 4.13 of the Disclosure Schedules, (i) all material assets necessary for the conduct of the Business in accordance with past practice are in good operating condition and repair, ordinary wear and tear excepted, and (ii) all assets are adequate and sufficient for the continuing conduct of the Business as conducted as of the Effective Date.

4.14    Real Property Interests.

(a)    Real Property Interests. DERMAdoctor does not now own, and has never owned, any real property. Schedule 4.14(a) of the Disclosure Schedules sets forth (i) a list of all active leases, subleases, or other occupancy Contracts, or other commitments (including all amendments, extensions, renewals, guaranties, consents and other agreements with respect thereto) relating to a parcel of real property and to which DERMAdoctor is a party or otherwise has rights or is obligated in any manner, including as a guarantor (the “Real Property Interests”), and (ii) the address of the property and the date and name of the parties to such Real Property Lease documents. DERMAdoctor has made available to NovaBay a true, complete, and correct copy of each of the Real Property Interests, and no Real Property Interest has been modified in any respect since the date it was made available. DERMAdoctor has a valid and enforceable leasehold interest in each parcel that relates to each Real Property Interest. Each of the Real Property Interests listed and described on Schedule 4.14(a) of the Disclosure Schedules is, and will be as of Closing, in full force and effect, and there is no breach, default or claim of default or other dispute by or against DERMAdoctor or, to the Knowledge of DERMAdoctor, any other party under any such Real Property Interests, or any event of default or event, which with notice or lapse of time, or both, would constitute a default under any such Real Property Interests. The Real Property Interests are free and clear of any Lien, other than Permitted Encumbrances.

(b)    Fixtures Related to Real Property Interests. All of the material fixtures and other material improvements to the Real Property Interests and all of the material tangible personal property (other than inventory) are in good operating condition (ordinary wear and tear excepted), are suitable for the purposes for which they are currently being used by DERMAdoctor, and, to the Knowledge of DERMAdoctor, have been maintained in accordance with normal industry practice.

(c)    Rental Expenses and Property Use. The rental and related expenses set forth in each of the Real Property Interests is the actual rental and expenses being paid, and there are no separate agreements or understandings with respect to the same. Except as set forth on Schedule 4.14(c) of the Disclosure Schedules, none of the Real Property Interests is subject to any sublease, license or other agreement granted by DERMAdoctor to any Person any right to the use, occupancy or enjoyment of such property or any portion thereof. DERMAdoctor has not received written notice that the landlord with respect to any Real Property Interests would refuse to renew such Real Property Interests upon expiration of the period thereof upon substantially the same terms, except for rent increases consistent with past experience or market rentals. There is no pending or proposed condemnation Proceeding, and to the Knowledge of DERMAdoctor, there is no threatened condemnation Proceeding, with respect to the Real Property Interests. In the ordinary course of business, DERMAdoctor does not use or occupy any real property other than the Real Property Interests.

4.15    Contracts and Proposals.

(a)    Contracts. Schedule 4.15(a)(1) of the Disclosure Schedules is a true and complete list of all Contracts (identifying the parties to each Contract) to which DERMAdoctor is a party by which it is bound and true and complete copies of which have been made available to NovaBay. Schedule 4.15(a)(2) of the Disclosure Schedules identifies each oral Contract and the parties to the oral Contract, the term of any oral Contract, the subject matter of such oral Contract and the price and any other key terms of any oral Contract.

(b)    Proposals. Schedule 4.15(b) of the Disclosure Schedules sets forth a true and accurate list of all customer and other bids, proposals, offers, or quotations relating to the Business that were made by DERMAdoctor that are outstanding as of the Effective Date (collectively, the “Proposals”), and true and complete copies of which have been made available to NovaBay. Schedule 4.15(b) of the Disclosure Schedules identifies each Proposal, the party to whom such Proposal was made, the subject matter of such Proposal and the proposed price and any other key terms of such Proposal (if applicable).

(c)    Enforceability. Except as set forth in Schedule 4.15(c) of the Disclosure Schedules, each Contract is in full force and effect and is the legal, valid and binding obligation of DERMAdoctor, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally or general equitable principles (whether considered in a Proceeding in equity or at Law). DERMAdoctor is not in default under any Contract, and to the Knowledge of DERMAdoctor, no other party to any such Contract is in default under any such Contract, and no event has occurred that with notice or lapse of time or both would constitute a default thereunder by DERMAdoctor that is a party thereto or, to the Knowledge of DERMAdoctor, of each other party thereto, except in each case as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) DERMAdoctor has not received written notice of termination, cancellation or the existence of any event or condition which constitutes, or after notice or lapse of time (or both), will constitute a breach or default on the part of DERMAdoctor under a Contract and (ii) no party to any Contract has provided written notice (A) exercising or threatening exercise of any termination rights with respect thereto or (B) of any dispute with respect to any Contract.

4.16    Personal Property. Set forth on Schedule 4.16 of the Disclosure Schedules is a list of all equipment, machinery, motor vehicles, and other tangible personal property owned or leased by DERMAdoctor and used in the operation of its Business, as currently conducted, and its location (the “Personal Property”). DERMAdoctor has good title to all of its Personal Property, free and clear of any Lien other than any Permitted Encumbrances.

4.17    Business Intellectual Property Rights. DERMAdoctor hereby makes the following representations and warranties regarding the Business Intellectual Property Rights. Such warranties and representation set forth in this Section 4.17 shall be true as of the Closing Date.

(a)    Business IP Assets. The Business Intellectual Property Rights set forth in Schedule 4.17(a) of the Disclosure Schedules constitute a true, complete and accurate listing of all of the registered Business Intellectual Property Rights and Material Unregistered Business Intellectual Property Rights necessary for the operation of the Business, as currently conducted or contemplated to be conducted, and to the Knowledge of DERMAdoctor all Business Intellectual Property Rights of DERMAdoctor are subsisting, valid and enforceable and held by DERMAdoctor.

(b)    IP Encumbrances. DERMAdoctor owns, free and clear of any Liens, or has valid and enforceable license rights to use all Business Intellectual Property Rights necessary for the conduct of the Business, as currently conducted and which are set forth on Schedule 4.17(b) of the Disclosure Schedules. The consummation of the Contemplated Transactions will not result in the Loss, impairment, alteration or extinguishment of any of the rights of DERMAdoctor in any of the Business Intellectual Property Rights in any material respect, and shall not result in the payment of additional amounts with respect to, nor the imposition of any Lien, nor require the consent of any other Person in respect of, NovaBay’s right to own, use or hold for use any Business Intellectual Property Rights as owned, used or held for use in the conduct of the Business as currently conducted.

(c)    IP Ownership. DERMAdoctor is the sole legal and beneficial owner of all right, title and interest in and to all of its Business Intellectual Property Rights.

(d)    Infringement. Except as set forth in Schedule 4.17(d) of the Disclosure Schedules, to the Knowledge of DERMAdoctor:

(i)    no Person has at any time given any written notice of infringement, misappropriation or other material violation to any third party with respect to any of the Business Intellectual Property Rights, and no claim or controversy with respect to any such alleged infringement, misappropriation or other material violation of third party rights, currently exists as of the date hereof;

(ii)    the use, exercise or otherwise exploitation of the Business Intellectual Property Rights and the manufacture, use or sale of Business Products manufactured by or used in the Business do not infringe upon any intellectual property or intellectual property rights of any Person and no written claims of infringement, misappropriation or other material violation of such third-party intellectual property or intellectual property rights have been asserted by any Person against DERMAdoctor with respect to the use, exercise or otherwise exploit of the Business Intellectual Property Rights; and

(iii)    no Person has received any written notice of claim that any of the Business Intellectual Property Rights are not valid or enforceable and no claim or controversy with respect to such validity or enforceability currently exists as of the date hereof, and no Business Intellectual Property Rights is involved in any interference, reissuance, reexamination, invalidation, cancellation, opposition or similar Proceeding and, to DERMAdoctor’s Knowledge, no such Proceeding is threatened.

(e)    Business IP Assignments. Except as set forth in Schedule 4.17(e) of the Disclosure Schedules, and without limiting the generality of the foregoing, DERMAdoctor has entered into binding Contracts with every current and former employee, member, manager, officer and independent contractor of DERMAdoctor who is or was involved in the creation of any of the Business Intellectual Property Rights related to the Business or past, current or planned Business Products, whereby such employees, members, managers, officers and independent contractors: (i) enter into an enforceable Contract with DERMAdoctor whereby such employee, member, manager, officer or independent contractor acknowledges that all Business Intellectual Property Rights created by such employee or contractor in connection with his, her or its employment or engagement with DERMAdoctor is a “work-made-for-hire,” as applicable, and assigns to DERMAdoctor any ownership interest and right he, she or it may have in the Business Intellectual Property Rights; and (ii) acknowledge DERMAdoctor’s exclusive ownership of the Business Intellectual Property Rights.

(f)    Confidential Information. DERMAdoctor has taken commercially reasonable steps to protect its rights in confidential information (both of DERMAdoctor and that of third Persons that DERMAdoctor has received under an obligation of confidentiality). All employees and third Persons with whom DERMAdoctor has shared confidential proprietary information (i) of DERMAdoctor, or (ii) received from others that DERMAdoctor is obligated to treat as confidential and that requires employees and third parties to keep such information as confidential, have entered into binding written agreements to keep such information confidential.

(g)    Business Software Protections. DERMAdoctor has also taken commercially reasonable steps to protect the confidentiality, integrity and security of its Business Software. DERMAdoctor implements and maintains industry-standard security, disaster recovery and business continuity plans for its Business Software.

(h)    License Options. DERMAdoctor has not granted any options, licenses or Contracts of any kind relating to any Business Intellectual Property Rights outside of nonexclusive end use terms of service and customer Contracts entered in the ordinary course that are listed in Schedule 4.17(h) of the Disclosure Schedules. Copies of such nonexclusive end use service and customer Contracts have been provided to NovaBay.

(i)    Registered IP Compliance. With respect to each issued or registered item of DERMAdoctor’s Business Intellectual Property Rights, to the Knowledge of DERMAdoctor each such Business Intellectual Property Right is: (i) in material compliance with all applicable legal requirements (including payment of filing, examination and maintenance fees; proofs of working or use; post-registration filing of affidavits of use; and incontestability and renewal applications); (ii) valid and enforceable; and (iii) except as set forth on Schedule 4.17(i) of the Disclosure Schedules, not subject to any maintenance fee, Tax or action that is due within 90 days after the Effective Date. DERMAdoctor has provided NovaBay with true and complete copies of all file histories, documents, certificates, office actions, correspondence and other materials related to all Business Intellectual Property Rights that are material and in DERMAdoctor’s possession.

(j)    Trade Secrets. With respect to each trade secret of DERMAdoctor (including each item of Business Intellectual Property Rights that DERMAdoctor regards as a trade secret): (i) DERMAdoctor has taken all reasonable precautions to protect the secrecy, confidentiality and value of such trade secret; and (ii) to the Knowledge of DERMAdoctor, such trade secret has not been used, divulged or appropriated either for the benefit of any Person (other than DERMAdoctor) or to the detriment of DERMAdoctor.

(k)    Ownership of Improvements. No Person (other than DERMAdoctor) has an interest or right in or to any improvements, modifications, enhancements, customizations or derivatives of any Business Intellectual Property Rights.

(l)    No Open Source Software. Except as set forth in Schedule 4.17(l) of the Disclosure Schedules, to the Knowledge of DERMAdoctor, the Business Software (excluding commercial-off-the-shelf software) does not contain any open source, free, shared or public library software, including any GNU General Public License, GNU Lesser General Public Library, Library General Public License, Lesser General Public License, Mozilla license, Berkeley Software Distribution license, Open Source Initiative license, MIT, Apache, and/or public domain licenses, or any other “open source” or freeware type licenses.

(m)    No Harmful Software Components. To the Knowledge of DERMAdoctor, the Business Software does not contain any program routine, device, or other undisclosed feature, including, without limitation, a time bomb, virus, software lock, drop-dead device, malicious logic, worm, trojan horse, bug, error, defect or trap door, that deletes, disables, deactivates, interferes with, or otherwise harms such Business Software, or the hardware, data, or computer programs or codes, or that provides access or produces modifications not authorized by DERMAdoctor.

(n)    Licensees/Contractors. To the Knowledge of DERMAdoctor, Schedule 4.17(n) of the Disclosure Schedules is an accurate list of all licenses, sublicenses, reseller, and distribution Contracts in accordance with which any other Person is authorized by DERMAdoctor to have access to, resell, distribute, or use Business Intellectual Property Rights or to exercise any other right with regard thereto, in each case, other than customer Contracts entered into in the ordinary course of business, including without limitation for the provision of private or white label products by DERMAdoctor.

(o)    Compliance with IP Ownership Provisions of Third Party Vendor Agreements. DERMAdoctor represents and warrants it is in compliance with all of its obligations as set forth in the intellectual property provisions of each Production Agreement or Manufacturing and Supply Agreement between DERMAdoctor and its third party vendors.

(p)    No Government Funding or Grants. None of the Business Intellectual Property Rights were developed by or on behalf of, or using grants or any other subsidies of, any governmental or public entity or authority, university, corporate sponsor, or other third party.

(q)    Websites. Schedule 4.17(q) of the Disclosure Schedules contains a correct, current and complete list of all websites and social media accounts that are included in the Business Intellectual Property Rights. DERMAdoctor has provided NovaBay with all login identification, account IDs, user names, handles, passwords and other relational information associated with such websites and social media accounts. DERMAdoctor has complied in all material respects with all terms of use, terms of service and other Contracts and all associated policies and guidelines relating to such websites.

(r)    User Content. DERMAdoctor maintains a written notice and take-down policy pursuant to the Digital Millennium Copyright Act of 1998 and has complied in all material respects with such policy in all cases in which DERMAdoctor has received a written allegation of infringement with respect to User Content.

(s)    Brazilian Entities with Similar Names. DERMAdoctor represents and warrants that the following entities, (i) Dermadoctor Ltda Epp., a Brazilian limited liability company, with a principal place of business at Av. Miruna, 75 - Indianópolis, São Paulo - SP, 04084-000 and (ii) Dermadoctor Comércio E Serviços Ltda, a Brazilian limited liability company, with a principal place of business at Avenida Rouxinol, 102, Indianópolis , São Paulo - São Paulo – 4516000, are not current or former Affiliates of DERMAdoctor or its predecessors in interest, and DERMAdoctor has no ownership rights, title and interest in or to any intellectual property registered in the names of either entity.

4.18    Data Privacy and Protection.

(a)    Personal Data. DERMAdoctor has taken reasonable steps to collect, store, maintain, use, share and process Personal Data in accordance with all Privacy Legal Requirements and DERMAdoctor Privacy Policies.

(b)    Privacy Policies and Privacy Legal Requirements. Schedule 4.18(b) of the Disclosure Schedules identifies (by effective date) each DERMAdoctor Privacy Policy in effect at any time during the past three (3) years and identifies the period of time during which such DERMAdoctor Privacy Policy was in effect. DERMAdoctor at all times has posted the applicable DERMAdoctor Privacy Policy(ies) on each of its websites, applications, and other online services (the “DERMAdoctor Sites”), in a manner readily available to visitors and current and potential users and customers and in compliance with all Privacy Legal Requirements. During the past three (3) years, DERMAdoctor has complied in all material respects with all DERMAdoctor Privacy Policies, all Privacy Legal Requirements, all filings, registrations and certifications made with respect to such Privacy Legal Requirements and, to the extent applicable, the Payment Card Industry Data Security Standards with respect to any payment card data that DERMAdoctor has collected, processed or handled. DERMAdoctor has full rights, without necessity of separate consent, to transfer to NovaBay all Personal Data collected or otherwise maintained by or for DERMAdoctor, and DERMAdoctor is not subject to any Privacy Legal Requirements that, following the Closing, would prevent NovaBay or any of its Affiliates from receiving or using Personal Data in the manner in which DERMAdoctor received and used such Personal Data prior to the Closing. During the past three (3) years, DERMAdoctor has complied, in all material respects, with any privacy policies and obligations relating to Personal Data of any third party under the terms of any Contracts to which it is a party. DERMAdoctor has not received any written or electronic communication or correspondence regarding any actual, alleged or suspected violation of any Privacy Legal Requirement or DERMAdoctor Privacy Policy by DERMAdoctor or any DERMAdoctor Site. There is not any unresolved written complaint to, or any audit, Proceeding, investigation (formal or informal) or Proceeding of or against DERMAdoctor by any private party, the Federal Trade Commission, any state attorney general or any other Governmental Authority, with respect to the collection, storage, hosting, use, disclosure, transmission, transfer, disposal, possession, interception, other processing or security of any Personal Data by or for DERMAdoctor. To the Knowledge of DERMAdoctor, there are no facts or circumstances that could constitute a reasonable basis for such a Proceeding. During the past three (3) years, there has been no Order or government or third-party settlement affecting the collection, storage, hosting, use, disclosure, transmission, transfer, disposal, possession, interception, other processing or security of any Personal Data by or for DERMAdoctor.

(c)    Personal Data Processing Contracts. DERMAdoctor has made available a true, correct and complete copy of each standard form of DERMAdoctor Personal Data Processing Contract used by DERMAdoctor during the past three (3) years, including each standard form of each of the following, as applicable: (i) data storage or hosting agreements; (ii) agreements involving the purchase, license, use or transfer (including cross-border transfer) of Personal Data; and (iii) professional services, outsourced services, data processing, or consulting agreements, and no DERMAdoctor Personal Data Processing Contract deviates in any material respect from the corresponding standard form agreement.

(d)    Personal Data Protection Practices. DERMAdoctor has made available: (i) a description of the complaints process, and an accurate and complete list of all written complaints or claims received by DERMAdoctor or any other Person in respect of the Personal Data collected, used or disclosed by DERMAdoctor or such other Person (in each case, to the extent relating to activities by or for DERMAdoctor); (ii) a description of the access and security safeguards in place in respect of the Personal Data maintained by or for DERMAdoctor, including computer security, password protection and physical security and employee training programs with respect to compliance with Privacy Legal Requirements and Personal Data retention and disposal programs; (iii) a description of the process, protocols and/or technologies used to comply with Do Not Track signals, with consumer opt-outs related to self-regulatory programs, and with other consumer preferences; (iv) a description of the process used to ensure the anonymization, privacy and deletion of Personal Data; (v) a description of the identifiers and other information stored in HTTP cookies and HTML5 local storage; and (vi) an accurate and complete list of the individuals currently designated as responsible for overseeing DERMAdoctor Privacy Policies and ensuring compliance with Privacy Legal Requirements. During the past three (3) years, DERMAdoctor has at all times made all disclosures to, and obtained any necessary consents from users, consumers, customers, employees, contractors, and other applicable Persons required by Privacy Legal Requirements and has filed required registrations with the applicable data protection authority. To the Knowledge of DERMAdoctor, neither DERMAdoctor nor any Person performing services for DERMAdoctor, has attempted to reverse engineer Personal Data in a manner intended to reidentify anonymized data.

(e)    Security Measures. DERMAdoctor uses commercially reasonable measures to (i) identify internal and external risks to the security of DERMAdoctor’s confidential information and any Personal Data held or used by DERMAdoctor and (ii) implement, monitor and improve adequate and effective safeguards to control those risks. To the Knowledge of DREMAdoctor, there have been no unauthorized intrusions or breaches of the security of, or access to, Personal Data or DERMAdoctor confidential information. DERMAdoctor is currently taking reasonable measures to detect breaches of Personal Data and maintain and train applicable personnel on policies and procedures to escalate any such detected breaches to the attention of DERMAdoctor’s applicable executives.

(f)    Marketing Communications. DERMAdoctor and, to the Knowledge of DERMAdoctor, all Persons performing services for DERMAdoctor, have during the past three (3) years, complied, in all material respects, with the federal Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, state anti-spam Laws, and all other Privacy Legal Requirements relating to marketing, promotion, email harvesting, and the transmission of unsolicited communications.

(g)    Social Media Accounts. Schedule 4.18(g) of the Disclosure Schedules contains a true and correct list of all Social Media Accounts that DERMAdoctor uses, operates or maintains, including in connection with marketing or promoting any of DERMAdoctor’s products, together with all Social Media Account Names for each such Social Media Account. DERMAdoctor, and not any of its employees, independent contractors or other third party Affiliates, owns and controls the Social Media Accounts and Social Media Account Names (including all associated information and content, all relationships, interactions and communications with fans, followers, visitors, commenters, users and customers). DERMAdoctor requires all employees and independent contractors to relinquish to DERMAdoctor all Social Media Account Names, passwords, and other log in information for the Social Media Accounts, as applicable, upon termination of employment or engagement or at any other time upon DERMAdoctor’s request. DERMAdoctor complies with all Privacy Legal Requirements except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.19    Customers and Suppliers.

(a)    Customers. Schedule 4.19(a) of the Disclosure Schedules sets forth a complete and accurate list of (i) for each of the three (3) most recent fiscal years and this current fiscal year through September 1, 2021, wholesale resellers, distributors, retailers and any other retail customers (excluding only those end customers of wholesale resellers, distributors and retailers) of the Business who has paid or has an account receivable to DERMAdoctor for goods or services rendered and (ii) the amount of consideration earned from each such customer during such periods and through the Effective Date and the amount of consideration outstanding as of the Effective Date.

(b)    Suppliers. Schedule 4.19(b) of the Disclosure Schedules sets forth a complete and accurate list of (i) for each of the three (3) most recent fiscal years and this current fiscal year through September 1, 2021, each supplier, service providers or group of suppliers and service providers to whom either DERMAdoctor has paid consideration for goods or services rendered by fiscal year or applicable period and (ii) the amount of purchases from each such supplier or service provider during such periods and through the Effective Date and the amount of any outstanding payable as of the Effective Date.

(c)    Continuing Business. Since December 31, 2020, DERMAdoctor has not received any written notice, or, to the Knowledge of DERMAdoctor, any non-written communication that would reasonably lead a Person to believe that any material manufacturer, supplier, service provider, producer, customer, reseller, distributor, wholesaler or lender to any Contract will cease doing business with DERMAdoctor on substantially the same terms and conditions subsequent to the Closing Date as before such date or otherwise materially alter (to the detriment of DERMAdoctor) the terms of, or materially reduce its business with, DERMAdoctor.

4.20   Environmental Matters. DERMAdoctor is, and for the past three (3) years has been, in compliance in all material respects with applicable Environmental Laws, has obtained, and is, and during the past three (3) years has been, in material compliance with, all approvals required under applicable Environmental Laws in connection with the operation of the Business or any other operations or business of DERMAdoctor and ownership or leasehold interest in its properties and assets. There are no Proceedings by any Governmental Authority or other Person pending or, to the Knowledge of DERMAdoctor, threatened in writing, and no written notices or Orders have been received, in connection with the operation of the Business and ownership or leasehold interest in the properties and assets of DERMAdoctor under any Environmental Law, and DERMAdoctor has not manufactured, distributed, released, disposed of, exposed any Person to, or assumed the Liability of any other Person relating to, any Hazardous Substance, or owned or leased any facility which is or has been contaminated by any Hazardous Substance, in each case for which DERMAdoctor has any Liabilities pursuant to any Environmental Laws. DERMAdoctor does not have any Environmental Liabilities. DERMAdoctor has made available to NovaBay true and complete copies of all such environmental audits, records, reports, notifications, certificates of need, permits, pending permit applications, health or safety documents in its possession or reasonable control, correspondence, engineering studies and environmental studies or assessments that relate to DERMAdoctor and the Business, including past or current operations, properties or facilities.

4.21    Approvals and Registrations.

(a)    Approvals and Registrations. DERMAdoctor holds, or as set forth on Schedule 4.21(a) of the Disclosure Schedules, has applied or registered for, all supranational, international, national, federal, state, local or foreign licenses, permits, registrations, certificates, Orders, approvals and other authorizations from Governmental Authorities, and has timely made all notifications to any applicable supranational, international, national, federal, state, local or foreign registers, Governmental Authorities or other competent bodies required by applicable Laws or Governmental Authorities, necessary for the conduct of its Business, including to manufacture, sell and distribute its products into the current markets, as conducted in the normal course of business as of the Effective Date, including all such permits, licenses, registrations, certificates, authorizations, Orders, notifications and approvals required by applicable Laws or the FDA, the European Medicines Agency or any other supranational, international, national, federal, state, local, or foreign agencies or bodies engaged in the regulation of cosmetics, drugs, biologics, medical devices or other products (collectively, “Approvals or Registrations”). Schedule 4.21(a) of the Disclosure Schedules sets forth a list of all Approvals or Registrations held, applied or registered for, or made by or on behalf of, DERMAdoctor.

(b)    Proceedings. DERMAdoctor has not initiated, and has not received any written notice of Proceedings relating to the suspension, modification, revocation, or cancellation of any such Approvals or Registrations.

(c)    Disqualification. Neither DERMAdoctor nor, to DERMAdoctor’s Knowledge, any member, manager, officer, employee or independent contractor of DERMAdoctor or any agent having the authority to bind DERMAdoctor (including any of its manufacturing or clinical service providers) has been convicted of any crime or engaged in any conduct that has previously caused or would reasonably be expected to result in disqualification or debarment by the FDA, European Medicines Agency, or any similar Law of any other Governmental Authorities.

(d)    FDA Application Integrity Policy. None of DERMAdoctor nor any of its members, managers, officers or employees, or, to the Knowledge of DERMAdoctor, any of DERMAdoctor’s independent contractors or agents (including any of its manufacturing or clinical service providers), is the subject of any pending, or to the Knowledge of DERMAdoctor threatened, investigation by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” policy as stated at 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto (the “FDA Application Integrity Policy”), or by any other similar Governmental Authorities or other competent body pursuant to any similar policy or applicable Laws. Neither DERMAdoctor nor any of its members, managers, officers or employees, or, to DERMAdoctor’s Knowledge, any of DERMAdoctor’s independent contractors or agents (including any its manufacturing or clinical service providers), has committed any act, made any statement, or failed to make any statement, in each case with respect to DERMAdoctor, that would reasonably be expected to provide a basis for the FDA to invoke the FDA Application Integrity Policy or for any similar Governmental Authority or other competent body to invoke a similar policy or applicable Laws. Neither DERMAdoctor nor any of its members, managers, officers or employees, or, to DERMAdoctor’s Knowledge, any of DERMAdoctor’s independent contractors or agents (including any of its manufacturing or clinical service providers), has made on behalf of DERMAdoctor any materially false statements on, or material omissions from, any notifications, applications, approvals, reports, and other submissions to the FDA or any similar Governmental Authority.

4.22    FDA and Other Regulations. DERMAdoctor, and its products, including each of the products in each of the jurisdictions listed in Schedule 4.22 of the Disclosure Schedules, are and have been in compliance with all applicable Laws administered or issued by the FDA, European Medicines Agency or any similar Governmental Authority, including the Federal Food, Drug, and Cosmetic Act Regulation (EC) No 1223/2009 of the European Parliament and of the Council of 30 November 2009 on cosmetic products, Commission Regulation (EU) No 655/2013 of 10 July 2013 laying down common criteria for the justification of claims used in relation to cosmetic products, Directive 2001/83/EC of the European Parliament and of the Council of 6 November 2001 on the Community code relating to medicinal products for human use (as implemented into the national Laws of EU Member States), and all other applicable Laws regarding developing, testing, manufacturing, marketing, distributing or promoting, labeling, or complaint handling or adverse event reporting in connection with the Business Products.

4.23    Preclinical Development and Clinical Trials. The studies, tests, preclinical development and clinical trials, if any, conducted by or on behalf of DERMAdoctor are being conducted in all material respects in accordance with experimental protocols, procedures and controls pursuant to accepted professional and scientific standards for products or product candidates and all applicable Laws, including the Federal Food, Drug, and Cosmetic Act, Regulation (EC) No 1223/2009 of the European Parliament and of the Council of 30 November 2009 on cosmetic products, and Directive 2001/20/EC of the European Parliament and of the Council of 4 April 2001 on the approximation of the Laws of the European Union Member States relating to the implementation of good clinical practice in the conduct of clinical trials on medicinal products for human use (as implemented into the national Laws of EU Member States). DERMAdoctor has not received any written notices or correspondence from the FDA or any other Governmental Authority or any institutional review board or comparable authority requiring the termination, suspension or material modification of any studies, tests, preclinical developments or clinical trials conducted by or on behalf of DERMAdoctor.

4.24    Litigation and Indemnification Claims.

(a)    Litigation. Except as set forth on Schedule 4.24(a) of the Disclosure Schedules, there are no:

(i)    Proceedings pending or, to the Knowledge of DERMAdoctor, threatened against DERMAdoctor or its assets, properties, Business or rights and in the past three (3) years no such Proceeding has been filed or issued against DERMAdoctor or, to the Knowledge of DERMAdoctor, any of the Sellers or the Founders;

(ii)    outstanding Orders against or with respect to DERMAdoctor or its properties or rights or the Business; or

(iii)    no such material Proceeding or Order has been filed or issued against DERMAdoctor in the past three (3) years.

(b)    Orders and Settlements. DERMAdoctor is not in default with respect to (i) any Order to which it is a party or (ii) any settlement agreement relating to any Proceeding to which it is a party.

(c)    Claims. To the Knowledge of DERMAdoctor, there is no reasonable basis for a claim against DERMAdoctor relating to defective design, material, or performance of its products or services and there has not been any such claim that has existed or otherwise been made against DERMAdoctor. At all times prior to the Closing, the products made or sold by DERMAdoctor (i) have conformed in all material respects with all applicable contractual commitments with respect to the specifications or warranty of the products made or sold by DERMAdoctor, and express and implied warranties and Laws, (ii) have been free from manufacturing or design defects in all material respects, and (iii) have contained adequate warnings required under applicable Law. DERMAdoctor has not received written notice of any claims for any, and to the Knowledge of DERMAdoctor there are no threatened, material (i)(A) Proceedings by customers, manufacturers, distributors or resellers of DERMAdoctor or (B) other claims by customers, manufacturers, distributors or resellers of DERMAdoctor for product return, replacement, rebate, credit, or similar warranty obligations, other than in the ordinary course of business and consistent with past practices, or (ii)(A) Proceedings or other lawsuits, class actions or other claims by a third party or third parties (other than a Governmental Authority) (whether based on negligence, fraud, failure to warn, strict products Liability, violation of applicable Law, or other similar legal theory, and whether seeking injunctive relief, money damages, or other remedy), related to or arising out of personal injury or death, or damage, destruction or diminished value of property related to the Business Products, or investigation, action or other claim by any Governmental Authority concerning compliance or non-compliance of the Business Products with applicable Laws intended to address the foregoing risks from product defects (whether seeking fines, injunctive relief, Product Recall, field action, or other penalties) or (B) Proceedings by a customer, manufacturer, distributor or reseller of DERMAdoctor seeking damages, costs, reimbursement, contribution, indemnification, injunctive relief, repair, replacement, or other responsibility for Liabilities related to or arising out of the matters described in clause (A), or any systemic design defect or systemic manufacturing defect, any voluntary or involuntary Product Recall, field action or violation of applicable Laws, in each case of this clause (ii) related to or arising out of a product or products sold by DERMAdoctor.

(d)    Indemnification Obligations. Schedule 4.24(d) of the Disclosure Schedules contains a true and complete list of all material indemnification obligations of DERMAdoctor other than those entered into by it in the ordinary course of business, including a description in reasonable detail of any such obligation for which the indemnitee has given notice of a claim or in connection with which, to the Knowledge of DERMAdoctor, there exist any facts that would reasonably cause it to believe an indemnification claim will be made.

4.25    Employee & Labor Matters.

(a)    Employment Laws. DERMAdoctor has complied, and is in compliance, with all applicable Laws relating to employment, immigration and labor matters, including any provision thereof relating to wages, hours of work, vacation pay, pay equity, employment equity, workers’ compensation, human rights and freedoms, overtime pay, occupational health and safety and conditions of employment.

(b)    Labor Matters. Except as set forth on Schedule 4.25(b) of the Disclosure Schedules:

(i)    There are no collective agreements in force with respect to employees of DERMAdoctor, and no collective agreement is currently being negotiated by DERMAdoctor.

(ii)    No union or employee bargaining agent holds bargaining or certification rights with respect to any employees of DERMAdoctor, and there are no current or, to the Knowledge of DERMAdoctor, threatened attempts to organize or establish any trade union or employee association with respect to DERMAdoctor nor has there been any such attempt.

(iii)    DERMAdoctor has not engaged in any unfair labor practice, and there is no unfair labor practice complaint pending or, to the Knowledge of DERMAdoctor, threatened against DERMAdoctor and there is no labor strike, slowdown, work stoppage or lockout in effect or, to the Knowledge of DERMAdoctor, threatened against DERMAdoctor, nor has there been any such event.

(iv)    All amounts due and owing or accrued due but not yet owing for all salary, wages, bonuses, commissions, vacation pay, pension benefits or other employee benefits and benefits under any Employee Plan have been paid or, if accrued, are reflected in DERMAdoctor books and records and the Financial Statements.

(v)    DERMAdoctor is not subject to any claim for wrongful dismissal, constructive dismissal, prohibited practice or any other claim, complaint or litigation relating to employment, discrimination or termination of employment of any of its employees or former employees or relating to any failure to hire a candidate for employment.

(vi)    There are no outstanding loans made by DERMAdoctor to any employee or former employee or independent contractor or former independent contractor of DERMAdoctor.

(vii)    To the Knowledge of DERMAdoctor, no employee, consultant or independent contractor of DERMAdoctor has any plans to terminate his or her employment, consultancy or independent contractor arrangement, as applicable, with DERMAdoctor.

(viii)    (A) To the Knowledge of DERMAdoctor, no written allegations of sexual or racial harassment or sexual or race-based misconduct have been made against any member, manager, employee or independent contractor of DERMAdoctor, (B) DERMAdoctor has not entered into any settlement agreement related to allegations of sexual or racial harassment or sexual or race-based misconduct by any member, manager, employee or independent contractor of DERMAdoctor, and (C) there are no Proceedings currently pending or, to the Knowledge of DERMAdoctor, threatened related to any allegations of sexual or racial harassment or sexual or race-based misconduct by any member, manager, employee or independent contractor of DERMAdoctor.

(c)    Employee List. A correct and complete list of each current member, manager, officer, employee (and in the case of employees, may contain numbers only without listing their names), and independent contractor of DERMAdoctor, whether actively at work or not, their salaries, wage rates, commissions and consulting fees, bonus arrangements, benefits, positions and titles, status as full-time or part-time employees, location, length of service and information as to whether any such employee is laid off or on a leave of absence with the reasons for any leave of absence, has been prepared and delivered to NovaBay. Schedule 4.25(c) of the Disclosure Schedules also contains a list of all employment agreements and all service agreements of DERMAdoctor with its employees, independent contractors and consultants, as the case may be. DERMAdoctor has furnished NovaBay with true and complete copies of all such written agreements. Except as set forth in such written agreement or Schedule 4.25(c) of the Disclosure Schedules, no employee of DERMAdoctor has any agreement as to length of notice, severance or termination payment required to terminate his or her employment.

4.26    Employee Plans.

(a)    Employee Plans. Schedule 4.26(a) of the Disclosure Schedules lists all Employee Plans. DERMAdoctor has furnished to NovaBay true, correct and complete copies of all the written Employee Plans as of the date hereof (and to the extent unwritten, true and correct written summaries thereof) together with all related material documentation, including funding agreements, summary plan descriptions and the most recent disbursement and asset statements. No changes have occurred or, to the Knowledge of DERMAdoctor, are expected to occur which would materially affect the information contained in the actuarial reports, financial statements or asset statements required to be provided to NovaBay pursuant to this Section 4.26(a).

(b)    Compliance with Laws. All of the Employee Plans are and have been established and administered, in all material respects, in accordance with their terms and all applicable Laws. To the Knowledge of DERMAdoctor, no fact or circumstance exists that could adversely affect the preferential Tax treatment ordinarily accorded to any such Employee Plan. DERMAdoctor and each of its Affiliates is and, at all relevant times, has been in compliance with (i) COBRA without any discounts in COBRA premiums and without employer-paid COBRA premiums, and (ii) to the extent applicable, the Health Care Reform Laws. To the extent the Health Care Reform Laws are applicable, DERMAdoctor and each of its Affiliates has made an offer of minimum essential coverage to its respective employees in the manner contemplated under Section 4980H of the Code (including the affordability and minimum value requirements thereof) to the extent required to avoid the adverse Tax consequences thereunder, and neither DERMAdoctor nor any of its Affiliates has incurred (and nothing has occurred, and no condition or circumstance exists, that could subject NovaBay or any of its Affiliates to) any assessable payment, Tax or penalty under Section 4980D or 4980H of the Code or under any other provision of the Health Care Reform Laws or result in any Liability of, or Tax on, DERMAdoctor, NovaBay or its Affiliates.

(c)    Tax Treatment. To the Knowledge of DERMAdoctor, no fact or circumstance exists that could adversely affect the preferential Tax treatment ordinarily accorded to any such Employee Plan.

(d)    Employee Plan Obligations. DERMAdoctor has satisfied all of its obligations regarding the Employee Plans and there are no outstanding defaults or violations by DERMAdoctor, or to the Knowledge of DERMAdoctor, by any party, to any Employee Plan.

(e)    No Proceedings. No Employee Plan is subject to any pending investigation, examination or other Proceeding initiated by any Governmental Authority or by any other Person (other than routine claims for benefits) to which DERMAdoctor has been notified of in writing.

(f)    Premiums and Liabilities. All contributions or premiums required to be paid by DERMAdoctor under the terms of each Employee Plan or by Law have been made in a timely fashion in accordance with Law and the terms of the Employee Plans and are properly recorded in the Financial Statements. DERMAdoctor does not have any Liability (other than Liabilities accruing after the date hereof or incurred in the ordinary course of business) with respect to any of the Employee Plans. Contributions or premiums for the period up to the date hereof have been paid or accrued by DERMAdoctor.

(g)    Insurance Policy. No insurance policy affecting any Employee Plan requires or permits a retroactive increase in contributions, premiums or other payments due thereunder.

(h)    Retired Employees. None of the Employee Plans provides benefits to retired employees or to the beneficiaries or dependents of retired employees, except to the extent COBRA applies.

(i)    Impact of the Contemplated Transactions. No Employee Plan exists that would require as a result of the Contemplated Transactions (i) the payment to any Person of any money, benefits or other property; (ii) accelerated or increased funding requirements for any Employee Plan; or (iii) the acceleration or provision of any other increased rights or benefits to any Person.

(j)    ERISA. Neither DERMAdoctor nor any ERISA Affiliate has ever sponsored, maintained, participated in, had an obligation to contribute or contributed to, or had or could have any Liability with respect to, an “employee benefit plan” (as defined in Section 3(3) of ERISA) which is or was (i) a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA); (ii) a “multiple employer plan” subject to Code Section 413(c) or Sections 4063, 4064 or 4066 of ERISA; (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA); (iv) subject to Section 302 or Title IV of ERISA or Code Section 412; or (v) a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code or other funding arrangement for the provision of welfare benefits (such disclosure to include the amount of any such funding).

4.27    Tax Matters. Except as set forth on Schedule 4.27 of the Disclosure Schedules:

(a)    Tax Status. DERMAdoctor has been treated as a partnership for federal, state and local income purposes since its formation. It has not made an election to be treated as an association taxable as a corporation for purposes of federal, state or local income Tax.

(b)    Tax and Tax Returns. All income, franchise and similar Tax Returns and all other material Tax Returns required to be filed under Law by or with respect to DERMAdoctor have been timely filed (after giving effect to applicable extensions). All such Tax Returns were true, correct and complete in all material respects. All Taxes owed by DERMAdoctor (whether or not shown on any Tax Return) have been timely paid in full. No claim in writing has ever been made by an authority in a jurisdiction where DERMAdoctor does not file Tax Returns that DERMAdoctor is or may be subject to taxation by that jurisdiction. There are no encumbrances with respect to Taxes upon any of the issued and outstanding equity interests of DERMAdoctor or any asset of DERMAdoctor other than Permitted Encumbrances for current Taxes not yet due and payable.

(c)    Withholding. DERMAdoctor has deducted, withheld and timely paid to the appropriate Taxing Authority all Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member or other third party, and DERMAdoctor has complied in all material respects with all associated reporting and recordkeeping requirements.

(d)    Disputes. To the Knowledge of DERMAdoctor, there is no dispute, audit, investigation, Proceeding or claim concerning any Tax Liability of DERMAdoctor pending, being conducted, claimed, or raised by a Governmental Authority in writing, which copies of such disputes, investigations, Proceedings or claims have been made available to NovaBay.

(e)    Statute of Limitations. DERMAdoctor has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, other than extensions that have expired. DERMAdoctor has not executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force. No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any Taxing Authority with or in respect of DERMAdoctor.

(f)    Unpaid Taxes. The unpaid Taxes of DERMAdoctor (i) did not as of December 31, 2020 exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Financial Statements (rather than in any notes thereto); and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of DERMAdoctor in filing its Tax Returns.

(g)    Excess Parachute Payments. DERMAdoctor has not made any payments, or been or is a party to any Contract or plan that would result in it making payments that have resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or in the imposition of an excise Tax under Section 4999 of the Code (or any corresponding provisions of state or local Tax Law).

(h)    Tax Sharing. DERMAdoctor is not a party to any contractual obligation relating to Tax sharing or Tax allocation (other than lease agreements, credit agreements and other commercial agreements entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes). DERMAdoctor has no material Liability for the Taxes of any other Person under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor.

(i)    Transfer Taxes. DERMAdoctor does not own any property of a character, the indirect transfer of which, pursuant to this Agreement, would give rise to any documentary, stamp, or other transfer Tax.

(j)    Members. Each member of DERMAdoctor is a “United States person” within the meaning of Section 7701(a)(30) of the Code (or is, for U.S. federal income Tax purposes, disregarded as an entity separate from a Person who is a “United States person” within the meaning of Section 7701(a)(30) of the Code).

(k)   Reportable Transactions. DERMAdoctor has not participated in any transaction, scheme, or arrangement which constitutes a “reportable transaction” within the meaning of Section 6011 of the Code.

(l)    Tax Deferral. DERMAdoctor has not deferred the employer portion of any payroll Taxes under Section 2302 of the Coronavirus Aid, Relief, and Economic Security Act for which the original due date was on or before the Closing Date.

(m)    Permanent Establishment. DERMAdoctor does not have a permanent establishment or other taxable presence in any jurisdiction where it is not currently filing Tax Returns.

(n)    Sales and Use Tax. DERMAdoctor has charged, collected and remitted any sales or similar Taxes as required under applicable Laws (including applicable time periods pursuant to applicable Laws) on any sale, supply, provision of services or delivery whatsoever, made by DERMAdoctor.

(o)    Partnership Audit Rules. DERMAdoctor has not elected to apply the partnership audit rules under Section 1101 of Title XI of the Bipartisan Budget Act of 2015, H.R. 1314, Public Law Number 114-74 to any Tax year prior to 2018.

(p)    SR&ED Tax Credits. DERMAdoctor is not in the process of claiming, nor has ever claimed, any research and development investment Tax credits.

(q)    Tax Returns Provided. The Sellers have made available to NovaBay copies of all income and franchise Tax Returns for DERMAdoctor for the previous three (3) years and have made available to NovaBay all other Tax Returns filed since January 1, 2020.

4.28    Unclaimed Property. DERMAdoctor has timely filed all reports relating to “unclaimed property” required by Law to be filed with a Governmental Authority, all such reports (if any) were complete and accurate in all material respects, and DERMAdoctor has timely deposited with the appropriate Governmental Authorities all “unclaimed property” that it is required to deposit as of the Effective Date to the extent that DERMAdoctor was required to deposit any unclaimed property pursuant to Law.

4.29   No Undisclosed Liabilities. Except as set forth on Schedule 4.29 of the Disclosure Schedules, DERMAdoctor and the Business do not have any Liabilities required by GAAP to be disclosed on the Financial Statements, except for: (a) Liabilities adequately reflected or reserved against in the Financial Statements; (b) Liabilities incurred in the ordinary course of business since December 31, 2021 (none of which is a Liability for tort, material breach of Contract, or infringement or a claim or lawsuit or an Environmental Liability); or (c) arising from or related to DERMAdoctor’s performance under this Agreement and the Transaction Documents to which DERMAdoctor is a party or for legal, accounting and other professional expenses incurred in connection with the Contemplated Transaction. DERMAdoctor is not a party to any material off-balance sheet arrangements.

4.30    Accounts Receivable. All accounts receivable are valid receivables arising in the ordinary course of business and are current and collectible. No agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such accounts receivables in excess of the reserve allowances. Such accounts receivable are not subject to any valid defense, offset or counterclaim.

4.31    Inventory. Schedule 4.31 of the Disclosure Schedules sets forth a complete and accurate list of DERMAdoctor’s inventory. All inventory consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written-off or written-down to net realizable value in the Financial Statements, in an amount reasonably sufficient for NovaBay to maintain the operation of the Business as conducted immediately prior to Closing for the time frame immediately following the Closing. All such inventory is owned by DERMAdoctor free and clear of all Liens (other than Permitted Encumbrances), and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the circumstances of DERMAdoctor as of the Effective Date.

4.32   Products. Schedule 4.32 of the Disclosure Schedules sets forth a complete and accurate list of all internally and externally developed Business Products or that are developed for third parties and future products and services offerings that are in research and development that DERMAdoctor has committed a material amount of assets and resources to developing as of the Effective Date, for each of these products, the jurisdictions where such product is manufactured, marketed and distributed and the regulatory status (cosmetics, drugs, biologics, medical devices, or otherwise) as of the Effective Date.

4.33    Insurance. Schedule 4.33 of the Disclosure Schedules lists, as of the date of this Agreement, each material insurance policy maintained by DERMAdoctor or with respect to which DERMAdoctor is a named insured. Such insurance policies are in full force and effect and no written notice of cancellation or termination has been received by DERMAdoctor with respect to any such insurance policies that have not been replaced on substantially similar terms prior to the date of such cancellation or termination. All premiums on such insurance policies due and payable as of the date of this Agreement have been paid. DERMAdoctor is in compliance with all conditions contained in such insurance policies, except where the failure to so comply has not had, nor is reasonably expected to have, a Material Adverse Effect. A list of all claims against such insurance and against DERMAdoctor’s self-insured plans since January 1, 2019 (or otherwise outstanding) and the outcomes or status of such claims is set forth on Schedule 4.33 of the Disclosure Schedules.

4.34    Bank Accounts. Schedule 4.34 of the Disclosure Schedules sets forth (i) the name of each Person with whom DERMAdoctor maintains a deposit account or safety deposit box, (ii) the address where each such deposit account or safety deposit box is maintained, and (iii) the names of all Persons authorized to draw thereon or that have access thereto.

4.35    Powers of Attorney. DERMAdoctor has not given any irrevocable power of attorney (other than such powers of attorney given in the ordinary course of business with respect to routine matters or as may be necessary or desirable in connection with the consummation of the Contemplated Transactions) to any Person for any purpose whatsoever with respect to DERMAdoctor.

4.36    Information To Be Supplied. The information supplied or to be supplied by DERMAdoctor for inclusion in any filings with the U.S. Securities and Exchange Commission (the “Commission”) in connection with the Financing as contemplated in this Agreement will not, on the date of its filing or at the time it becomes effective under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.37    No Broker. Except as set forth on Schedule 4.37 of the Disclosure Schedules, DERMAdoctor has not nor has any of its respective members, managers, officers, employees or agents employed or incurred any Liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement or the Contemplated Transactions.

4.38    Disclaimer. DERMADOCTOR (AND NO PERSON ON BEHALF OF DERMADOCTOR) MAKES NO, AND NO PERSON SHALL BE ENTITLED TO RELY UPON, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AS TO ANY FACT OR MATTER OTHER THAN AS EXPRESSLY SET FORTH IN THIS ARTICLE 4, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING DERMADOCTOR FURNISHED OR MADE AVAILABLE TO NOVABAY AND ITS REPRESENTATIVES AS TO FUTURE REVENUE, PROFITABILITY OR SUCCESS OF DERMADOCTOR. ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE ARE HEREBY EXPRESSLY DISCLAIMED.

Article 5

Representations and Warranties of the Sellers and the Founders

As a material inducement to NovaBay to enter into this Agreement and except as set forth in the Disclosure Schedules, each Seller and each Founder represent and warrant to NovaBay that the following statements in this Article 5 as they relate to such Seller or Founder:

5.1     Organization and Power—Papillon. Papillon (a) is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Missouri and (b) has full power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party and to consummate the Contemplated Transactions. Papillon is not in violation of any provision of its organizational or governing documents.

5.2      Organization and Power—MGP. MGP (a) is a limited liability limited partnership duly organized, validly existing and in good standing under the Laws of the State of Iowa and (b) has full power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party and to consummate the Contemplated Transactions. MGP is not in violation of any provision of its organizational or governing documents.

5.3     Authorization and Enforceability. The Sellers have the requisite company power and authority and have taken all actions necessary to execute and deliver this Agreement and the other Transaction Documents to be delivered by the Sellers as contemplated hereby, to perform its obligations hereunder and to consummate the Contemplated Transactions. This Agreement has been, and each of the other Transaction Documents will be, duly authorized, executed and delivered by the Sellers and the Founders, as the case may be, and constitute a valid and legally binding agreement of the Sellers and the Founders, as the case may be, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

5.4      No Violation. None of the execution, delivery or performance of this Agreement or any of the other Transaction Documents by the Sellers or the Founders and the consummation of the Contemplated Transactions by them will:

(a)    conflict with or violate any provision of the organizational or governing documents of the Sellers;

(b)    result in the creation of, or require the creation of, any Lien upon any Membership Units; or

(c)    violate any Law or Order applicable to the Sellers or the Founders by which any of their properties or assets are bound or affected.

5.5    Consents. Except as set forth on Schedule 5.5 of the Disclosure Schedules, none of the execution, delivery or performance of this Agreement by the Sellers or the Founders, nor the consummation of the Contemplated Transactions or compliance with the terms of the other Transaction Documents, will require (a) the notice, consent or approval under any Contract of the Sellers or the Founders or (b) the Sellers or the Founders to provide notice or obtain the authorization, approval, registration or consent of, or make any declaration, filing or registration with, any Governmental Authority.

5.6     Proceedings and Orders. There are no Proceedings pending or threatened in writing or, to the Knowledge of the Sellers or the Founders, orally against the Sellers or the Founders, and the Sellers and the Founders are not subject to any outstanding, pending or, to the Knowledge of the Sellers or the Founders threatened Orders in writing or, to the Sellers’ or the Founders’ Knowledge, any oral Orders, in each case, that (a) challenge or seek to enjoin, alter or materially delay the Contemplated Transactions or (b) would affect the ability of the Sellers or the Founders to consummate the sale of the Membership Units or the other Contemplated Transactions or any of the Sellers’ or the Founders’ obligations under this Agreement and the other Transaction Documents.

5.7     Relationships with Affiliates. Except as set forth on Schedule 5.7 of the Disclosure Schedules, none of the Sellers, the Founders or any Affiliate of the Sellers or the Founders or any of their respective officers, managers, members or employees (a) has any interest in any property (real, personal, or mixed and whether tangible or intangible) used in the operation of the Business; or (b) owns (of record or as a beneficial owner) an equity interest or any other material financial or a profit interest in, a Person that at the same time (i) is a party to any transaction or Contract (other than in such Person’s capacity as an officer, director or employee) or has a material financial interest in any transaction with DERMAdoctor or (ii) engages in competition with DERMAdoctor with respect to any line of the prior or current products or services (including those in development) of DERMAdoctor or the Business.

5.8      Title to Membership Units. Each Seller has sole ownership and good and valid title to all of their respective Membership Units free and clear of all Liens.

5.9     Structure. Papillon and MGP are the sole owners of all issued and outstanding Membership Units of DERMAdoctor, holding 822,383.88 Membership Units and 177,616.12 Membership Units, respectively. To the Knowledge of the Sellers and the Founders, there are no Membership Units or other membership interests or equity or equity equivalents of DERMAdoctor authorized, issued and outstanding or otherwise obligated by Contract or otherwise to be issued and there are no preemptive or similar rights of DERMAdoctor. To the Knowledge of the Sellers and the Founders, DERMAdoctor has not issued any profit interests or options to acquire interests in it.

5.10    Powers of Attorney. The Sellers and the Founders have not given any irrevocable power of attorney (other than such powers of attorney given in the ordinary course of business with respect to routine matters or as may be necessary or desirable in connection with the consummation of the Contemplated Transactions) to any Person for any purpose whatsoever with respect to the Membership Units or any of the Contemplated Transactions.

5.11    No Broker. Except as set forth on Schedule 5.11 of the Disclosure Schedules, neither the Sellers nor the Founders (nor any of their respective members, managers, officers, employees or agents acting on their behalf) have employed or incurred any Liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement or the Contemplated Transactions.

5.12    Information To Be Supplied. The information supplied or to be supplied by the Founders or the Sellers for inclusion in any filings with the Commission in connection with the Financing as contemplated in this Agreement will not, on the date of its filing or at the time it becomes effective under the Securities Act or the Exchange Act, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

5.13    No Insolvency. No Seller nor Founder (a) is the subject of any Proceeding commenced by or against such Seller or Founder under any bankruptcy, arrangement, reorganization, insolvency or similar Laws for the relief of debtors; (b) has an application pending for appointment, for the benefit of creditors, of a receiver or any other legal custodian with respect to its assets or property; (c) has made any general assignment for the benefit of creditors; (d) has admitted in writing its inability to pay its debts as they mature; or (e) is otherwise unable to pay their debts when and as they become due.

5.14    Disclaimer. THE SELLERS AND THE FOUNDERS (AND NO PERSON ON BEHALF OF ANY SELLER OR FOUNDER) MAKE NO, AND NO PERSON SHALL BE ENTITLED TO RELY UPON, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO ANY FACT OR MATTER OTHER THAN AS EXPRESSLY SET FORTH IN THIS ARTICLE 5 INCLUDING ANY REPRESENTATION OR WARRANTY AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING DERMADOCTOR, THE SELLERS OR THE FOUNDERS FURNISHED OR MADE AVAILABLE TO NOVABAY AND ITS REPRESENTATIVES AS TO FUTURE REVENUE, PROFITABILITY OR SUCCESS OF DERMADOCTOR. ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE ARE HEREBY EXPRESSLY DISCLAIMED.

Article 6
Representations and Warranties of NovaBay

NovaBay represents and warrants to the Sellers, the Founders and DERMAdoctor the following statements in this Article 6:

6.1      Organization and Power. NovaBay (a) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware; (b) has full power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party and to consummate the Contemplated Transactions; and (c) has all requisite corporate power and authority to own or lease and to operate its properties and carry out its business. NovaBay is duly qualified or licensed to do business as a foreign business entity in good standing in every jurisdiction where its ownership or lease of property, or the conduct of its business, requires such qualification and is in good standing in each jurisdiction.

6.2     Corporate Authorization. NovaBay has duly authorized the execution and delivery of this Agreement and each of the other Transaction Documents to which NovaBay is or will be a party and the performance of its obligations hereunder and thereunder. This Agreement constitutes, and each of the other Transaction Documents to which NovaBay is or will be a party will constitute, as of the Closing Date, the legal, valid and binding obligation of NovaBay and are enforceable against NovaBay in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

6.3      No Violation. Neither the execution, delivery or performance of this Agreement nor any of the other Transaction Documents by NovaBay and the consummation of the Contemplated Transactions by NovaBay will:

(a)    conflict with or violate any provision of the organizational or governing documents of NovaBay;

(b)    result in the creation of, or require the creation of, any Lien upon any property or assets of NovaBay; or

(c)    violate any Law or Order applicable to NovaBay or by which any of its properties or assets are bound or affected.

6.4      Litigation. There are no (a) Proceedings or, to the Knowledge of NovaBay, investigations by a Governmental Authority pending or, to the Knowledge of NovaBay, threatened against NovaBay or its properties, business or rights and in the past three (3) years no such Proceeding has been filed or issued against NovaBay; or (b) outstanding Orders against or with respect to NovaBay or its properties, business or rights.

6.5     No Broker. Except as set forth on Schedule 6.5 of the Disclosure Schedules, NovaBay has not (nor any of its directors, officers, employees and agents acting on its behalf) employed or incurred any Liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement or the Contemplated Transactions.

6.6      Financing. Subject to Sections 7.1(d) and 7.11, NovaBay has a reasonable basis to believe that it will obtain Financing sufficient to enable NovaBay to make payment of the Purchase Price and consummate the Contemplated Transactions on the terms and conditions set forth in this Agreement.

6.7     Disclaimer. NOVABAY (AND NO PERSON ON BEHALF OF NOVABAY) MAKES NO, AND NO PERSON SHALL BE ENTITLED TO RELY UPON, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AS TO ANY FACT OR MATTER OTHER THAN AS EXPRESSLY SET FORTH IN THIS ARTICLE 6, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING NOVABAY FURNISHED OR MADE AVAILABLE TO DERMADOCTOR, THE SELLERS OR THE FOUNDERS AND ITS REPRESENTATIVES AS TO FUTURE REVENUE, PROFITABILITY OR SUCCESS OF NOVABAY. ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE ARE HEREBY EXPRESSLY DISCLAIMED.

Article 7
Covenants

7.1      Access to Information; Transition; Cooperation with Financing.

(a)    Access to Information. During the Interim Period, the Sellers and the Founders shall, and shall cause DERMAdoctor to, provide NovaBay with reasonable access to books, records, properties (including supply storage facilities), inventory and other information regarding DERMAdoctor, the Business and its operations, as well as the managers, officers, suppliers, manufacturers and distributors of DERMAdoctor, in each case, as reasonably requested by NovaBay, except for information (i) that the Sellers or the Founders reasonably believe DERMAdoctor, the Sellers or the Founders are prohibited from providing to NovaBay by reason of applicable Law or Order; (ii) that constitutes, or allows access to, information protected by attorney-client privilege; or (iii) that DERMAdoctor, the Sellers and the Founders are required to keep confidential or prevent access to by reason of any Contract with a third party (provided, however, that in the case of customer Contracts, each such Contract that cannot be reviewed is specifically identified as confidential in the Disclosure Schedules; provided, further that DERMAdoctor will provide appropriate alternative disclosure arrangements to provide to NovaBay the applicable information in a manner that would not reasonably be expected to violate applicable Law, waive privilege (e.g., common interest agreement) or breach confidentiality). Such access shall (w) with respect to any real property, be conducted during normal business hours and under the supervision of personnel of DERMAdoctor, the Sellers or the Founders, as applicable; (x) not unreasonably disrupt the normal operations of DERMAdoctor; and (z) comply with all applicable Laws, including those regarding the exchange of competitively sensitive information. All of such information shall be treated as confidential subject to the terms of the Confidentiality Agreement, the provisions of which are hereby incorporated into this Agreement and acknowledged by the parties as a continuing obligation in accordance with its terms.

(b)    Data Room Access. During the Interim Period, the Sellers and the Founders shall maintain access to the online data site established by Intralinks for Project Daphne for NovaBay, its Affiliates and their representatives and all documents, files or folders included in such online data site as of the date hereof. As promptly as practicable after the Closing Date, the Sellers and the Founders shall deliver to NovaBay a copy of a CD or DVD-ROM or other physical electronic storage device containing a true, correct and complete copy of such data site as of 5:00 pm, Central Time, on the third Business Day prior to the Effective Date.

(c)    Transition Communications.

(i)    During the Interim Period, DERMAdoctor and NovaBay shall collaboratively establish a plan to roll-out communications regarding the Contemplated Transactions to DERMAdoctor’s manufacturers, customers, suppliers, service providers, distributors, resellers, licensors, licensees and others having a business relationship with DERMAdoctor. From and after the date hereof, the Sellers and the Founders shall, and shall cause DERMAdoctor to, without further consideration, provide written notice(s) and have other written and oral communication with manufacturers, customers, suppliers, service providers, distributors, resellers, licensees and others having a business relationship with DERMAdoctor, which notice(s) and other communication(s) shall be prepared and coordinated mutually by NovaBay and DERMAdoctor to advise on such matters as DERMAdoctor is or has been sold and that NovaBay is the owner and operator of DERMAdoctor from and after the Closing Date. The final version and timing of any such notice(s) or communication(s) shall be subject to the mutual satisfaction of the parties not to be unreasonably withheld, conditioned or delayed.

(ii)    Notwithstanding anything else in this Agreement to the contrary, during the Interim Period, NovaBay shall have the right to contact and communicate with manufacturers, suppliers, service providers, distributors, resellers, customers, licensors, licensees, and others having a business relationship with DERMAdoctor without the Sellers’, the Founders’ or DERMAdoctor’s consent if: (A) NovaBay has a preexisting relationship with such Person and so long as NovaBay does not discuss this Agreement or the Contemplated Transactions, or (B) subject to Section 7.1(c)(i), NovaBay plans to discuss the Contemplated Transactions and has provided DERMAdoctor with at least twenty-four (24) hours prior written notice and a reasonable opportunity to join or participate in such contact or communication.

(d)    Financing; Cooperation with Financing.

(i)    NovaBay agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to arrange and on or prior to the Closing Date obtain the Financing sufficient to enable NovaBay to make payment of the Purchase Price and consummate the Contemplated Transactions on the terms and conditions set forth in this Agreement. In connection with the Financing, NovaBay may conduct an offering of its securities that could require approval of its stockholders under the continued listing rules of the NYSE American or other applicable Laws (“Stockholder Approval”). Accordingly, in the event Stockholder Approval is so required, NovaBay will use commercially reasonable efforts to prepare and file a proxy statement with the Commission in order to solicit its stockholders to obtain such approval. Such proxy statement shall comply as to form in all material respects with the requirements of the Exchange Act.

(ii)    Prior to the Closing Date, DERMAdoctor, the Founders and the Sellers shall reasonably cooperate with and reasonably assist NovaBay, at NovaBay’s sole cost and expense, in connection with the Financing; provided, that such cooperation and assistance shall be provided upon reasonable advance notice from NovaBay and shall be in a manner as would not be unreasonably disruptive to the Business or operations of DERMAdoctor or the Sellers. Such cooperation shall include DERMAdoctor, the Sellers and the Founders cooperating with NovaBay in connection with the preparation and filing of the proxy statement (whether a preliminary or definitive proxy statement or any amendment or supplement thereto) to obtain Stockholder Approval, including providing such information about DERMAdoctor, the Business and financial information as is necessary to be included therein.

7.2      Conduct of Business Pending the Closing.

(a)    Interim Period Conduct of Business. During the Interim Period, except as otherwise provided herein or as required by Law, the Sellers and the Founders shall cause DERMAdoctor to (i) conduct its business in the ordinary course consistent with past practice and in all material respects in accordance with applicable Law; (ii) use commercially reasonable efforts to preserve intact the current organization and business of DERMAdoctor and to preserve the rights, goodwill and relationships of its lessors, licensors and licensees, employees, customers, lenders, manufacturers, suppliers, service providers, distributors, resellers, regulators and others having business relationships with DERMAdoctor; and (iii) use commercially reasonable efforts to maintain all material structures, equipment and other tangible personal property of DERMAdoctor in the present repair, order and condition, except for depletion and ordinary wear and tear. The Sellers and the Founders shall cause DERMAdoctor not to take any action that is primarily designed or intended to have the effect of discouraging any of its lessors, licensors, licensees, employees, customers, lenders, manufacturers, suppliers, service providers, distributors, resellers, regulators and others having business relationships with DERMAdoctor from maintaining the same business relationships with NovaBay and DERMAdoctor after the Closing as they maintained with DERMAdoctor while owned by the Sellers.

(b)    Prohibited Actions. During the Interim Period, DERMAdoctor shall not, and the Sellers and the Founders shall cause DERMAdoctor not to, without the prior written consent of NovaBay (which shall not be unreasonably withheld, conditioned or delayed):

(i)    create, incur, assume or guarantee any additional Indebtedness;

(ii)    sell, lease, license, abandon or otherwise dispose of any of the properties or assets of the Business, other than inventory in the ordinary course of business;

(iii)    grant, issue, sell, redeem, purchase, deliver or otherwise dispose of any of the Membership Units or any other equity or equity equivalent or phantom or profits interest of DERMAdoctor;

(iv)    effect any recapitalization, reclassification, combination, distribution, split or like change in DERMAdoctor’s capitalization;

(v)    declare or pay any distributions on or in respect of any of the Membership Units of DERMAdoctor;

(vi)    adopt any plan of merger, consolidation, reorganization, liquidation or dissolution or file a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(vii)    (A) terminate any material Contract (other than by reason of the counterparty’s default or election to terminate), (B) amend or waive any provision of any material Contract (other than ministerial changes), or (C) enter into or extend any Contract outside of the ordinary course of business;

(viii)    promote, market or sell any new Business Products that are not currently promoted, marketed or sold as of the Effective Date;

(ix)    promote, market or sell any Business Products in a country, territory or jurisdiction that such products are not currently promoted, marketed or sold as of the Effective Date;

(x)    make any change in its accounting principles or practices, except as required by GAAP or applicable Law;

(xi)    except as required by the terms and provisions of any Employee Benefit Plan or Contract, (A) adopt, amend or terminate any Employee Benefit Plan or (B) increase the compensation or benefits of any employee, other than in the ordinary course of business;

(xii)    adopt, enter into, modify or terminate any collective bargaining, labor or union Contract of DERMAdoctor, if applicable;

(xiii)    pay, discharge, settle or satisfy any material claims or material Liabilities, including, without limitation, Indebtedness, accounts payable, Taxes and any other material obligations, other than when due;

(xiv)    commence, waive, release, assign or settle any Proceeding or threat of any Proceeding by or against DERMAdoctor or relating to any of DERMAdoctor’s businesses, properties or assets;

(xv)    make, change or revoke any Tax election inconsistent with past practice, revoke or change any Tax election, change any annual Tax accounting period, adopt or change (or request any Governmental Authority to change) any method of Tax accounting, file any amended Tax Return, enter into any closing agreement with respect to Taxes, waive any claim for refund or credit of Taxes, settle any audit, examination or Proceeding relating to Taxes, surrender any right to claim a Tax refund, or consent to the extension or waiver of the limitations period applicable to any audit, examination or Proceeding relating to Taxes or enter into any Tax sharing or Tax indemnification agreement or similar agreement;

(xvi)    amend or modify the articles of organization or operating agreement of DERMAdoctor;

(xvii)    mortgage, pledge, create, impose or subject to any Lien (other than Permitted Encumbrances) on any of its assets, other than in the ordinary course of business;

(xviii)    engage in any new line of business or enter into or become subject to any agreement which restricts the right of DERMAdoctor or any successor thereto from engaging or competing in the Business, or which grants to any Person exclusive rights with respect to any aspect of the Business;

(xix)    enter into or amend any transaction between DERMAdoctor, on the one hand, and any Seller, Founder or their respective Affiliates, on the other hand;

(xx)    establish any Subsidiaries;

(xxi)    purchase any equity securities of any Person;

(xxii)    make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or make any loan or advance to any Person, other than in the ordinary course of business consistent with past practice; or

(xxiii)    agree or commit to do any of the foregoing.

7.3     Exclusivity. During the Interim Period and terminating on the Exclusivity Expiration Date, DERMAdoctor, the Sellers and the Founders shall, and shall cause each of their Affiliates to, refrain from, directly or indirectly, soliciting or entertaining offers from, negotiating with or in any manner encouraging, accepting or considering any proposal or offer from any Person not a party hereto or not affiliated with a party hereto with respect to a sale, assignment, transfer, conveyance or issuance of the Membership Units of DERMAdoctor, a merger of DERMAdoctor, or sale, assignment, transfer or conveyance of all or substantially all of the assets of DERMAdoctor (other than the sale of inventory in the ordinary course of business consistent with past practice) (a “Third Party Proposal”). DERMAdoctor, the Sellers and the Founders shall, and shall cause each of their Affiliates and each of their representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Persons conducted heretofore with respect to a Third Party Proposal. DERMAdoctor, the Sellers and the Founders agree that the rights and remedies for noncompliance with this Section 7.3 shall include having such provisions specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to NovaBay and that money damages would not provide an adequate remedy to NovaBay. In addition to the other obligations under this Section 7.3, DERMAdoctor, the Sellers and the Founders shall, and shall cause each of their Affiliates and each of their representatives to, promptly (but not more than 48 hours after receipt) advise NovaBay orally and in writing of any Third Party Proposal, any request for information with respect to such Third Party Proposal, or any inquiry with respect to or which could reasonably be expected to result in such Third Party Proposal, the material terms and conditions of such Third Party Proposal and the identity of the Person making the same. Notwithstanding anything to the contrary contained in this Agreement, this Section 7.3 shall terminate and be of no further force or effect after the Exclusivity Expiration Date.

7.4     Sellers’ Post-Closing Confidentiality Obligation. From and after the Closing, the Sellers and the Founders shall, and shall cause their respective Affiliates, as applicable to, (a) hold in confidence and maintain the confidentiality of; (b) not use in any way that would reasonably be expected to be adverse to, or have an adverse effect on, NovaBay or DERMAdoctor; and (c) not divulge to any Person (other than their representatives) any proprietary or non-public information, whether written or oral, of NovaBay, DERMAdoctor, and the Business, except with the prior written consent of NovaBay or except as may reasonably be necessary (i) in connection with the performance, enforcement and/or defense of any indemnification obligations under this Agreement, or (ii) to perform or enforce any covenants under this Agreement, or except as may be required by Law; provided, however, that the foregoing limitations shall not apply to information that (x) otherwise becomes lawfully available to the Sellers, the Founders or their respective Affiliates after the Closing Date on a non-confidential basis from a third party who is not under an obligation of confidentiality to NovaBay or DERMAdoctor or (y) is or becomes generally available to the public without breach of this Agreement by the Sellers, the Founders or their respective Affiliates. If the Sellers, the Founders or any of their Affiliates are compelled to disclose any information by judicial or administrative process, Proceeding or by Law, then the Sellers or the Founders shall promptly notify NovaBay in writing and shall disclose only that portion of such information which the Sellers, the Founders or their Affiliates is legally required to be disclosed and the Sellers and the Founders shall reasonably cooperate with NovaBay’s or its Affiliates’ efforts, at NovaBay’s sole cost and expense, to obtain an appropriate protective Order or other reasonable assurance that confidential treatment will be accorded such information.

7.5    Expenses. Except as otherwise provided herein, each of the parties shall bear its own costs and expenses related to the Contemplated Transactions, whether or not the Contemplated Transactions are consummated; provided, however that, at the Closing, the Estimated Closing Transaction Expenses Amount shall be paid in accordance with Article 3. Notwithstanding the immediately preceding sentence, NovaBay, on the one hand, and the Sellers, on the other hand, shall each equally split the fees and expenses of the Escrow Agent.

7.6      Certain Tax Matters.

(a)    Post-Closing Tax Returns.

(i)    The Sellers shall prepare, or cause to be prepared, at the Sellers’ expense, all Tax Returns of DERMAdoctor for all Pre-Closing Tax Periods that report Flow-Through Income (each such Tax Return, a “Flow-Through Tax Return”). No later than thirty (30) days prior to the due date for filing thereof (taking into consideration applicable extensions), the Sellers shall provide NovaBay with drafts of all Flow-Through Tax Returns. NovaBay shall have the right to review and provide comments to any such Flow-Through Tax Returns during the twenty-five (25) day period following the receipt of such Flow-Through Tax Returns and the Sellers shall reflect any reasonable comments provided by NovaBay. To the extent such Flow-Through Tax Returns are required to be filed by DERMAdoctor, NovaBay shall timely file or cause to be filed all such Flow-Through Tax Returns, provided that to the extent any such Flow-Through Tax Returns reflect any Taxes due from DERMAdoctor, the Sellers shall pay to NovaBay any Taxes shown as due on such Flow-Through Tax Return at least five (5) days prior to the due date for such payment.

(ii)    NovaBay shall prepare or cause to be prepared all federal, state, provincial, municipal, local and foreign returns, information statements, elections, designations, reports and any other filings related to Taxes with respect to DERMAdoctor, other than Flow-Through Tax Returns, for all Tax periods ending on or prior to the Closing Date which are required to be filed after the Closing Date (“Post-Closing Tax Returns”) on a consistent basis with past practice, including the taking of any deductions, so long as such past practice and deductions are made in accordance with applicable Law. NovaBay shall provide the Sellers with any income Tax returns to be filed for such periods prepared in respect of DERMAdoctor by NovaBay (“Post-Closing Income Tax Returns”) at least thirty (30) days prior to the relevant filing due date (taking into consideration applicable extensions). The Sellers shall have the right to review and provide comments to any such Post-Closing Income Tax Returns during the twenty-five (25) day period following the receipt of such Post-Closing Income Tax Returns and NovaBay shall reflect any reasonable comments provided by the Sellers.

(b)    Cooperation on Tax Matters. NovaBay and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Post-Closing Tax Returns pursuant to this section and any Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such Proceeding and making their respective employees, independent contractors, outside consultants and advisors available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. NovaBay and the Sellers agree (i) to retain all books and records with respect to Tax matters pertinent to DERMAdoctor relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) to give the other reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other so requests, NovaBay or the Sellers, as the case may be, shall allow the other to take possession of such books and records originally intended to be transferred, destroyed or discarded.

(c)    Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the Contemplated Transactions (including any transfer or similar Tax imposed by any Taxing Authority) shall be shared equally between NovaBay on the one hand and the Sellers on the other, and each shall be responsible for one-half of such Taxes. The party required by Law to do so will file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, the other party will join in the execution of any such Tax Returns and other documentation.

(d)    Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes of DERMAdoctor for the portion of such Straddle Period ending on the Closing Date shall (i) in the case of Taxes based upon or measured by income, receipts, gain, withholding, payroll, or any sale or assignment of property (including sales and use Taxes), be determined based on an interim closing of the books as of the close of business on the Closing Date, and (ii) in the case of all other Taxes, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. For the avoidance of doubt, for purposes of this Section 7.6(d), any franchise Taxes or other Taxes providing the right to do business shall be considered to relate to the Tax period during which the income, operations, assets or capital comprising the base of such Taxes is measured, regardless of whether the right to do business for another Tax period is obtained by the payment of such Taxes.

(e)    Tax Proceedings.

(i)    NovaBay shall notify the Sellers or any Seller shall notify NovaBay in writing within fifteen (15) days of receipt by such party of notice of any claim for Taxes, including notice of any Tax audits, examinations or assessments that could give rise to claim for indemnity (any such claim, a “Tax Claim”); provided, that the failure of a party to give notice to any other party shall not affect the indemnification provided hereunder except to the extent the party that was supposed to receive notice is actually prejudiced thereby.

(ii)    The Sellers shall have the right to control any audit, examination or Proceeding that relates to any Flow-Through Tax Returns; provided, that Sellers shall keep NovaBay reasonably informed as to the status of any such Tax Claim and if the resolution of such Tax Claim would reasonably be expected to have any Tax Liability on NovaBay or any of its respective Affiliates for any Tax period, then NovaBay shall be entitled to the extent permitted by Law to participate in Proceedings relating to any such Tax Claim at its own expense (each, a “NovaBay Participating Claim”). The Sellers shall not settle or otherwise compromise any NovaBay Participating Claim without NovaBay’s written consent (not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing to the contrary, (A) if NovaBay determines there is a material risk that NovaBay will not be able to collect from the Sellers the amount of any Tax (plus applicable interest and penalties and other Losses) that may, in the event of any adverse resolution of the audit, examination or Proceeding, be owing and be payable by NovaBay or DERMAdoctor, or (B) if in the reasonable judgment of NovaBay, the Sellers have ceased diligently to defend against any adjustment in Tax proposed in any such audit, examination or Proceeding and such examination or Proceeding could result in Tax for which NovaBay or an Affiliate is liable, then in any such case, NovaBay shall have the right to take control of any such audit, examination or Proceeding.

(iii)    With respect to any Tax Claim relating to a Straddle Period, NovaBay shall control the defense and settlement of the Tax Claim, but (A) NovaBay shall keep Sellers reasonably informed as to the status of such Tax Claim and (B) if the resolution of such Tax Claim would reasonably be expected to result in any Tax for which the Sellers are liable hereunder, then (1) the Sellers shall be entitled to participate in any Proceeding relating to such Tax Claim at Sellers’ own expense; and (2) NovaBay shall not settle or otherwise compromise such Tax Claim without the Sellers’ written consent (not to be unreasonably withheld, conditioned or delayed).

(f)    Tax Sharing Agreements; Push Out Elections. The Sellers shall cause all Tax sharing agreements or similar agreements and all powers of attorney with respect to or involving DERMAdoctor to be terminated prior to the Closing such that, after the Closing, none of DERMAdoctor or NovaBay will be bound thereby or have any Liability thereunder. In the case of a partnership audit of DERMAdoctor, unless otherwise specifically agreed to in writing by NovaBay and the Sellers, DERMAdoctor will make the so-called “push-out” election under Section 6226 of the Code (and under any similar provision of state or local Law).

(g)    Purchase Price Allocation. The parties agree that the Purchase Price (along with all other items of consideration for Tax purposes, and including any adjustment to the Purchase Price hereunder) shall be allocated for Federal and state income Tax purposes in accordance with the methodology set forth on Schedule 7.6(g) of the Disclosure Schedules, which is intended to be in accordance with Code Sections 743, 751, 755, and 1060, as applicable, and the Treasury Regulations thereunder (and any similar provisions of applicable Tax Law). Within sixty (60) days after the Closing Indebtedness Amount, the Closing Transaction Expense Amount, the Closing Cash Amount and the Adjustment Statement are finally determined under Section 3.5, NovaBay shall deliver to the Founders, on behalf of the Sellers, a statement (the “Proposed Tax Allocation Statement”), allocating the final Purchase Price (as determined for federal income Tax purposes) among the assets of DERMAdoctor, which Proposed Tax Allocation Statement shall be consistent with the methodology set forth on Schedule 7.6(g) of the Disclosure Schedules. If within thirty (30) days after the delivery of the Proposed Tax Allocation Statement, the Founders, on behalf of the Sellers, notify NovaBay in writing that the Sellers object to the allocation set forth in the Proposed Tax Allocation Statement, NovaBay and the Founders, on behalf of the Sellers, shall negotiate in good faith to resolve such dispute. If NovaBay and the Founders, on behalf of the Sellers, are unable to resolve such dispute within thirty (30) days after NovaBay’s notification of dispute, then the parties shall jointly engage the Accounting Firm to resolve such dispute, and the decision of the Accounting Firm shall be final; provided that in resolving such dispute, the Accounting Firm shall apply the methodology set forth on Schedule 7.6(g) of the Disclosure Schedules. The fees and expenses of the Accounting Firm pursuant to this Section 7.6(g) shall be paid by the Sellers (based on Seller’s Pro Rata Portion), on the one hand, and by NovaBay, on the other hand, in the same manner as provided in Section 3.5(d)(iv). NovaBay, the Sellers and, if applicable, DERMAdoctor and the Founders shall file all Tax Returns, including IRS Form 8594, consistent with the Tax Allocation Statement as finally determined pursuant to this Section 7.6. NovaBay, the Sellers and the Founders shall not take any position for Tax purposes (whether in audits, Tax Returns or otherwise) that is inconsistent with such allocation unless required to do so by a final determination defined in Section 1313(a) of the Code.

(h)    Tax Proceedings. The parties will keep each other informed as to matters related to any Proceedings involving Taxes for which indemnification may be sought hereunder, including any settlement negotiations. Refunds of Tax (net of any Tax costs incurred or accrued on account of the receipt of such refund and any reasonable out-of-pocket costs incurred in connection with such receipt) relating to periods ending on or prior to the Closing Date shall be the property of the Sellers, but only to the extent that such refunds are not attributable to (i) net operating loss or other carrybacks from periods ending after the Closing Date; or (ii) refund claims that are initiated by NovaBay (provided, that NovaBay gives the Founders, on behalf of the Sellers, prior notice of such possible claim and the Founders, on behalf of the Sellers, decline to pursue such refund at their own expense); provided, however, that NovaBay shall in no event have an obligation to file or cause to be filed a claim for refund with respect to any Taxes relating to any period. All other refunds of Tax are the property of NovaBay.

7.7      Non-Competition and Non-Solicitation of Employees.

(a)    Non-Competition. For a period of five (5) years after the Closing Date (the “Non-Competition Period”), none of (i) the Founders and Papillon, shall, directly or indirectly, as principal, agent, employee, employer, consultant, independent contractor, member, stockholder, partner or in any other capacity whatsoever (except as permitted herein), and (ii) MGP, and its general partner (collectively, the “MGP Parties”) shall, directly or indirectly, engage in any Competitive Business Activities without the prior written consent of NovaBay. The foregoing shall not prevent Papillon, the MGP Parties and the Founders (collectively) from owning for investment purposes up to 5% of the outstanding securities of a publicly traded company engaged in a Competitive Business Activity.

(b)    Non-Solicitation. For a period of five (5) years after the Closing Date, the Founders, Papillon and the MGP Parties shall not (for their own benefit or for the benefit of any Person other than NovaBay or DERMAdoctor) solicit, or assist any Person (other than NovaBay or DERMAdoctor) to solicit, any officer, director, executive or employee of NovaBay or DERMAdoctor to leave his or her employment; provided, however, that this provision shall not prohibit Papillon, the Founders and the MGP Parties from soliciting any such Person through a general advertisement not targeted at officers, directors, executives or employees of NovaBay or DERMAdoctor and hiring any Person who responds to any such general advertisement.

(c)    Contact with Affiliates. During the Non-Competition Period, the Founders, Papillon and the MGP Parties shall not, either individually for himself, herself or itself, or for the benefit of any other Person, either as employee, consultant, investor or in any other capacity whatsoever, contact any Person that has manufactured, supplied, distributed, resold, licensed or purchased products or services from DERMAdoctor or otherwise provided services or materials to DERMAdoctor at any time within two (2) years prior to the Closing Date or any Person that DERMAdoctor was actively soliciting as of the Closing Date for the purpose of selling any products or services other than by NovaBay or DERMAdoctor or supplying materials, products or services that constitute a Competitive Business Activity.

(d)    Acknowledgement. The Founders, Papillon and MGP, on behalf of itself and the other MGP Parties, hereby acknowledge that (i) the markets served by NovaBay are not limited geographically; (ii) the length of the restrictions in, and the scope of, this Section 7.7 were negotiated in the context of the Contemplated Transactions; (iii) they will receive all of the consideration payable hereunder; and (iv) the covenants in this Section 7.7 are manifestly reasonable on their face and have been designed to be reasonable and no greater than is required for the protection of NovaBay. MGP has the authority to bind or otherwise has obtained the consent and agreement of the MGP Parties that are not a party to this Agreement to be bound by each of the terms and conditions of this Section 7.7.

(e)    Specific Performance. The Founders, Papillon and MGP, on behalf of itself and the other MGP Parties, each agree that NovaBay’s remedies at Law for any breach or threat of breach by them of any of the provisions of this Section 7.7 will be inadequate and that NovaBay shall be entitled to seek an injunction to prevent breaches of the provisions of this Section 7.7 and to enforce specifically the terms and provisions thereof, in addition to any other remedy to which NovaBay may be entitled at Law or equity.

7.8      Release.

(a)    Effective upon the Closing, the Founders, Papillon and MGP, on each of their own behalf and their respective owners, Affiliates, heirs, successors, trustees, executors, administrators, assigns and any other Person that may claim by, through or under the Founders, Papillon and MGP (or any other MGP Parties) (collectively, the “Releasing Parties”) hereby:

(i)    irrevocably waive, release, acquit and forever discharge DERMAdoctor and each of its present and former officers, members, managers, and employees and successors (collectively, the “Releasees”) from any and all Liabilities, claims, demands and causes of action, whether known or unknown, liquidated or contingent, relating to, arising out of or in any way connected with DERMAdoctor or any Releasees of any kind or nature whatsoever, in all cases since the beginning of time through the Closing Date; and

(ii)    agree that they shall not, and they shall cause the other Seller Releasing Parties not to, (A) bring or voluntarily participate in or assist any Proceeding that is based upon, arises out of or otherwise relates to any matter released pursuant to this Section 7.8(a); (B) participate, assist or cooperate in any such Proceeding; or (C) encourage, assist and/or solicit any other Person to institute any such Proceeding.

(b)    Under this Section 7.8, the Releasing Parties do not waive or release:

(i)    any rights in favor of the Releasing Parties under this Agreement and the other Transaction Documents;

(ii)    rights to any unpaid employment compensation due in the ordinary course from DERMAdoctor for the performance of services in the ordinary course, workers compensation rights and any other employment rights not subject to waiver under Law; or

(iii)    rights to reimbursement for expenses incurred by such Releasing Party in the ordinary course of business during the 60 day period before the Closing Date.

(c)    The Releasing Parties understand and agree that the releases provided in this Section 7.8 extend to all claims released above whether known or unknown or suspected or unsuspected. The Releasing Parties acknowledge that the Laws of many states provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER OR ITS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER OR IT MUST HAVE MATERIALLY AFFECTED HIS OR HER OR ITS SETTLEMENT WITH THE DEBTOR.” The Releasing Parties acknowledge that such provisions are designed to protect a party from waiving claims which it does not know exist or may exist. Nonetheless, the Releasing Parties agree that, effective as of the Closing Date, the Releasing Parties shall waive any such provision. Accordingly, in furtherance of such intention, the Releasing Parties shall be and remain in effect as full and complete releases of such matters notwithstanding the discovery of any additional claims or facts relating thereto. Each of the Founders, Papillon and MGP have the authority to bind or have otherwise obtained the consent and agreement of the Releasing Parties that are not a party to this Agreement to be bound by each of the terms and conditions of this Section 7.8.

7.9     Efforts to Consummate; Consents. The parties hereto shall cooperate and use commercially reasonable efforts to take, or cause to be taken all appropriate action, and make, or cause to be made, all filings necessary, proper or advisable under applicable Laws and consummate and make effective the Contemplated Transactions including satisfaction but not waiver of the conditions to Closing set forth in Article 8. The parties hereto shall use commercially reasonable efforts to provide, submit and/or obtain all notices, assignments, waivers, permits, consents, qualifications and Orders as are necessary for consummation of the Contemplated Transactions and to fulfill the conditions to the Contemplated Transactions set forth in Article 8, provided that in connection therewith the parties shall cooperate in good faith to reduce and/or mitigate the amount of out of pocket costs or expenses incurred by a party. All costs incurred in connection with obtaining such permits, consents, approvals, authorizations, qualifications and Orders, including attorneys’ fees, shall be borne by the respective party that incurs such fees.

7.10    Notification of Certain Matters; Supplements to Schedules.

(a)    Notification of Certain Matters.

(i)    DERMAdoctor, the Founders and the Sellers shall promptly notify NovaBay of (A) any material actions, suits, claims or Proceedings in connection with the Contemplated Transactions or, to the Knowledge of such applicable party, threatened, against DERMAdoctor, the Founders and the Sellers, as the case may be; or (B) the occurrence or non-occurrence of any fact or event which would be reasonably likely to cause any condition set forth in Article 8 not to be satisfied; or (C) any written notice from a Governmental Authority that will adversely impact or delay the consummation of the Contemplated Transactions; or (D) to the Knowledge of such applicable party, any fact or circumstance or event that (1) would cause any of its representations or warranties to no longer be true and correct in any material respects or (2) would result in a material breach of any agreement or covenant hereunder. NovaBay’s receipt of this information shall not act as a waiver or otherwise effect any obligation of a party under this Agreement, including the respective representations, warranties, covenants and agreements hereunder.

(ii)    NovaBay shall promptly notify DERMAdoctor and the Founders, on behalf of the Sellers, of (A) any material actions, suits, claims or Proceedings in connection with the Contemplated Transactions or, to the Knowledge of NovaBay, threatened, against NovaBay; or (B) the occurrence or non-occurrence of any fact or event which would be reasonably likely to cause any condition set forth in Article 8 not to be satisfied; (C) any written notice from a Governmental Authority that will adversely impact or delay the consummation of the Contemplated Transactions; or (D) to the Knowledge of such applicable party, any fact or circumstance or event that (1) would cause any of its representations or warranties to no longer be true and correct in any material respects or (2) would result in a material breach of any agreement or covenant hereunder. DERMAdoctor’s or the Founders’ receipt of this information shall not act as a waiver or otherwise effect any obligation of a party under this Agreement, including the representations, warranties, covenants and agreements hereunder.

(b)    Supplements to Disclosure Schedules. From time to time prior to the Closing, DERMAdoctor, the Founders and the Sellers may (but shall not be obligated to) deliver to NovaBay a schedule of changes (each, an “Updated Disclosure Schedule”) to any of the information contained in the Disclosure Schedules delivered in connection with the execution of this Agreement or subsequently delivered pursuant to this Section 7.10(b) with respect to any matter arising after the date hereof. If either party notifies the other party in writing that the information disclosure in an Updated Disclosure Schedule would cause the Closing conditions set forth in Article 8 not to be satisfied, and nonetheless the notified party proceeds with the Closing, then the information contained in such Updated Disclosure Schedule shall constitute an amendment of the notifying party’s representation or warranty to which it relates, and shall cure any breach of the representations and warranties, for purposes of Article 8 of this Agreement, but expressly not for purposes of indemnification under Article 10 with respect to such matter, provided, however, that if NovaBay has the right to, but does not elect to, terminate this Agreement within five (5) Business Days of its receipt of such Updated Disclosure Schedule, then NovaBay shall be deemed to have waived any right to terminate this Agreement for purposes of Article 8 of this Agreement, but NovaBay expressly does not waive any of its rights to indemnification under Article 10 with respect to such matter. Any reference to the Disclosure Schedules in this Agreement shall mean the Disclosure Schedules, as updated by the Updated Disclosure Schedules delivered pursuant to this Section 7.10(b).

7.11    Delivery of Financial Statements. DERMAdoctor shall deliver to NovaBay copies of the interim monthly and year to date financial statements of DERMAdoctor as historically prepared by DERMAdoctor in the ordinary course of business as soon as reasonably practicable (and in any event within thirty (30) days) following the end of each monthly accounting period during the Interim Period. In addition, by September 30, 2021, DERMAdoctor and the Sellers shall cooperate with NovaBay to provide it with the following: (a) DERMAdoctor’s unaudited balance sheet as of June 30, 2021 and the related statements of income, members’ deficiency and cash flow for the six (6) month period ended June 30, 2021 and 2020 to be prepared in accordance with GAAP as applied on a consistent basis for such period and (b) the consent of MarksNelson LLC as required under the Securities Act for the inclusion of the Full Year Financial Statements in a Current Report on Form 8-K filing by NovaBay and for the incorporation of those Full Year Financial Statements in a prospectus, prospectus supplement or other filing required in connection with the Financing.

7.12    Sellers’ Representative.

(a)    Appointment of Sellers’ Representative. The Sellers hereby irrevocably constitute and appoint the Founders as the Sellers’ agent and attorney-in-fact to act on their behalf in connection with this Agreement, the other Transaction Documents and the Contemplated Transactions, and further agree that the actions of either Founder may serve as an action speaking for both Founders. Without limiting the generality of the foregoing, each of the Founders shall have full power and authority, on behalf of each Seller and their successors and assigns, to: (i) negotiate, execute and deliver and receive deliveries of all agreements, certificates, statements, notices, instructions, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the Agreement, other Transaction Documents and the Contemplated Transactions; (ii) give and receive notices and communications and receive service of process in connection with any claims under this Agreement, the Escrow Agreement or other Transaction Documents; (iii) agree to, negotiate and enter into settlements and compromises of, assume the defense of claims, and to take all actions necessary or appropriate in his or her judgment for the accomplishment of the foregoing; (iv) take all actions necessary or appropriate in his or her judgment on behalf of the Sellers in connection with this Agreement and the other Transaction Documents, including the issuance, execution and delivery of all notices and instructions to the Escrow Agent on behalf of the Sellers as contemplated therein; (v) accept, negotiate, dispute, make any determinations or settle any matters in connection with the determination of the Purchase Price, including any adjustments to the Purchase Price or matters relating to the Earn Out Payments; and (vi) deduct, hold back and/or redirect any funds, including, without limitation, the Escrow Amount or other Transaction Documents, which is payable to the Sellers pursuant to the terms of this Agreement or any of the other Transaction Documents. The authority conferred under this Agreement will be an agency coupled with an interest, and all authority conferred hereby is irrevocable and not subject to termination by any Seller, or by operation of Law or otherwise. Each Seller will be deemed a party or a signatory to any agreement, document, instrument or certificate for which one or both of the Founders sign on behalf of such Seller for which the Founders have authority pursuant to this Agreement.

(b)    Reliance on the Founders. NovaBay shall be entitled to rely conclusively on the instructions, actions (or inaction), notices and/or decisions given or made by one or both of the Founders as to any of the matters described in this Section 7.12 or otherwise provided in this Agreement, and no party shall have any cause of action against NovaBay for any action taken by NovaBay in reliance upon any such instructions, actions (or inaction), notices and/or decisions given by one or both of the Founders.

7.13    Business Intellectual Property Rights.

(a)    Prior to Closing, Papillon and the Founders shall cause all of the registered Business Intellectual Property Rights and Material Unregistered Business Intellectual Property Rights, owned by Papillon or the Founders (if any), as set forth in the IP Assignment Agreement (the “Transferred Business IP”) to be assigned, transferred and/or conveyed (to the extent such Transferred Business IP can be assigned, transferred and/or conveyed) to DERMAdoctor (“Business IP Transfer”). As a result of the Business IP Transfer, each Seller and Founder shall provide DERMAdoctor with the sole and absolute right, title and interest, including goodwill, in and to all of the Transferred Business IP, free and clear of all Liens. The Sellers and the Founders agree to execute any instruments of assignment, transfer or conveyance as may be necessary post-Closing and reasonably requested by NovaBay in order to cause the Business IP Transfer as contemplated by this Section 7.13.

(b)    In connection with the Business IP Transfer, and subject to Section 7.13(c) or an Animal Testing Termination, Audrey Kunin and Papillon, as applicable, hereby grant to NovaBay, effective upon the Closing Date, an exclusive, perpetual, irrevocable, royalty-free, fully paid-up, sublicensable, worldwide license to use, copy, display, perform, distribute and otherwise commercially use, in any manner and in any medium now known or hereinafter devised or created (including by creating or having created media in which Kunin Publicity Rights are embodied for use in connection with the marketing or distribution of the Business Products), the Kunin Publicity Rights in connection with the Business and any and all Business Products (including any future products and service offerings that are in research and development) as currently conducted or Contemplated to be Conducted; provided, however, that the license granted herein may be revoked and terminated, upon written notice sent by Audrey Kunin or Papillon, as applicable, in the event that DERMAdoctor, NovaBay or any of their Affiliates, transferees, licensees, representatives, agents or successors (including any successor upon a corporate reorganization, consolidation, merger, stock sale or asset sale of DERMAdoctor and/or NovaBay) at any time after the Closing (i) knowingly uses animal testing and/or animal studies in, or knowingly engages any Person to provide animal testing and/or animal study services for, developing, producing, marketing and/or selling any Business Products (including any Business Products developed after the Closing) that incorporate, reference, refer to, or otherwise use the Kunin Publicity Rights, or (ii) knowingly sells, markets and/or distributes any Business Products (including any Business Products developed after the Closing) that incorporate, reference, refer to, or otherwise use the Kunin Publicity Rights in any new jurisdiction that requires animal testing and/or animal studies in order to sell, market and/or distribute the Business Products in such jurisdiction (such termination right of Audrey Kunin and Papillon, the “Animal Testing Termination”). For the avoidance of doubt, DERMAdoctor warrants and represents that it does not use any animal testing for its Business Products. As used in this Section 7.13(b), “Contemplated to be Conducted” means (i) as currently contemplated by DERMAdoctor or (ii) as contemplated by DERMAdoctor during Audrey Kunin’s future employment or engagement with DERMAdoctor, in connection with the development, design, research and development, marketing and sale of the Business Products or other Business activities. Audrey Kunin and Papillon, as applicable, agree that as a result of the foregoing license grant to NovaBay, other than as set forth in Section 7.13(c), Audrey Kunin and Papillon, as applicable, shall have no right to, and Audrey Kunin and Papillon, as applicable, shall not, directly use, copy, display, perform, distribute or otherwise commercially use any Kunin Publicity Rights, or authorize any other Person to use, copy, display, perform, distribute or otherwise commercially use any Kunin Publicity Rights in connection with (a) a business that competes directly or indirectly with the Business or (b) any new venture in the skin care, cosmetics, dermatology or medical treatment to address dermatological conditions (such as referring to herself as the “founder of DERMAdoctor” in connection with such venture).

(c)    This Section 7.13 shall not bar Audrey Kunin from (i) using her name in connection with professional services she may render as a doctor in geographic locales where she is licensed to perform such services, so long as such use is not likely to cause confusion with the Business and (ii) referring to herself as the “founder of DERMAdoctor” so long as such reference is only used in connection with her employment with DERMAdoctor, NovaBay or their Affiliates following Closing and unrelated to a venture that competes with the Business.

(d)    For the avoidance of doubt, and without prejudice to any of NovaBay’s or DERMAdoctor’s rights granted under this Agreement, NovaBay shall only be permitted to assign or cause to be assigned its exclusive license to the Kunin Publicity Rights to an Affiliate or its designee or successor without further consent from any party, only as part of a sale or change of control, regardless of whether such a sale or change of control occurs through an asset sale, stock sale, merger or other business combination of: (i) DERMAdoctor’s (or NovaBay’s, as applicable) entire or substantially all of its business; or (ii) that part of DERMAdoctor’s (or NovaBay’s, as applicable) business that is subject to this Agreement; provided, however, that for the avoidance of doubt, the license granted in Section 7.13(a) may be terminated as set forth in Section 7.13(b), by Audrey Kunin or Papillon, as applicable, in connection with an Animal Testing Termination.

7.14    Waiver of Rights of Papillon and MGP. The Sellers and DERMAdoctor have taken all necessary action to irrevocably waive any and all rights, obligations and/or restrictions under the Original Operating Agreement or other Contract, if any, that would serve to contradict, prevent or delay the purpose of this Agreement and/or the consummation of the Contemplated Transactions, including such rights and restrictions as rights of first refusal, tag-along rights, member transfer restrictions or right of DERMAdoctor to refuse a transfer. MGP acknowledges and agrees that (a) the sale of the Membership Units as contemplated by this Agreement and the Closing of the Contemplated Transactions qualifies as an Approved Sale (as defined in the Original Operating Agreement) and (b) the consideration contemplated to be received pursuant to the terms and conditions of this Agreement for its Membership Units, including, without limitation, whether Earn Out Payments become payable, will fully satisfy its Put Price (as defined in the Original Operating Agreement) and it will have no further rights to any additional payment or other consideration.

7.15   Change of Control Payments. The Founders and Papillon acknowledge and covenant that Papillon is and shall continue to be solely responsible for all payments to be made and all other Liabilities under the Sales Proceeds Sharing Agreements, dated January 1, 2016, between Papillon and each of the Change of Control Payees, including the Change of Control Payments and any related payment and/or withholding of Taxes, and that neither DERMAdoctor nor NovaBay shall have any obligation or responsibility for any payments or any other Liability thereunder. Within ninety (90) days of the Closing Date, Papillon shall, and the Founders shall cause Papillon to, (a) pay the Change of Control Payments to the Change of Control Payees in accordance with the Sales Proceeds Sharing Agreements referenced above and (b) deliver written notice to NovaBay certifying that the Change of Control Payments to the Change of Control Payees have been made.

Article 8

Closing Conditions

8.1      NovaBay’s Conditions to Closing. The obligation of NovaBay to consummate the Contemplated Transactions shall be subject to fulfillment at or prior to the Closing of the following conditions, any one or more of which may be waived in writing by NovaBay (if permitted by Law):

(a)    Representations and Warranties.

(i)    The representations and warranties of DERMAdoctor set forth in Article 4 and the representations and warranties of the Sellers and the Founders in Article 5 that are qualified by materiality or Material Adverse Effect shall be true and correct and so qualified in all respects as of the Closing Date, except to the extent expressly made as of a specified date, in which case such representations and warranties shall be true and correct as of such date.

(ii)    The representations and warranties of DERMAdoctor set forth in Article 4 and the representations and warranties of the Sellers and the Founders in Article 5 that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects as of the Closing Date, except to the extent expressly made as of a specified date, in which case such representations and warranties shall be true and correct as of such date.

(b)    Compliance with Agreements. The covenants and agreements required by this Agreement to be performed by the Sellers, the Founders and/or DERMAdoctor at or prior to the Closing shall have been performed in all material respects at or prior to the Closing.

(c)    Documents. The Sellers and the Founders shall have delivered to NovaBay, or shall stand ready to deliver:

(i)    all of the certificates, instruments, Contracts and other documents specified to be delivered by them pursuant to Section 3.4(a);

(ii)    the release of all Liens other than any Permitted Encumbrances relating to the assets of DERMAdoctor (including a UCC termination statement or authorization for NovaBay to file a release or UCC termination statement on DERMAdoctor’s behalf, as applicable), and payoff letters or other evidence satisfactory to NovaBay with respect to all Indebtedness of DERMAdoctor outstanding as of 12:01 a.m. Central Time on the Closing Date (in each case on terms and conditions satisfactory to NovaBay);

(iii)    a certificate duly executed by DERMAdoctor, the Sellers and the Founders, dated as of the Closing Date, stating that the conditions specified in Section 8.1(a) and Section 8.1(b) have been satisfied;

(iv)    copies of all third-party consents and approvals listed on Schedule 8.1(c)(iv) of the Disclosure Schedules, together with notices, consents, approvals, licenses and authorizations of Governmental Authorities that are necessary (A) for the consummation of the Contemplated Transactions; and (B) for NovaBay to own the Membership Units and to operate the Business and control DERMAdoctor following the Closing, in each case on terms and conditions reasonably satisfactory to NovaBay and as contemplated by this Agreement;

(v)    executed letters of resignation, effective as of the Closing, from each current manager and officer of DERMAdoctor to resign their respective position(s), unless NovaBay otherwise provides written notice prior to Closing that such resignation shall not be necessary; and

(vi)    all corporate books, records and other property of DERMAdoctor in their possession and DERMAdoctor’s possession.

(d)    Financing. NovaBay shall have successfully completed the Financing.

(e)    No MAE. No Material Adverse Effect shall have occurred nor shall any event or casualty have occurred that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(f)    Release of Liens. All Liens on the Membership Units and all Liens (other than Permitted Encumbrances) on the assets of DERMAdoctor shall be released at Closing.

(g)    Business Intellectual Property Rights. All Business Intellectual Property Rights shall be held by DERMAdoctor in accordance with Section 7.13.

8.2     The Sellers’ and the Founders’ Conditions to Closing. The obligations of the Sellers and the Founders to consummate the Contemplated Transactions shall be subject to fulfillment at or prior to the Closing of the following conditions, any one or more of which may be waived in writing by the Sellers and/or the Founders, on behalf of the Sellers (if permitted by Law):

(a)    Representations and Warranties.

(i)    The representations and warranties of NovaBay set forth in Article 6 that are qualified by materiality or Material Adverse Effect shall be true and correct and so qualified in all respects as of the Closing Date, except to the extent expressly made as of a specified date, in which case such representations and warranties shall be true and correct as of such date.

(ii)    The representations and warranties of NovaBay set forth in Article 6 that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects as of the Closing Date, except to the extent expressly made as of a specified date, in which case such representations and warranties shall be true and correct as of such date.

(b)    Compliance with Agreements. The covenants and agreements required by this Agreement to be performed by NovaBay at or prior to the Closing shall have been performed in all material respects at or prior to the Closing.

(c)    Documents. NovaBay shall have delivered, or shall stand ready to deliver:

(i)    all of the certificates, instruments, Contracts and other documents specified to be delivered by it pursuant to Section 3.4(b); and

(ii)    a certificate duly executed by NovaBay, dated as of the Closing Date, stating that the conditions specified in Section 8.2(a) and Section 8.2(b) have been satisfied.

(d)    Financing. NovaBay shall have delivered reasonable evidence of the successful completion of the Financing to the Founders. The Financing shall be sufficient to enable NovaBay to make payment of the Purchase Price and consummate the Contemplated Transactions on the terms and conditions set forth in this Agreement.

8.3     Mutual Conditions to Closing. The respective obligations of NovaBay and the Sellers and the Founders to consummate the Contemplated Transactions shall be subject to fulfillment at or prior to the Closing of the following conditions which may be waived by mutual written agreement of NovaBay, on the one hand, and the Founders, on behalf of the Sellers, on the other hand (if permitted by Law):

(a)    Absence of Orders; No Proceedings. No temporary, preliminary or permanent Order prohibiting, enjoining, restraining, restricting or making illegal the consummation of the Contemplated Transactions shall be in effect. There shall not be pending any Proceeding challenging or seeking to make illegal or otherwise directly or indirectly restrain, enjoin or otherwise prohibit the consummation of the Contemplated Transactions or that has the effect of making the Contemplated Transactions illegal, and no Proceeding seeking the foregoing shall be pending.

8.4      Frustration of Closing Conditions. None of the Sellers, the Founders, DERMAdoctor or NovaBay may rely on the failure of any condition set forth in this Article 8 to be satisfied if such failure was caused by such party’s own failure to act in good faith or such party’s own failure to use its reasonable best effort to cause the Closing to occur as provided herein.

8.5     Operating Agreement. The Sellers acknowledge and agree that at Closing, the operating agreement, as amended, of DERMAdoctor as in effect immediately prior to the Closing (the “Original Operating Agreement”) will be amended and restated, and superseded in its entirety, by a new amended and restated operating agreement that will govern DERMAdoctor after the Closing. Upon the Closing, without any further action on the part of any of the Sellers, all provisions of the Original Operating Agreement, including the provisions, if any, that would, or purport to, survive any termination of the Original Operating Agreement, will hereby terminate and be of no further force and effect, and each Seller hereby acknowledges and agrees that such Seller will not be entitled to, and none of NovaBay or DERMAdoctor will be obligated to make or have Liability for, any further distributions (Tax or otherwise) from DERMAdoctor at or after the Closing.

Article 9

Termination

9.1      Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a)    by either NovaBay (upon written notice from NovaBay to the Founders) or the Founders, on behalf of the Sellers (upon written notice from the Founders to NovaBay) if the Closing shall not have occurred by November 17, 2021 (the “Outside Date”) provided, that the party seeking to terminate this Agreement pursuant to this Section 9.1(a) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Contemplated Transactions on or before the End Date; provided further, that NovaBay and the Founders, on behalf of the Sellers, may mutually agree to extend the Outside Date;

(b)    by NovaBay (upon written notice from NovaBay to the Founders) if (i) there exists a breach of any representation or warranty of the Sellers, the Founders or DERMAdoctor contained in this Agreement or any certificate delivered hereunder such that the Closing condition set forth in Section 8.1(a) would not be satisfied or (ii) the Sellers or the Founders shall have breached or failed to perform or comply with any of the covenants or agreements contained in this Agreement to be complied with by the Sellers or the Founders such that the Closing conditions set forth in Section 8.1(b) or Section 8.1(c) would not be satisfied; provided, that (A) NovaBay shall not be entitled to terminate this Agreement pursuant to this Section 9.1(b) unless, in the case of the immediately preceding clauses (i) or (ii), such breach is not cured by the Sellers or the Founders, as the case may be, within thirty (30) days after the Founders receive written notice of such breach from NovaBay; provided, further, that the Founders, on behalf of the Sellers, may elect by written notice to NovaBay to extend the Outside Date if and as required in order for the Sellers and the Founders, as the case may be, to have a full thirty (30) days after receipt of written notice of such breach from NovaBay within which to cure such breach; and (B) NovaBay shall not be entitled to terminate this Agreement pursuant to this Section 9.1(b) if, at the time of such termination, NovaBay is in breach of any representations, warranties, covenants or other agreements contained in this Agreement in a manner such that the conditions to Closing set forth in Section 8.2(a) or Section 8.2(b), as applicable, would not have been satisfied;

(c)    by the Founders on behalf of the Sellers (upon written notice from the Founders to NovaBay) if (i) there exists a breach of any representation or warranty of NovaBay contained in this Agreement or any certificate delivered hereunder such that the Closing condition set forth in Section 8.2(a) would not be satisfied, (ii) NovaBay shall have breached or failed to perform or comply with any of the covenants or agreements contained in this Agreement to be complied with by NovaBay such that the Closing condition set forth in Section 8.2(b) or Section 8.2(c) would not be satisfied, or (iii) NovaBay shall not have completed the Financing by the Outside Date; provided, that (A) the Founders on behalf of the Sellers shall not be entitled to terminate this Agreement pursuant to this Section 9.1(c) unless, in the case of the immediately preceding clauses (i), (ii) or (iii), such breach is not cured by NovaBay within thirty (30) days after NovaBay receives written notice of such breach from the Founders on behalf of the Sellers; provided, further, that NovaBay may elect by written notice to the Founders, on behalf of the Sellers, to extend the Outside Date if and as required in order for NovaBay to have a full thirty (30) days after receipt of written notice of such breach from the Founders on behalf of the Sellers within which to cure such breach; and (B) the Sellers and the Founders shall not be entitled to terminate this Agreement pursuant to this Section 9.1(c) if, at the time of such termination, the Sellers or the Founders are in breach of any representations, warranties, covenants or other agreements contained in this Agreement in a manner such that the conditions to Closing set forth in Section 8.1(a) or Section 8.1(b), as applicable, would not have been satisfied; and

(d)    at any time prior to the Closing by mutual written agreement of NovaBay and the Founders, on behalf of the Sellers.

9.2      Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1 by NovaBay, on the one hand, or the Sellers and Founders, on the other hand, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement and each other Transaction Document will be terminated and become void and have no effect and there shall be no Liability hereunder on the part of the Sellers, the Founders, DERMAdoctor or NovaBay, except that Section 7.5 (Expenses), Section 7.12 (Sellers’ Representative), Article 9 (Termination) and Article 11 (Miscellaneous) shall survive any termination of this Agreement. Nothing in this Section 9.2 shall relieve any party of Liability for any knowing and intentional breach of this Agreement.

9.3      Termination Fee. If this Agreement is validly terminated by NovaBay pursuant to Section 9.1(b), then the Sellers shall pay NovaBay the Termination Fee, and if this Agreement is validly terminated by the Sellers and/or Founders pursuant to Section 9.1(c), then NovaBay shall pay the Sellers the Termination Fee. The Termination Fee shall be paid by NovaBay or the Sellers, as the case may be, by sending immediately available funds to an account designated in writing by the applicable party entitled to receive the Termination Fee within five (5) Business Days after the date on which this Agreement is terminated. If the terminating party are the Sellers and/or Founders pursuant to Section 9.1(c), then NovaBay shall pay to each Seller their Pro Rata Portion of the Termination Fee. If the terminating party is NovaBay pursuant to Section 9.1(b), then the Sellers shall be jointly and severally obligated to pay NovaBay the full amount of the Termination Fee. The parties acknowledge and agree that the Termination Fee constitutes liquidated damages agreed to by the parties and not a penalty, and the payment of the Termination Fee in the circumstances specified herein is supported by due and sufficient consideration.

Article 10
Survival; Indemnification; Escrow; Holdback

10.1    Survival of Representations and Warranties.

(a)    Except for the Surviving Representations, the representations and warranties of the Sellers, the Founders and DERMAdoctor, on the one hand, and NovaBay, on the other hand, in this Agreement shall remain effective until the twelve (12) month anniversary of the Closing Date (the “Survival Date”). After the expiration of such period, such representations and warranties shall expire and be of no further force and effect except to the extent that a claim(s) shall have been asserted and notice thereof provided by NovaBay or the Founders on behalf of the Sellers, as the case may be, with respect thereto on or before the expiration of such period; provided however, that, notwithstanding any statute of limitations, the representations and warranties of DERMAdoctor in Sections 4.1 (Organization and Power), 4.2 (Authorization and Enforceability), 4.3(a), (b) and (e) (No Violation), 4.8 (Indebtedness), 4.10 (Structure), 4.11 (Title to Membership Units), 4.37 (No Broker), and the representations and warranties of the Sellers and the Founders in Sections 5.1 (Organization and Power—Papillon), 5.2 (Organization and Power—MGP), 5.3 (Authorization and Enforceability), 5.4 (No Violation), 5.8 (Title to Membership Units), 5.9 (Structure) and 5.11 (No Broker) (collectively, the “Surviving Representations”) shall survive the Survival Date and claims for indemnification based on breaches of such representations and warranties shall survive until the seven (7) year anniversary of the Closing Date.

(b)    The parties acknowledge and agree that the covenants contained in this Agreement, including the covenants contained in Article 7, shall survive Closing until performed, unless a shorter period of survival is specifically set forth in this Agreement.

10.2    Indemnification.

(a)    By NovaBay.

(i)    Subject to Section 10.2(g), (h) and (i), NovaBay shall indemnify and hold harmless the Sellers, the Founders and their Affiliates, respective agents, representatives, successors and assigns (the “Seller Indemnitees”) from and against any Losses and Proceedings that may be sustained, suffered or incurred by the Seller Indemnitees, and that arise out of, result from or relate to (A) any inaccuracy or breach by NovaBay of its representations and warranties; (B) any breach or non-fulfillment by NovaBay of its covenants in this Agreement; and (C)  any Liabilities of DERMAdoctor arising from actions or events taken following the Closing.

(b)    By the Sellers and the Founders.

(i)    Subject to Sections 10.2(e), 10.2(f), 10.2(h), 10.2(i) and 10.3, the Sellers shall severally, and pursuant to Section 10.2(l), the Founders with respect to Papillon shall jointly and severally, indemnify and hold harmless NovaBay and DERMAdoctor and their respective Affiliates, and their officers, directors, members, managers, employees, agents, representatives, successors and assigns (“NovaBay Indemnitees”) from and against any Losses and Proceedings that may be sustained, suffered or incurred by NovaBay Indemnitees and that arise out of, result from or relate to (A) any inaccuracy or breach by the Sellers, the Founders or DERMAdoctor of their respective representations and warranties (as such representation or warranty would read disregarding any reference to “materiality”, “Material Adverse Effect”, “Material Adverse Change” or other similar qualification or limitation with respect to determining the amounts of Losses arising from or relating to any such misrepresentation or inaccuracy and for determining whether or not any misrepresentation or inaccuracy has occurred) in this Agreement (as modified by the Disclosure Schedules); (B) any breach or non-fulfillment by the Sellers or the Founders of covenants and obligations in or under this Agreement, or breach or non-fulfillment by DERMAdoctor of any covenants and obligations including, but not limited to, the Sellers’, the Founders’ and DERMAdoctor’s obligations pursuant to Article 7; (C) Taxes as provided in paragraph (ii) of this Section 10.2(b); (D) Closing Indebtedness Amount, Transaction Expenses or Closing Cash Amount, to the extent that the actual amount of Indebtedness and/or Transaction Expenses exceeds the Closing Indebtedness Amount and Closing Transaction Expense Amount, and/or DERMAdoctor Cash is less than the Closing Cash Amount, as finally determined herein; (E) any claim or threatened claim or Proceeding by such Seller, Founder or any other actual or purported beneficial owner of DERMAdoctor relating to any alleged action or failure to act on its behalf by DERMAdoctor, including (1) in connection with this Agreement or any of the other Contemplated Transactions, (2) relating to any purported ownership of DERMAdoctor or any amounts that are alleged to be payable or owed or (3) alleging or based upon violations of fiduciary duty in connection with the Contemplated Transactions (including those relating to the allocation of the Purchase Price).

(ii)    The obligations of the Sellers and the Founders under paragraph (i) of this Section 10.2(b) shall extend to all Taxes with respect to all pre-Closing Tax Periods and to the portion of the Straddle Period ending on the Closing Date. Such obligations of the Sellers and the Founders shall be without regard to whether there was any breach of any representation or warranty under Article 4 or Article 5 with respect to such Tax or any disclosures that may have been made with respect to Article 4, Article 5 or otherwise. The indemnification obligations under this paragraph (ii) shall apply even if additional Tax Liability results from the filing of a return or amended return with respect to a pre-Closing Date transaction or pre-Closing period (or portion of a period) by NovaBay as permitted by this Agreement and shall survive sixty (60) days after the expiration of the statute of limitations (including any extensions) for the imposition of any Tax. In the case of any dispute relating to Liability for Tax, the provision of Section 7.6, rather than Section 10.2(c), shall apply. For the avoidance of doubt, for purposes of applying Section 10.2(f)(i)(A), a claim relating to Tax shall be treated as indemnifiable under this paragraph (ii) rather than as a result of a breach of representation or warranty if it is indemnifiable as both a breach and under this paragraph (ii).

(c)    Procedure for Third-Party Claims. If any Third-Party Claims shall be commenced, or any claim or demand shall be asserted (other than audits or contests with Taxing Authorities relating to Taxes), in respect of which the Indemnified Party proposes to demand indemnification by the Indemnifying Party under Sections 10.2(a) or 10.2(b), the Indemnified Party shall notify the Indemnifying Party in writing of such demand, setting forth in reasonable detail the basis for the claim and a reasonable estimate of the amount of such claim, if estimable, and the Indemnifying Party shall have the right to assume the entire control of the defense, compromise or settlement thereof (including the selection of counsel), subject to the right of the Indemnified Party to participate (with counsel of its choice, but the fees and expenses of such additional counsel shall be at the expense of the Indemnified Party); provided, that the Indemnified Party need not allow the Indemnifying Party to assume control if: (i) counsel to the Indemnified Party shall have reasonably determined in good faith that the assumption of such defense by the Indemnifying Party would be inappropriate due to a non waivable conflict of interest; (ii) the claim for indemnification relates to or arises in connection with any criminal Proceeding, allegation or other claim against the Indemnified Party or its Affiliates; (iii) the Third-Party Claim involves those customers or suppliers set forth on Schedules 4.19(a) or 4.19(b) of the Disclosure Schedules; (iv) the claim seeks an injunction or equitable remedy or other non-monetary relief against the Indemnified Party or its Affiliates; (v) the Indemnified Party reasonably believes there are legal defenses available to it that are different from, or additional to, those available to the Indemnifying Party; or (vi) the Indemnified Party reasonably believes that the Loss relating to the claim is reasonably likely to exceed the maximum amount that such Indemnified Party could then be entitled to receive from the Indemnifying Party under the applicable provisions of this Article 10. If the Indemnifying Party elects to conduct the defense of the Third-Party Claim, such election shall constitute the Indemnifying Party’s agreement that the matters which are subject to the Third-Party Claim are subject to indemnification hereunder. The Indemnifying Party shall have the right to settle and compromise such claim only with the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed) unless the following shall apply: (A) such settlement provides the Indemnified Party with a complete and unconditional release from such Third-Party Claim; (B) the sole relief provided in such settlement is monetary damages that are satisfied in full or assumed by the Indemnifying Party; and (C) such settlement does not include any finding or admission of any violation of Law or admission of wrongdoing on the part of any Indemnified Party. The Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance (including access to employees) and books, records and other materials as may be reasonably requested.

(d)    Procedure for Direct Claims. Any Direct Claim shall be asserted by written notice given by the Indemnified Party to the Indemnifying Party (each a “Direct Claim Notice”), setting forth in reasonable detail the basis for the claim and a reasonable estimate of the amount of such claim, if estimable. The Indemnifying Party shall have a period of thirty (30) Business Days from the date of receipt (the “Direct Claim Notice Period”) within which to respond to a Direct Claim Notice. If the Indemnifying Party does not respond in writing within the Direct Claim Notice Period, then the Indemnifying Party shall be deemed to have accepted responsibility for the claimed indemnification and shall have no further right to contest the validity of that claim. If the Indemnifying Party does respond in writing within the Direct Claim Notice Period, and rejects the claim in whole or in part, the Indemnified Party shall be free to pursue all remedies under this Agreement. To the extent that any NovaBay Indemnitees prevail in a Direct Claim (or the Sellers concede, or otherwise do not timely respond to a Direct Claim Notice made by NovaBay), then, subject to the limitations set forth in this Article 10, the Direct Claim shall be first satisfied from an offset against the Escrow Amount, then if the Direct Claim exceeds the Escrow Amount, then the remainder of such Direct Claim, may be, at NovaBay’s option, satisfied by any earned Year 1 Earn Out and/or Year 2 Earn Out; for the avoidance of doubt, NovaBay may alternatively opt to pursue indemnification from the Sellers and the Founders directly subject to the limitations set forth in this Article 10. Subject to the limitations set forth in this Article 10, the Sellers and the Founders shall be and remain liable for the amount of such excess of the Direct Claim once the Escrow Amount is exhausted.

(e)    Calculation of Amount of Claims and Losses. The amount of any claims or Losses subject to indemnification under Section 10.2(b) shall be calculated net of any actual cash amounts recovered by NovaBay or its Affiliates (including DERMAdoctor after the Closing) under applicable insurance policies held by NovaBay or its Affiliates.

(f)    Limitations on Rights of NovaBay Indemnitees.

(i)    Subject to Section 10.2(f)(ii):

(A)    the rights of NovaBay Indemnitees to indemnification by the Sellers and the Founders for breaches of representations and warranties (but not breaches of covenants) hereunder shall be subject to the limitation that NovaBay Indemnitees shall not be entitled to indemnification with respect to a claim or claims of breach of representation and warranty as provided in Section 10.2(b)(i)(A), unless the aggregate amount of all such claims exceeds Thirty Thousand Dollars ($30,000) (the “Deductible”), in which event the indemnity provided for in this Section 10.2 shall be effective with respect to the amount of such claims in excess of the Deductible; and

(B)    the Sellers’ and the Founders’ Liability to the NovaBay Indemnitees shall be limited to One Million Two Hundred Thousand Dollars ($1,200,000).

(ii)    The limitations in Section 10.2(f)(i) shall not apply to the Non-Threshold Indemnifications as hereinafter defined. For purposes of this Agreement, the term “Non-Threshold Indemnifications” shall mean and refer collectively to indemnification Liabilities of the Sellers and the Founders pursuant to claims based upon (A) the indemnification Liabilities of the Sellers and the Founders pursuant to any of the Surviving Representations or clauses (B), (C), (D) or (E) of Section 10.2(b)(i); (B) claims based on Fraud on the part of the Sellers, the Founders or DERMAdoctor or their respective officers, directors, agents, representatives and trustees; or (C) claims for Taxes. The Sellers’ and the Founders’ aggregate maximum Liability for all indemnification claims under Sections 10.2(f)(i) and 10.2(f)(ii) shall not exceed the Cash Consideration.

(iii)    Except in the case of Fraud or indemnification Liabilities pursuant to Section 10.2(b)(i)(B), in no event shall any Seller have any obligation to indemnify the NovaBay Indemnitees against, or reimburse any NovaBay Indemnitees for, any Losses pursuant to this Agreement in an aggregate amount in excess of such Seller’s Pro Rata Portion of the Cash Consideration.

(iv)    Notwithstanding anything to the contrary in this Agreement, but subject to the limitations set forth in this Agreement, any indemnification obligations of the Sellers and the Founders shall first be satisfied from offsets of the Escrow Amount prior to any NovaBay Indemnitee exercising any other remedy, offset or action to seek recovery of amounts payable to any NovaBay Indemnitee pursuant to Sellers’ and the Founders’ indemnification obligations.

(g)    Limitations on Rights of Seller Indemnitees. The rights of Seller Indemnitees to indemnification by NovaBay for breaches of representations and warranties (but not breaches of covenants) hereunder shall be subject to the limitation that Seller Indemnitees shall not be entitled to indemnification with respect to a claim or claims as provided in Section 10.2(a)(i)(A) by NovaBay unless the aggregate of damages with respect to all such claims exceeds the Deductible, in which event the indemnity provided for in this Section 10.2 shall be effective with respect to the amount of such damages in excess of the Deductible. The aforementioned limitation shall not apply to the indemnification Liabilities of NovaBay with respect to claims based on Fraud on the part of NovaBay. NovaBay’s aggregate maximum Liability for all indemnification claims shall not exceed the Cash Consideration.

(h)    Limitation on Rights Against DERMAdoctor. Notwithstanding anything to the contrary, NovaBay, the Sellers and the Founders acknowledge and agree that, following the Closing, they shall have no right to make a claim against DERMAdoctor pursuant to this Article 10.

(i)    Limitations on Remedies. No party hereto shall be liable to the other for indirect, special, incidental, consequential, exemplary or punitive damages claimed by such other party resulting from such first party’s breach of its obligations, agreements, representations or warranties hereunder, provided, that nothing hereunder shall preclude any recovery by an Indemnified Party against an Indemnifying Party for Third-Party Claims.

(j)    Subrogation. Except to the extent of any insurance policy which includes a waiver of subrogation, upon making an indemnity payment pursuant to this Agreement, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third party in respect of the damages to which the payment related. Without limiting the generality of any other provision hereof, each such Indemnified Party and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation rights.

(k)    Adjustment to Purchase Price. All indemnity payments made pursuant to this Article 10 or otherwise shall be treated for all Tax purposes as an adjustment to the Purchase Price as determined for Tax purposes.

(l)    Guarantee. Notwithstanding anything to the contrary, the Founders hereby jointly and severally and unconditionally personally guarantee the performance of all of the indemnification obligations of Papillon and the Founders contained in this Agreement. After the Escrow Amount is exhausted, the Founders agree that NovaBay is entitled to pursue any remaining indemnification amount due to NovaBay by Papillon pursuant to this Section 10.2 against the Founders personally pursuant to the foregoing guarantee.

(m)    No Double Recovery. No Indemnified Party shall be entitled to duplicate recovery of any Losses for the same event when the facts and circumstances resulting in such Losses from the same event constitute a breach or inaccuracy of more than one representation and warranty and/or give rise to indemnification under more than one of the provisions hereunder or to the extent such Losses were already included in any adjustments to the Purchase Price pursuant to Section 3.5.

(n)    Duty to Mitigate. An Indemnified Party will use commercially reasonable efforts to mitigate the Losses incurred by such Indemnified Party arising out of any matter for which such Indemnified Party is entitled to indemnification pursuant to this Agreement, provided that any such mitigation does not adversely affect the Indemnified Party. For avoidance of doubt, this obligation to mitigate Losses shall not include the Indemnified Party’s determination as to the exercise of its rights or which indemnification claim(s) it may bring under this Article 10.

10.3   Effect of Investigation. The right to indemnification or other remedies based on any representation, warranty, covenant or obligation contained in or made pursuant to this Agreement or the other Transaction Documents shall not be affected by any investigation conducted with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition to the obligation to consummate the Contemplated Transactions, where such condition is based on the accuracy of any representation or warranty, or on the performance of, or compliance with, any covenant or obligation, shall not affect any right to indemnification or other remedies based on such representation, warranty, covenant or obligation otherwise provided in this Agreement.

10.4   Escrow Release Procedures. Pursuant to Article 3, at the Closing, NovaBay shall utilize the Escrow Amount to secure the Sellers’ and the Founders’ indemnification obligations under this Article 10. The first recourse of the NovaBay Indemnitees in respect of breach of representations, warranties and covenants shall be to offset such claims against the Escrow Amount at the time such a claim is asserted. If NovaBay and the Founders, on behalf of the Sellers, agree (or are deemed to have agreed) that the NovaBay Indemnitees are entitled to indemnification hereunder and some portion of the claimed amount is due to the NovaBay Indemnitees, then, within five (5) Business Days following such agreement (or deemed agreement): (a) NovaBay and the Founders, on behalf of the Sellers, shall instruct the Escrow Agent to release the agreed amount to the NovaBay Indemnitees from the Escrow Amount in accordance with the Escrow Agreement; and (b) if the Escrow Amount is insufficient to cover the full agreed amount, then, the Sellers (or the Founders pursuant to Section 10.2(l)) shall pay the amount of such shortfall to the NovaBay Indemnitees, in each case subject to the limitations set forth in this Article 10. After expiration of the twelve (12) month anniversary of the Closing and upon instruction of NovaBay and the Founders on behalf of the Sellers, the Escrow Agent shall return to the Sellers, by wire transfer of immediately available funds, any remaining portion of the Escrow Amount; provided, however, if there are any initiated or outstanding indemnification claims from a NovaBay Indemnitee as provided in this Article 10 on or prior to such twelve (12) month anniversary of the Closing, then such remaining portion of the Escrow Amount, if any, shall remain with the Escrow Agent and be disbursed to the Sellers only to the extent that there remains any available funds in the Escrow Amount after resolution of the remaining indemnification claims in accordance with this Article 10 and the procedures set forth in the Escrow Agreement.

Article 11
Miscellaneous

11.1   Further Assurances. At any time and from time to time after the Closing Date, the Sellers, the Founders or DERMAdoctor will, upon the request of NovaBay and without further consideration, and NovaBay will, upon the request of the Sellers or Founders and without further consideration, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required by any of them, to effect or evidence the Contemplated Transactions.

11.2    Notices. All necessary notices, demands and requests required or permitted to be given hereunder shall be in writing and addressed as follows:

If to NovaBay:	NovaBay Pharmaceuticals, Inc. 2000 Powell Street, Suite 1150 Emeryville, CA 94608 Attention: Justin M. Hall, Chief Executive Officer and General Counsel Email: [Redacted.]

With a copy to:	Squire Patton Boggs (US) LLP 2550 M Street, NW Washington, DC 20037 Attention: Abby Brown, Esq. Email: [Redacted.]

If to DERMAdoctor or the Founders:	DERMAdoctor, LLC 4346 NW Belgium Blvd., Kansas City, MO 64150 Attention: Jeff Kunin, Chief Executive Officer Email: [Redacted.]

With a copy to:	Bryan Cave Leighton Paisner LLP One Kansas City Place 1200 Main Street, Suite 3800 Kansas City, MO 64105 Attention: Thomas W. Van Dyke, Esq. Email: [Redacted.]

If to Papillon:	Papillon Partners, Inc. 4346 NW Belgium Blvd., Kansas City, MO 64150 Attention: Jeff Kunin, Chief Executive Officer Email: [Redacted.]

If to MGP:	Midwest Growth Partners, L.L.L.P. 1080 Jordan Creek Parkway, Suite 340N West Des Moines, IA 50266 Attention: John Mickelson Email: [Redacted.]

Notices shall be delivered by a recognized overnight delivery or courier service or by email transmission and shall be effective upon receipt, provided that notices shall be presumed to have been received:

(a)    one (1) Business Day after it is sent by recognized overnight delivery or courier service and addressed to the intended recipient as set forth above; and

(b)    on the same Business Day if given by email transmission during normal business hours, and if not sent during normal business hours, then on the next Business Day.

From time to time, any party may designate a new address or email address for the purpose of notice hereunder by notice to the other parties in accordance with the provisions of this Section 11.2.

11.3   Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement, the Exhibits and Schedules to this Agreement and the Contemplated Transactions (whether in Law or in equity, in Contract, in tort or otherwise) shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each party irrevocably submits to the exclusive jurisdiction of and venue of the Court of Chancery of the State of Delaware for the purposes of any Proceeding arising out of this Agreement or the other Contemplated Transactions, and irrevocably agrees to commence and litigate any such Proceeding only in such courts. Each party further agrees that service of any process, summons, notice or document in accordance with Section 11.2 shall be effective service of process, summons, notice or documents for any such Proceeding. Nothing in this Agreement shall in any way be deemed to limit the ability of either party to serve any such process, summons, notice or document in any other manner permitted by applicable Law. Each party hereby (a) irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Agreement or the consummation of the Contemplated Transactions in such courts, (b) irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum, and (c) irrevocably and unconditionally agrees to be bound by any judgment rendered by any such court. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE CONTEMPLATED TRANSACTIONS OR THE ACTIONS, INCLUDING COUNTERCLAIMS, OF THE PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT OR THEREOF.

11.4    Entire Agreement. Except the Confidentiality Agreement that shall remain in full force and effect, this Agreement, together with the Disclosure Schedules hereto, which are incorporated by reference herein and the other Transaction Documents, and the Exhibits, Schedules hereto and thereto, constitute the entire agreement of the parties relating to the subject matter hereof and supersedes all other Contracts, whether oral or written. Except the Confidentiality Agreement, there are no representations, agreements, arrangements or understandings, oral or written, between or among the parties relating to the subject matter of this Agreement that are not fully expressed in this Agreement.

11.5    Severability. Should any provision of this Agreement or the application thereof to any Person or circumstance be held invalid or unenforceable to any extent: (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law; (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other Persons or circumstances or (ii) in any other jurisdiction; and (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement.

11.6    Amendment. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented or modified orally, but only by an instrument in writing signed by the party against which the enforcement of the termination, amendment, supplement, or modification shall be sought.

11.7    Effect of Waiver or Consent. No waiver or consent, express or implied, by any Person to or of any breach or default by any party in the performance by such party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such party of the same or any other obligations of such party hereunder. No single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce any right or power, shall preclude any other or further exercise thereof or the exercise of any other right or power. Failure on the part of a party to complain of any act of any other party or to declare any other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such Person of its rights hereunder until the applicable statute of limitation period has run.

11.8    Exclusive Remedy. The Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims to which such Party is entitled hereunder are pursuant to this Agreement and the Confidentiality Agreement, and each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for which such party is entitled to hereunder other than pursuant to this Agreement and the Confidentiality Agreement. The use of any one right or remedy provided in this Agreement by any party shall not preclude or waive the right to use any or all other remedies herein.

11.9    Parties in Interest; Limitation on Rights of Others. The terms of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective legal representatives, successors and permitted assigns. Nothing in this Agreement, whether express or implied, shall be construed to give any Person (other than the parties hereto and their respective legal representatives, successors and permitted assigns and as expressly provided herein) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a third party beneficiary or otherwise.

11.10  Assignability. This Agreement shall not be assigned by any party hereto without the prior written consent of NovaBay and the Founders on behalf of the Sellers; provided, however, that the prior written consent of the Sellers or the Founders shall not be required with respect to any assignment by NovaBay (including DERMAdoctor from and after the Closing) of its rights and obligations under this Agreement to: (a) an Affiliate of NovaBay so long as such assignment does not relieve NovaBay (including DERMAdoctor from and after the Closing) of its obligations hereunder and (b) a successor upon a corporate reorganization, consolidation, merger or any Person upon the transfer of all or substantially all of NovaBay’s properties or assets (including DERMAdoctor from and after the Closing) so long as such obligations of NovaBay (including DERMAdoctor from and after the Closing) transfer to such successor.

11.11  No Other Duties. The only duties and obligations of the parties are as specifically set forth in this Agreement, and no other duties or obligations shall be implied in fact, Law or equity, or under any principle of fiduciary obligation.

11.12  Reliance on Counsel and Other Advisors. Each party has consulted such legal, financial, technical or other experts as it deems necessary or desirable before entering into this Agreement. Each party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement.

11.13  Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

11.14  Public Announcements. Unless expressly permitted under this Agreement, DERMAdoctor, the Founders and the Sellers shall not make any statement (whether oral or in writing) in any press release, external advertising, marketing or promotion materials regarding the subject matter of this Agreement, the Contemplated Transactions, NovaBay or its business unless (a) it has received the express written consent of NovaBay, not to be unreasonably withheld or delayed; or (b) it is required to do so by Law. Pending Closing, NovaBay will consult with DERMAdoctor before issuing, and provide DERMAdoctor the opportunity to review and comment upon, any press release or public statement with respect to this Agreement, the Contemplated Transactions, the Sellers, the Founders, DERMAdoctor or the Business though NovaBay retains ultimate discretion before issuing any press release or public statement. Each of the Sellers, the Founders and DERMAdoctor acknowledge that NovaBay is required by Law to disclose publicly this Agreement, the terms set forth in this Agreement and the Contemplated Transactions, by filing this Agreement and, if applicable, other Transaction Documents in public filings with the Commission and may do so without further consent of any other party.

11.15  Specific Performance.

(a)    The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law if any provision of this Agreement was not performed in accordance with its terms or was otherwise breached or threatened to be breached. It is accordingly agreed that the parties shall be entitled to equitable relief, without the proof of actual damages, including in the form of an injunction or injunctions or Orders for specific performance (including the remedy of rescission), in order to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Such equitable relief shall be in addition to any other remedy to which the parties hereto are entitled at Law or in equity as a remedy for such nonperformance, breach or threatened breach.

(b)    Each party agrees to waive any requirement for the security or posting of any bond in connection with any such equitable remedy. The rights and remedies of the parties shall be cumulative (and not alternative).

11.16  Rules of Construction.

(a)    A capitalized term has the meaning assigned to it in this Agreement.

(b)    An accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

(c)    References in the singular or to “him,” “her,” “it,” “itself,” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be.

(d)    The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent, or intent of this Agreement or any provision thereof.

(e)    This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted and caused this Agreement (including any other agreement as part of the Contemplated Transactions) to be drafted.

(f)    As used in this Agreement, (i) the words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) the word “including,” and words of similar import, shall mean “including, but not limited to” and “including, without limitation”; (iii) the terms “dollars” and “$” shall mean U.S. Dollars, the lawful currency of the United States; (iv) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (v) the word “or” is not exclusive; (vi) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; and (vii) references to a Person are also references to his, her or its permitted successors and assigns.

(g)    References to “Articles,” “Sections,” “Schedules” or “Exhibits” shall mean the Articles or Sections of, or the Schedules or Exhibits to, this Agreement, as the case may be, except as may be otherwise specified. All terms defined in this Agreement shall have their defined meanings when used in any Exhibit or Schedule to this Agreement or any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.

(h)    Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(i)    Except as otherwise specifically provided in this Agreement, any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, supplemented or modified, including (i) (in the case of agreements or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws; and (ii) all attachments thereto and instruments incorporated therein.

(j)    If any provision in a definition is a substantive provision conferring rights or imposing obligations on any party hereto, notwithstanding that it appears only in Exhibit A, effect shall be given to it as if it were a substantive provision of this Agreement. Definitions set forth in the preamble and the recitals shall be given effect as substantive provisions of this Agreement.

(k)    Where any term is defined within the context of any particular Section or clause in this Agreement (including the recitals), the term so defined, unless it is clear from the Section or clause in question that the term so defined has limited application only to the relevant Section or clause, shall bear the meaning ascribed to it for all purposes in this Agreement, notwithstanding that that term has not been defined in Exhibit A.

(l)    Where any payment falls due or any other obligation is to be performed on a day that is not a Business Day in the jurisdiction where such payment is to be made or such obligation is to be performed, then such payment shall be made or such obligation performed on the next succeeding Business Day.

(m)    Except as otherwise specifically provided in this Agreement, where any number of days is prescribed in relation to the doing of a particular thing or in respect of a period of time, those days will be calculated exclusive of the first day and inclusive of the last day.

(n)    The phrases “delivered” or “made available” shall mean that the information referred to has been physically or electronically delivered to the relevant parties (including, in the case of “made available” to NovaBay), material that has been posted, retained and thereby made available to NovaBay through the online “virtual data room” established by DERMAdoctor or the Sellers at least three (3) Business Days before the date of this Agreement.

(o)    References to “ordinary course of business” shall mean in the usual and ordinary course of DERMAdoctor business, consistent with past custom and practices, including with respect to magnitude and frequency.

[Remainder of the Page Intentionally Left Blank. Signature Page Follows.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

NOVABAY PHARMACEUTICALS, INC.

By:	/s/ Justin M. Hall
Name: Justin M. Hall
Title: Chief Executive Officer and General Counsel

[Signature Page to Membership Unit Purchase Agreement]

DERMADOCTOR, LLC

By:	/s/ Jeff Kunin
Name: Jeff Kunin
Title: Chief Executive Officer

PAPILLON PARTNERS, INC.

/s/ Audrey Kunin
Name: Audrey Kunin
Title: President

FOUNDERS

/s/ Jeff Kunin
Jeff Kunin

/s/ Audrey Kunin
Audrey Kunin

[Signature Page to Membership Unit Purchase Agreement]

MIDWEST GROWTH PARTNERS, L.L.L.P.

/s/ John Mickelson
Name: John Mickelson
Title: Managing Partner

[Signature Page to Membership Unit Purchase Agreement]

Exhibit A

Definitions

The following terms shall have the meanings assigned to them in this Exhibit, unless the context otherwise indicates, both for purposes of this Agreement and all Exhibits and Schedules attached to the Agreement:

“Accounting Firm” means Moss Adams LLP or another accounting firm agreed upon by NovaBay and the Founders.

“Adjustment Statement” has the meaning referred to in Section 3.5(d)(i).

“Advertising Expense” means advertising-related expenses incurred by DERMAdoctor in connection with the Business Products, including but not limited to the direct and indirect costs of advertising placements on print, digital or any other advertising media platforms incurred by DERMAdoctor as well as co-op advertising costs not offset against Total Net Sales in accordance with GAAP.

“Affiliate” means as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person, including, but not limited to officers, members, managers, directors, agents, heirs, representatives, successors and assigns. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by Contract or otherwise.

“Agreement” has the meaning referred to in the preamble.

“Animal Testing Termination” has the meaning referred to in Section 7.13(b).

“Approvals or Registrations” has the meaning referred to in Section 4.21(a).

“Anti-Corruption Laws” means all applicable Laws dealing with bribery or corruption, including, to the extent applicable, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act of 2010, as amended, and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Bank Midwest” means Bank Midwest, a division of NBH Bank.

“Bank Midwest Loans” means DERMAdoctor’s Business Loan Agreement, dated May 22, 2021, with Bank Midwest for principal amount of [Redacted.] and DERMAdoctor’s Business Loan Agreement, dated May 21, 2021, with Bank Midwest for a principal amount of [Redacted.].

“Business” means DERMAdoctor’s business of developing, manufacturing, marketing, branding, distributing and selling all of its products and those in development, including skincare products for consumers to address dermatological conditions.

“Business Day” means any day, other than Saturday, Sunday or any other day on which banks located in the State of New York are authorized or required to close, provided that banking institutions shall not be deemed to be authorized or required to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banking institutions’ electronic funds transfer systems (including wire transfers) are open for use by customers on such day.

“Business Intellectual Property Rights” means, as relates to DERMAdoctor or the Business, any and all rights in the world arising under the Laws of any jurisdiction with respect to, arising from or associated with any of the following: (a) patents, patent applications, patent disclosures and inventions and all divisions, reissues, continuations, continuations-in-part, reexaminations, renewals and extensions of any of the foregoing, rights therein provided by international treaties or conventions and rights in respect of utility models or industrial designs; (b) Internet addresses and domain names, web sites, web pages, URLs, Social Media Accounts or usernames (including “handles”); (c) trademarks (registered and unregistered), including all service marks, trade dress, trade names, logos, slogans, and corporate names, and registrations and applications for registration thereof together with all of the goodwill associated therewith; (d) copyrights (registered and unregistered) and copyrightable works, and registrations and applications for registration thereof; (e) mask works, and registrations and applications for registration thereof; (f) trade secrets and other confidential information (including ideas, databases, compilations, formulas, compositions, recipes, methods, inventions (whether patentable or unpatentable and whether or not reduced to practice)), know how, processes and manufacturing and production processes and techniques, research and development studies, reports, rights of publicity, information, drawings, specifications, designs, packaging, plans, proposals, technical data, financial and marketing plans, improvements (whether patentable or unpatentable and whether or not reduced to practice) and customer, distributor, reseller and supplier lists and information; (g) software (including source code, object code, tools, firmware, data, databases, operating systems, specifications and documentation therefor); (h) all other intellectual property or industrial property rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing; (i) copies and tangible embodiments thereof (in whatever form or medium); (j) all rights to assert, defend and recover for any past, present and future infringement, misuse, misappropriation, impairment, recovery of title, unauthorized use or other violation of any of the foregoing; and (k) all administrative rights arising from the foregoing, including the right to prosecute applications and oppose, interfere with or challenge the applications of others, the rights to obtain renewals, continuations divisions, and extensions of legal protection pertaining to any of the foregoing.

“Business IP Transfer” has the meaning referred to in Section 7.13(a).

“Business Products” means all products and those in development, including skin care products, and services offered by or on behalf of DERMAdoctor to public consumers.

“Business Software” means all software (a) that is material to the operation of the Business, including without limitation, any commercial off-the-shelf software as set forth in Section 4.17(g) and the DERMAdoctor website available at https://www.dermadoctor.com/, or (b) is used by DERMAdoctor in connection with its work for customers or its products or services.

“Cash Consideration” means Twelve Million Dollars ($12,000,000.00).

“Change of Control Payee” means each of the individuals noted in Schedule 4.25(c) of the Disclosure Schedules.

“Change of Control Payment” means an amount equal to 0.25% of the Liquidation Proceeds (as such term is defined in the respective Change of Control Payees’ Sales Proceeds Sharing Agreements, dated January 1, 2016) which amount is payable to each Change of Control Payee pursuant to their respective Change of Control Payees’ Sales Proceeds Sharing Agreements, dated January 1, 2016.

“Closing” has the meaning referred to in Section 3.1.

“Closing Cash Amount” means, as of 12:01 a.m. Central Time on the Closing Date, the aggregate amount of DERMAdoctor Cash, excluding any amounts taken into account in calculating the Closing Indebtedness Amount or Closing Transaction Expenses Amount.

“Closing Cash Payment” has the meaning referred to in Section 3.3(b).

“Closing Date” has the meaning referred to in Section 3.1.

“Closing Indebtedness Amount” means all of the Indebtedness of DERMAdoctor as of 12:01 a.m. Central Time on the Closing Date.

“Closing Transaction Expenses Amount” means all of the Transaction Expenses of DERMAdoctor and the Sellers as of 12:01 a.m. Central Time on the Closing Date.

“COBRA” means Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA, or similar state Laws.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated and the rulings issued thereunder.

“Commission” has the meaning referred to in Section 4.36.

“Competitive Business Activity” means any business activities that are competitive with the activities of the Business, or any means of providing services to any Person (other than DERMAdoctor and its Affiliates) that are the same or substantially similar to the Business, whether as an employee, owner, independent contractor or consultant.

“Confidentiality Agreement” means the Mutual Non-Disclosure Agreement executed between NovaBay and DERMAdoctor on April 28, 2021.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Contracts” means any written or oral contracts, agreements, understandings, arrangements, deeds, mortgages, notes, indentures, instruments, guarantees, licenses, leases or other binding commitments and, in each case, any amendments, extensions, renewals or other agreements with respect thereto with manufacturers, distributors, resellers, suppliers, customers, producers, consumers, lenders, employees, independent contractors, consultants, equityholders, service providers, professional advisors, joint venture partners and all other third parties that are currently in effect, including any agreement that provides for survival.

“Contribution Margin” means Total Net Sales during the applicable period of time less (a) aggregate Product Cost of Goods Sold, (b) Marketing Expense, and (c) Advertising Expense, all for the same applicable period of time.

“Contribution Margin Threshold” means seventy-five percent (75%).

“Deductible” has the meaning referred to in Section 10.2(f)(i)(A).

“DERMAdoctor” has the meaning referred to in the preamble.

“DERMAdoctor Cash” means, with respect to DERMAdoctor, all cash and cash equivalents, including checks, money orders, marketable securities, short-term instruments, negotiable instruments, funds in time and demand deposits or similar accounts on hand, together with all accrued but unpaid interest thereon, and all bank, brokerage or other similar accounts, but, for avoidance of doubt, excluding cash security deposits and other cash collateral posted with suppliers, vendors, landlords, and other third parties, and any other restricted cash, as determined in accordance with GAAP, and less the amount of any checks written but not yet cleared.

“DERMAdoctor Personal Data Processing Contract” means any DERMAdoctor Contract that relates to the collection, use, disclosure, transfer, transmission, storage, hosting, disposal, retention, interception or other processing of Personal Data by DERMAdoctor, or by a third party for, on behalf of, or in collaboration with DERMAdoctor.

“DERMAdoctor Privacy Policy” means each external or internal, past or present privacy policy or privacy- or security-related representation, statement, notice, obligation or promise of DERMAdoctor, including any policy, representation, statement, notice, obligation, or promise relating to: (a) the privacy or security of Personal Data of users of any website, mobile application or service operated by or on behalf of DERMAdoctor; or (b) the collection, use, storage, hosting, disclosure, transmission, transfer, disposal, retention, interception, or other processing of, or security of, any Personal Data.

“DERMAdoctor Sites” has the meaning referred to in Section 4.18(b).

“Direct Claim” and “Direct Claims” mean any claim or claims (other than Third-Party Claims) by an Indemnified Party against an Indemnifying Party for which the Indemnified Party may seek indemnification under this Agreement.

“Direct Claim Notice” has the meaning referred to in Section 10.2(d).

“Direct Claim Notice Period” has the meaning referred to in Section 10.2(d).

“Disclosure Schedules” has the meaning referred to in the definition of “Schedule.”

“Earn Out” has the meaning referred to in Section 3.6(a).

“Earn Out Calculation” has the meaning referred to in Section 3.6(b)(i).

“Earn Out Calculation Objection Notice” has the meaning referred to in Section 3.6(b)(ii).

“Earn Out Calculation Statement” has the meaning referred to in Section 3.6(b)(i).

“Earn Out Stock Election Notice” has the meaning referred to in Section 3.6(c)(i).

“Earn Out Period” means, collectively, the Year 1 Earn Out Period and the Year 2 Earn Out Period.

“Earn Out Payment” has the meaning referred to in Section 3.6(a).

“Effective Date” has the meaning referred to in the preamble.

“Employee Plans” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each other benefit or compensation plan, program, policy or Contract (including any bonus, incentive, deferred compensation, employment, compensation, consulting, retention, change in control, stock purchase, equity, restricted stock, stock option, stock appreciation right, phantom interest, savings, profit sharing, equity-based incentive, retirement, severance, salary continuation, sick leave, paid time off, vacation, fringe benefit, Code Section 125, Code Section 501(c)(9), health, welfare or post-employment welfare benefit plan, program, policy, agreement or other arrangement) that is maintained, sponsored, or contributed to or required to be contributed to by DERMAdoctor or any of its Affiliates for the benefit of any current or former employee, officer, director, retiree, independent contractor, or consultant of DERMAdoctor or its Affiliates or any spouse, dependent or beneficiary of such individual, or under or with respect to which DERMAdoctor or any of its ERISA Affiliates has or may have any Liability, but excluding any Governmental Authority sponsored employment insurance and workers’ compensation plans.

“Employment Agreements” has the meaning referred to in Section 3.4(a)(iii).

“Environmental Laws” means any and all Laws, Orders and/or permits, licenses and other authorizations from Governmental Authorities relating to human health, the environment or discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment, including ambient air, surface water, ground water, facilities, structures, or land, or otherwise relating to the manufacture, processing, distribution, use, marketing, labeling, notification, registration, packaging, import, treatment, storage, disposal, transport or handling of pollutants, contaminants, release or threatened release of Hazardous Substances or wastes or the investigation, clean-up or other remediation thereof.

“Environmental Liabilities” means all Liabilities, whether fixed or unfixed, actual or potential, that arise under or relate to Environmental Laws, as applied to the facilities and business of DERMAdoctor, including: (a) the investigation, clean-up or remediation of contamination or environmental degradation or damage caused by or arising from the generation, use, handling, packaging, treatment, storage, import, transportation, disposal, discharge or release of Hazardous Substances; (b) personal injury, wrongful death or property damage claims; or (c) claims for natural resource damages.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and the regulations promulgated thereunder.

“ERISA Affiliate” means any Person which is, or has been, required to be aggregated with DERMAdoctor under Section 414 of the Code or which is under common control of DERMAdoctor within the meaning of Section 4001(b) of ERISA.

“Escrow Agent” has the meaning referred to in Section 3.3(b)(iii).

“Escrow Agreement” has the meaning referred to in Section 3.4(c).

“Escrow Amount” means One Million Two Hundred Thousand Dollars ($1,200,000).

“Estimated Closing Cash Amount” means the estimated aggregate amount of DERMAdoctor Cash that will be available as of 12:01 a.m. Central Time on the Closing Date, excluding any amounts taken into account in calculating the Closing Indebtedness Amount or Closing Transaction Expenses Amount.

“Estimated Closing Indebtedness Amount” has the meaning referred to in Section 3.3(b)(i).

“Estimated Closing Statement” has the meaning referred to in Section 3.3(a).

“Estimated Closing Transaction Expenses Amount” has the meaning referred to in Section 3.3(b)(ii).

“Excess FY2022 Contribution Margin” means the amount equal to the Contribution Margin achieved during the Year 1 Earn Out Period minus the FY2022 Target Contribution Margin.

“Exchange Act” has the meaning referred to in Section 4.36.

“Exclusivity Expiration Date” means (1) September 30, 2021, if the Founders do not receive notice from NovaBay that the Financing is complete prior to or on September 30, 2021, or (2) the end of the Interim Period, if the Founders receive notice from NovaBay that the Financing is complete prior to or on September 30, 2021.

“FDA” means the U.S. Food and Drug Administration.

“FDA Application Integrity Policy” has the meaning referred to in Section 4.21(d).

“Financial Statements” has the meaning referred to in Section 4.6.

“Financing” means a public and/or private financing(s) consummated by NovaBay through the issuance of debt or equity securities (or securities convertible into or exchangeable for debt or equity securities) that is closed and funded providing a minimum aggregate cash amount of [Redacted.] to NovaBay, which such Financing is sufficient to enable NovaBay to make payment of the Purchase Price and consummate the Contemplated Transactions on the terms and conditions set forth in this Agreement.

“Flow of Funds Memo” means a memorandum that sets forth the payments that will be made by NovaBay to the Sellers and third parties on the Closing Date pursuant to the terms of this Agreement.

“Flow-Through Income” means with respect to an entity, income of the entity that is passed through to the partners, members or other owners of the entity (or partners, members or other owners of an owner of the entity) for purposes of determining Tax Liability.

“Founders” has the meaning referred to in the preamble.

“Full Year Financial Statements” had the meaning referred to in Section 4.6.

“Fraud” means, with respect to a party hereto, the making by such party of a statement or misrepresentation of material fact or omission of material fact with intent to deceive or to induce reliance, action or inaction by another party to this Agreement with respect to such party’s representations and warranties, including disclosure schedules, covenants, agreements, closing deliverables or certificates, each as provided in this Agreement and such other party (a) reasonably relied upon such statement or misrepresentation or omission of material fact, as the case may be and (b) suffered damage as a result of such reliance.

“FY2022 Contribution Margin Percentage” has the meaning referred to in Section 3.6(a)(i).

“FY2023 Contribution Margin Percentage” has the meaning referred to in Section 3.6(a)(ii).

“FY2022 Target Contribution Margin” means [Redacted.].

“FY2023 Target Contribution Margin” means [Redacted.].

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any nation or government, any foreign or domestic federal, state, provincial, county, municipal, local or other political instrumentality, commission, agency, authority or subdivision thereof and any foreign or domestic entity or body exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government or to the extent that the rules, regulations or Orders of such organization or authority have the force of Law, including any court, tribunal, judicial or arbitral body.

“Government Official” means (a) any official, officer, employee or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority; (b) any political party or party official or candidate for political office; or (c) any official, officer, employee, or any Person acting in an official capacity for or on behalf of, any company, business, enterprise or other entity owned (in whole or in substantial part), controlled by, or affiliated with, a Governmental Authority.

“Hazardous Substances” means any waste, material or other substance that is toxic, ignitable, reactive, corrosive, radioactive, caustic, or regulated, listed, defined or designated as a hazardous substance, contaminant, radioactive, toxic substance, toxic pollutant, hazardous waste, special waste, or pollutant, including petroleum, its derivatives, by-products and other hydrocarbons, poly-chlorinated bi-phenyls and asbestos regulated under, or that is the subject of, any Environmental Laws.

“Health Care Reform Laws” means the Patient Protection and Affordable Care Act, Pub. L. No. 111-148, the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152, and all regulations and guidance issued thereunder.

“Indebtedness” means and includes (a) any amounts owed as indebtedness for borrowed money (including, but not limited to, the PPI Notes and the Bank Midwest Loans); (b) any payment obligation evidenced by any Contract, indenture, note, bond, mortgage or other instrument relating to the borrowing of money (including any unpaid principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, reimbursements, indemnities and all other amounts payable in connection therewith), whether or not current, short-term or long-term, secured or unsecured, or any guarantee thereof; (c) any guarantee or other contingent Liability in respect of any indebtedness or obligation of any Person, including all capital leases and all noncurrent Liabilities (other than the endorsement of negotiable instruments for deposit or collection in the ordinary course of business); (d) amounts owing as deferred purchase price for property or services, including all notes, non-compete payments, holdback payments and “earn out” payments (including the maximum potential amount payable with respect to earn outs or deferred purchase price), whether or not matured; (e) payment obligations due and owing under any interest rate, currency or other hedging agreement; (f) obligations under any performance bond or letter of credit (whether drawn or undrawn); (g) indebtedness secured by a Lien on assets of such Person; (h) obligations or commitments to repay deposits or other amounts advanced by, and owing to, third parties; (i) any indebtedness created or arising under any purchase money mortgage or other purchase money Lien or conditional sale or other title retention agreement with respect to property acquired (even though the right and remedies of the Person or lender under such agreement in the event of default are limited to repossession or sale of such property); (j) any obligation representing accrued bonuses as of the Closing or other bonus compensation, deferred compensation (or payment in the nature of deferred compensation), severance to the extent unpaid and owed to DERMAdoctor employees as of the Closing Date; (k) any obligation on account of any underfunded benefit plans or retirement or pension plans; (l) any Liability with respect to profits interests, options, restricted units or other equity incentive or phantom interests arrangements; (m) any Liability for any repurchase obligation or distribution with respect to any equity interest of DERMAdoctor; (n) accounts payable that have not been paid within sixty (60) days of the earlier of their due date or the billing date and are not being contested (including, but not limited to, credit card balances); (o) guarantees with respect to any indebtedness of any other Person of a type described in subclauses (a) through (o) above; and (p) all principal, accrued and unpaid interest, premiums, payments or other penalties, make whole payments or premiums, redemption costs, fees, costs, expenses, and other charges in respect of the foregoing, including any payroll or withholding Taxes with respect thereto. It is acknowledged and agreed that Indebtedness shall be calculated without duplication of any amount included in Transaction Expenses.

“Indemnified Party” means and refers to a party that has the right under Article 10 to seek indemnification from an Indemnifying Party.

“Indemnifying Party” means and refers to a party that has the obligation under Article 10 to indemnify an Indemnified Party.

“Interim Financial Statements” has the meaning referred to in Section 4.6.

“Interim Period” means the period beginning on the Effective Date and ending on the earlier of (a) the Closing and (b) the termination of this Agreement.

“International Trade Laws” means any of the following: (a) any Laws concerning importation into the United States; and (b) any Laws concerning the exportation, or re-exportation, or transfer of products and services (including technology and software), including the Arms Export Control Act (22 U.S.C. § 2778) and the International Traffic in Arms Regulations (ITAR) (22 C.F.R. §§ 120 et seq.), the Export Administration Regulations (15 C.F.R. §§ 730 et seq.) and the Export Control Reform Act of 2018 (ECRA), the International Emergency Economic Powers Act (IEEPA), as amended, the Trading with the Enemy Act (TWEA) and other U.S. sanctions laws, sanctions administered by the U.S. Department of State and the sanctions implemented by the Office of Foreign Assets Controls and all similar Laws of any other jurisdiction in which DERMAdoctor conducts operations.

“IP Assignment Agreement” has the meaning referred to in Section 3.4(d).

“Knowledge” means, with respect to any particular matter, (a) with respect to DERMAdoctor, the actual or constructive knowledge of Jeff Kunin or Audrey Kunin after reasonable inquiry; (b) with respect to Papillon, the actual or constructive knowledge of Jeff Kunin or Audrey Kunin after reasonable inquiry; (c) with respect to MGP, the actual or constructive knowledge of John Mickelson after reasonable inquiry; (d) with respect to the Founders, the actual or constructive knowledge of Jeff Kunin or Audrey Kunin after reasonable inquiry; and (e) with respect to NovaBay, the actual knowledge of Justin Hall or Andrew Jones after reasonable inquiry.

“Kunin Publicity Rights” means the name, image, likeness, voice, personal history and other aspects of the persona and identity of Audrey Kunin as used in the Business, as conducted or contemplated to be conducted.

“Laws” mean (a) all constitutions, treaties, laws, statutes, codes, regulations, ordinances, Orders, decrees, rules, regulation, common law or other requirements with similar effect of any Governmental Authority; (b) all judgments, Orders, writs, injunctions, decisions, rulings, decrees and awards of any Governmental Authority, and generally accepted industry standards, including PCI-DSS and the Digital Advertising Alliance; and (c) all provisions of the foregoing, in each case binding on or affecting the Person referred to in the context in which such word is used.

“Liability” or “Liabilities” means any and all debts, liabilities and obligations, of whatever kind or nature, primary or secondary, direct or indirect, whether accrued, unaccrued or fixed, known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured or determined or determinable or otherwise. For the avoidance of doubt, Liability shall include tax deferrals pursuant to Section 4.27(l).

“Lien” means any lien, statutory or otherwise, option, condition, equitable interest, security interest, mortgage, hypothec, deed of trust, priority, pledge, charge, collateral assignments, claim, community property interest, conditional sale, title retention agreement or arrangements, financing lease, easement, encroachment, right of way, right of first refusal, restriction or encumbrance of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership or title, or similar right of others, or any agreement to give any of the foregoing.

“Losses” shall mean any and all Liabilities, losses, damages, demands, assessments, claims, costs and expenses (including interest, awards, judgments, penalties, settlements, fines, costs of remediation, diminutions in value, costs (including costs of enforcement of this Agreement, and costs of investigation or defense of Third-Party Claims) and expenses incurred in connection with investigating and defending any claims or causes of action and amounts paid in settlement (in each case, including reasonable attorneys’ fees and expenses and all fees and expenses of consultants and other professionals)).

“Marketing Expense” means any marketing-related expenses incurred in the ordinary course of DERMAdoctor’s business in connection with the Business Products and categorized as a marketing-related expense at NovaBay’s reasonable discretion, which shall include, but not be limited to, direct costs incurred to develop marketing and advertising strategy, branding, advertising content and advertising creative; the cost of ad placement agencies; the cost of other marketing consultants and freelancers; the cost of product samples; co-op marketing costs not offset against Total Net Sales in accordance with GAAP; and commissions of influencers and other social media referrals, in each case, directly related to the sale and marketing of the Business Products. For the avoidance of doubt, Marketing Expenses may include a portion of marketing costs shared with NovaBay to the extent such costs are directly attributable to, or incurred in connection with, costs of marketing the Business Products (provided that any Marketing Expense outside of the ordinary course of business of DERMAdoctor shall be mutually agreed to by the Founders and NovaBay) but shall not include any compensation payable to any employees (including in the form of salary, benefits or bonuses) of DERMAdoctor, NovaBay or any of their Affiliates.

“Material Adverse Effect” means any result, fact, event, change, development, effect, condition, circumstance or occurrence, or related series thereof, that, individually or in the aggregate, results in or could reasonably be expected to result in, a material adverse effect upon: (a) the business, operations, properties, assets, Liabilities, capitalization, Contracts or condition (financial or otherwise) or results of operations of DERMAdoctor or (b) the ability of the Sellers to consummate the Contemplated Transactions, whether individually or taken as a whole; provided, however, no change (by itself or when aggregated or taken together with any and all other changes) to the extent resulting from or arising out of any of the following shall be deemed to be or constitute a “Material Adverse Effect”: (i) any change in the general economic conditions (or changes in such conditions) in the United States of America, or conditions in the global economy generally; (ii) any change in the general conditions (or changes in such conditions) affecting the industries in which the applicable party conducts business, including the ongoing impact of COVID-19; (iii) any act of terrorism, war (whether declared or otherwise, and including the worsening or escalation of any pre-existing conflict), national or international calamity, natural disaster and other force majeure events in the United States of America or any other country or region in the world where the party has operations; (iv) any change in GAAP or other applicable accounting principles, or the interpretation thereof; (v)  any changes or disruptions in currency exchange rates; (vi) any changes resulting from, arising out of or relating to the execution or announcement of this Agreement (excluding the impact thereof on material relationships with customers of DERMAdoctor (including, but not limited to, Costco), or any of its material suppliers, lenders, vendors, joint venture participants, employees and manufacturers) or the taking or not taking of any actions at the request of NovaBay or any of its Affiliates (including any act for which the Consent of NovaBay is required pursuant to this Agreement and as to which NovaBay has withheld its consent); or (vii) the failure or inability of DERMAdoctor to meet any projections, forecasts or estimates of revenues or earnings, unless any such change described in clauses (i) through (v) materially disproportionately affects the applicable party, taken as a whole, as compared to other companies operating in the same industry as the applicable party.

“Material Unregistered Business Intellectual Property Rights” means all Business Intellectual Property Rights, which are necessary to or used in the operation of the Business as it is currently planned or contemplated to be conducted by DERMAdoctor that are (a) owned by, purported to be owned by or exclusively licensed to, the Founders, Papillon or DERMAdoctor and (b) have not been registered with any Governmental Authority or comparable entity in any jurisdiction.

“Maximum Earn Out Payment” has the meaning referred to in Section 3.6(a)(i).

“Membership Units” has the meaning referred to in the recitals.

“MGP” has the meaning referred to in the preamble.

“MGP Parties” has the meaning referred to in Section 7.7(a).

“Negotiation Period” has the meaning referred to in Section 3.5(d)(iii).

“Non-Competition Period” has the meaning referred to in Section 7.7(a).

“Non-Threshold Indemnifications” has the meaning referred to in Section 10.2(f)(ii).

“Notice of Disagreement” has the meaning referred to in Section 3.5(d)(ii).

“NovaBay” has the meaning referred to in the preamble.

“NovaBay Indemnitees” has the meaning referred to in Section 10.2(b)(i).

“NovaBay Participating Claim” has the meaning referred to in Section 7.6(e)(ii).

“Order” means any judgment, order, injunction, decree, award, settlement, or writ of any Governmental Authority.

“Original Operating Agreement” has the meaning referred to in Section 8.5.

“Outside Date” has the meaning referred to in Section 9.1(a).

“Papillon” has the meaning referred to in the preamble.

“Permitted Encumbrance” means any (a) mechanics’, materialmens’ and similar Liens with respect to amounts not yet due and payable and that arose or were incurred in the ordinary course of business; (b) Liens for Taxes not yet due and payable or the validity of which is being contested in good faith by appropriate Proceedings and in respect of which reasonable reserves are maintained in accordance with GAAP that are set forth on the Disclosure Schedules; (c) Liens securing rental payments under capital lease arrangements that are described on the Disclosure Schedules; (d) restriction on transfer arising under applicable securities Law; and (e) in the case of real property, any matters, restrictions, covenants, conditions, limitations, rights, rights of way, encumbrances, encroachments, reservations, easements, agreements and other matters of record which are stated in the real property records or which would be disclosed by an accurate survey or inspection of the property would reveal, and the provisions of any Law.

“Person” means any individual, person, general partnership, limited partnership, limited liability partnership, limited liability company, unlimited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust or foreign business organization, or Governmental Authority, and the heirs, executors, administrators, legal representatives, successors and assigns of the “Person” when the context so permits.

“Personal Data” means, in addition to all information defined or described by DERMAdoctor as “personal information,” “personally identifiable information,” “PII,” or any similar term in any DERMAdoctor Privacy Policy or other public-facing statement: (a) a natural Person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number, biometric identifiers, or any other piece of information that alone or in combination with other information directly or indirectly collected, held, or otherwise processed by or for DERMAdoctor allows the identification or location of, or contact with, or relates to, describes, or is capable of being associated with a natural Person, household, computer or other device; (b) information that is governed, regulated or protected by one or more Privacy Legal Requirements; and (c) any information that is associated, directly or indirectly (by, for example, records linked via unique keys), with any of the foregoing.

“Personal Property” has the meaning referred to in Section 4.16.

“Post-Closing Income Tax Returns” has the meaning referred to in Section 7.6(a)(ii).

“Post-Closing Tax Returns” has the meaning referred to in Section 7.6(a)(ii).

“PPI Notes” means DERMAdoctor’s Promissory Note, dated November 8, 2016, with Papillon for a principal aggregate amount of [Redacted.] and DERMAdoctor’s Promissory Note, dated July 17, 2017, with Papillon for a remaining principal aggregate amount of [Redacted.].

“Pre-Closing Tax Periods” means any taxable period ending on or before the Closing Date.

“Privacy Legal Requirement” means an applicable Law, standard, rule, requirement, code, principle, guideline, or policy of a self-regulatory organization, including the following Laws and their implementing regulations or regulatory guidance: the General Data Protection Regulation (EU) 2016/679, the Federal Trade Commission Act, the Wiretap Act, the Telephone Consumer Protection Act, the CAN-SPAM Act, the California Consumer Privacy Act, the Nevada Privacy of Information Collected on the Internet from Consumers Act, state data security Laws, state data breach notification Laws, any applicable Laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording, and any applicable published industry best practice or other standard, rule, requirement, code, principle, or policy (including the PCI DSS, other requirements of payment card brands and payment networks, and all standards, rules, requirements, codes, principles, and policies of Digital Advertising Next, the Interactive Advertising Bureau, the Network Advertising Initiative, the Digital Advertising Alliance, the European Digital Advertising Alliance, the Digital Advertising Alliance of Canada and their respective Affiliates, respectively) or contractual requirement (including requirements for website and mobile application privacy policies and practices), as any of the foregoing may in each case be or have been amended from time to time, relating to: (a) privacy or restrictions or obligations related to the receipt, collection, compilation, use, disclosure, transfer, transmission, storage, hosting, disposal, registration (or filing with applicable authorities), destruction, retention, interception or other processing of, or the security or breach notification of, Personal Data; (b) online advertising (including online behavioral advertising and interest-based advertising); (c) direct marketing (including outbound calling and text messaging, telemarketing, and email marketing), consumer communications, or consumer protection; or (d) penalties and compliance with orders, including Laws prohibiting unfair, deceptive, or abusive competition or trade practices.

“Proceeding” means any action, arbitration, audit, claim, demand, hearing, investigation, litigation, proceeding or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority.

“Product Cost of Goods Sold” means product cost of goods sold for the Business Products sold by DERMAdoctor and included in Total Net Sales as recognized in NovaBay’s Condensed and Consolidated Statements of Operations in accordance with GAAP. Product Cost of Goods Sold will exclude product cost of goods sold from NovaBay products (including any CelleRx branded products) and product cost of goods sold which is eliminated in NovaBay’s Condensed and Consolidated Statements of Operations.

“Product Recall” means any (a) directive, Order or other action by any Governmental Authority requiring or having the effect of requiring that any product manufactured, distributed or sold by DERMAdoctor be recalled; or (b) voluntary recall of any product manufactured, distributed or sold by DERMAdoctor.

“Proposals” has the meaning referred to in Section 4.15(b).

“Proposed Tax Allocation Statement” has the meaning referred to in Section 7.6(g).

“Pro Rata Portion” means, with respect to each Seller, (a) the quotient of one divided by the total number of issued and outstanding Membership Units in DERMAdoctor immediately prior to Closing (i.e., 1,000,000 Membership Units) (b) multiplied by the number of Membership Units owned by each Seller (i.e., 177,616.12 Membership Units and 822,383.88 Membership Units held by MGP and Papillon, respectively).

“Purchase Price” has the meaning referred to in Section 3.2.

“Real Property Interests” has the meaning referred to in Section 4.14(a).

“Releasing Parties” has the meaning referred to in Section 7.8(a).

“Releasees” has the meaning referred to in Section 7.8(a)(i).

“Review Period” has the meaning referred to in Section 3.6(b)(ii).

“Schedule” as used in this Agreement together with a numerical designation, means a schedule attached hereto, including those schedules contained in the Disclosure Schedules of even date herewith delivered by DERMAdoctor, the Founders and/or the Sellers in connection with the execution and delivery of this Agreement (the “Disclosure Schedules”).

“Securities Act” has the meaning referred to in Section 4.36.

“Sellers” has the meaning referred to in the preamble.

“Social Media Account Names” means any account name(s), user name(s), nickname(s), display name(s), handle(s), and other identifiers registered, used or held for use by or for DERMAdoctor with respect to a Social Media Account.

“Social Media Accounts” means all accounts, profiles, pages, feeds, registrations and other presences on or in connection with any social media, gaming, crowdsourcing or social networking or content-sharing website, application or online service.

“Seller Indemnitees” has the meaning referred to in Section 10.2(a)(i).

“Side Letter” means an agreement between NovaBay and Audrey Kunin regarding the conditions and timing as to the appointment of Audrey Kunin to NovaBay’s Board of Directors.

“Stockholder Approval” has the meaning referred to in Section 7.1(d)(i).

“Subsidiary” or “Subsidiaries” means and refers to any corporation, limited liability company, partnership, association or other business entity of which more than fifty (50) percent of the issued and outstanding shares of capital stock, equity interests or membership interests is owned or controlled, directly or indirectly, by DERMAdoctor or NovaBay, as the case may be, and in which DERMAdoctor or NovaBay, as the case may be, has the power, directly or indirectly, to elect a majority of the directors or managers or to appoint the general partners.

“Survival Date” has the meaning referred to in Section 10.1(a).

“Surviving Representations” has the meaning referred to in Section 10.1(a).

“Tax” or “Taxes” means all (a) taxes, charges, withholdings, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever in the nature of taxes imposed by any United States federal, state, local or foreign or other Governmental Authority (including those related to income, net income, gross income, receipts, capital, windfall profit, severance, property (real and personal), production, sales, goods and services, use, business and occupation, license, excise, registration, franchise, employment, payroll (including social security contributions), deductions at source, withholding, alternative or add-on minimum, intangibles, ad valorem, transfer, gains, stamp, customs, duties, estimated, transaction, title, capital, paid-up capital, profits, premium, value added, recording, inventory and merchandise, business privilege, federal highway use, commercial rent or environmental tax), or other charge in the nature of a tax; (b) interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with (i) any item described in clause (a) or (ii) the failure to comply with any requirement imposed with respect to any Tax Return; and (c) Liability in respect of any items described in clause (a) and/or (b) payable by reason of Contract, assumption, transferee, successor or similar Liability, operation of Law (including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local, or foreign Law)) or otherwise.

“Tax Claim” has the meaning referred to in Section 7.6(e)(i).

“Tax Return” means any return, report, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, claim for refund, amended return and declaration of estimated Tax) that has been or is required to be filed with any Taxing Authority or that has been or is required to be furnished to any Taxing Authority in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxing Authority” means any Governmental Authority, or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

“Termination Fee” means One Hundred Twenty Thousand Dollars ($120,000).

“Third-Party Claims” means a claim made by an Indemnified Party against an Indemnifying Party in connection with any third party Proceeding made upon the Indemnified Party for which the Indemnified Party may seek indemnification from the Indemnifying Party under the terms of this Agreement, except that for purposes of Section 10.2(c) the term shall not include claims for Taxes made by a Governmental Authority.

“Third Party Proposal” has the meaning referred to in Section 7.3.

“Total Net Sales” shall mean net sales or net revenue resulting from the Business Products and recognized in NovaBay’s Condensed and Consolidated Statements of Operations in accordance with GAAP. Total Net Sales will exclude net sales or net revenue from NovaBay products (including any CelleRx branded products) and net sales or net revenue which is eliminated in NovaBay’s Condensed and Consolidated Statements of Operations.

“Transaction Documents” means all instruments, documents and agreements executed or delivered in connection with the Contemplated Transactions, including, but not limited to, this Agreement and the Escrow Agreement.

“Transaction Expenses” means (a) all expenses of the Sellers, the Founders and DERMAdoctor incurred or to be incurred prior to or through the Closing in connection with the preparation, negotiation, execution and consummation of this Agreement, the other Transaction Documents and the Contemplated Transactions, including the Closing, that have not been paid as of the Closing, including all brokerage commissions, fees, expenses and disbursements, and all fees, costs and disbursements of investment bankers, financial advisors, attorneys, accountants, and other advisors and service providers payable by the Sellers, the Founders and DERMAdoctor; (b) any change of control, severance, transaction bonus or similar payments that become payable by DERMAdoctor as a result of the execution of this Agreement or the consummation of the Contemplated Transactions, together with the employer portion of any payroll or employment Taxes attributable to the payment of such amounts and any related matching contributions required to be made under any applicable retirement plans by DERMAdoctor in respect thereof; (c) any accrued and unpaid management fees, monitoring fees or other similar fees payable by DERMAdoctor; and (d) any exit fees payable by DERMAdoctor in conjunction with the consummation of the Contemplated Transactions. For the avoidance of doubt, the Change of Control Payments are the express obligation of Papillon and therefore not included in (b) above.

“Transferred Business IP” has the meaning referred to in Section 7.13(a).

“Updated Disclosure Schedule” has the meaning referred to in Section 7.10(b).

“User Content” means text, audio, video, images, comments, questions, podcasts, and other communications, information or content submitted or posted by a user of any DERMAdoctor website or Social Media Account and hosted, displayed or otherwise made available on or in any DERMAdoctor website or Social Media Account.

“Year 1 Earn Out Period” means the period from January 1, 2022 through December 31, 2022.

“Year 2 Earn Out Period” means the period from January 1, 2023 through December 31, 2023.